Filed Pursuant to Rule 424(b)(3)

Registration No. 333-106954

333-106954-01

333-106954-02

333-106954-03

PROSPECTUS

Lyondell Chemical Company

Offer to Exchange

$325,000,000

Registered

10 1/2% Senior Secured Notes due 2013

for

Outstanding Unregistered

10 1/2% Senior Secured Notes due 2013

The new notes:

•	will be freely tradeable;

•	are otherwise substantially identical to the outstanding unregistered notes issued on May 20, 2003;

•	will accrue interest at 10 1/2% per annum, payable semiannually in arrears on each June 1 and December 1, beginning December 1, 2003;

•	will be secured and will rank equally with outstanding unregistered notes that are not exchanged;

•	will not be listed on any securities exchange or on any automated dealer quotation system, but may be sold in the over-the-counter market, in negotiated transactions or through a combination of those methods; and

•	will be guaranteed by our subsidiaries Lyondell Chemical Nederland, Ltd., ARCO Chemical Technology, Inc. and ARCO Chemical Technology, L.P.

The exchange offer:

•	expires at 5:00 p.m., New York City time, on August 28, 2003, unless extended; and

•	is not conditioned on any minimum aggregate principal amount of notes being tendered.

In addition, you should note that:

•	all outstanding unregistered notes issued on May 20, 2003 that are validly tendered and not validly withdrawn will be exchanged for an equal principal amount of new notes that are registered under the Securities Act of 1933;

•	tenders may be withdrawn any time before the expiration of the exchange offer;

•	the exchange of notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes; and

•	the exchange offer is subject to customary conditions, which we may waive in our sole discretion.

You should consider carefully the risk factors beginning on page 12 of this prospectus before participating in the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the new notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 25, 2003.

This prospectus incorporates important business and financial information about us from documents that are not included in or delivered with this prospectus. This information is available to holders of the outstanding notes and new notes without charge upon written or oral request. You can obtain documents described in this prospectus or incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address and telephone number:

Lyondell Chemical Company

1221 McKinney, Suite 700

Houston, Texas 77010

Telephone: (713) 652-4590

Attention: Investor Relations

To obtain timely delivery of any of our filings, agreements or other documents, you must make your request to us no later than August 15, 2003. The exchange offer will expire at 5:00 p.m., New York City time, on August 28, 2003. The exchange offer can be extended by us in our sole discretion, but we currently do not intend to extend the expiration date. See the caption “The Exchange Offer” for more detailed information.

MARKET, RANKING AND INDUSTRY DATA

The data included or incorporated by reference in this prospectus regarding markets and ranking, including the size of certain markets and our position and the position of our competitors within these markets, are based on independent industry publications, reports from government agencies or other published industry sources and our estimates. Our estimates are based on information obtained from our customers, distributors, suppliers, trade and business organizations and other contacts in the markets in which we operate and our management’s knowledge and experience. We believe these estimates to be accurate as of the date of the document in which the estimates were made or as of the date specified in such document. However, this information may prove to be inaccurate because of the methods by which we obtained some of the data for our estimates or because this information cannot always be verified with complete certainty due to the limits on availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in a survey of market size.

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NON-GAAP FINANCIAL MEASURES

The body of generally accepted accounting principles is commonly referred to as “GAAP.” For this purpose, a non-GAAP financial measure is generally defined by the SEC as one that purports to measure historical or future financial performance, financial position or cash flows but excludes or includes amounts that would not be so adjusted in the most comparable U.S. GAAP measure. From time to time we disclose so-called non-GAAP financial measures, primarily EBITDA, or earnings before interest, taxes and depreciation and amortization of long-lived assets, as well as proportionate share data for us and our joint ventures. The non-GAAP financial measures described herein are not a substitute for the GAAP measures of earnings, for which management has responsibility.

EBITDA is a key measure used by the banking and high-yield investing communities in their evaluation of economic performance. Accordingly, management believes that disclosure of EBITDA provides useful information to investors because it is frequently cited by financial analysts in evaluating companies’ performance and it is a key measure in the calculation of financial covenants contained in our credit facility and the indentures governing our senior debt. Management believes that inclusion of EBITDA in certain disclosures is useful because it increases the visibility of this component of the covenant analysis to an investor. Additionally, multiples of EBITDA are one measure of the indicated fair value of certain long-lived assets. For example, we used the multiples-of-EBITDA approach in evaluating our goodwill for impairment.

We also report proportionate share data for us and our joint ventures. The joint ventures are not consolidated, but accounted for by the equity method of accounting. Accordingly, in our financial statements investors only see a single line item – investments – for the joint ventures in the balance sheet and one line item – equity income from joint venture investments – in the income statement. As such, investors may not get a true appreciation of the magnitude of certain operating and financial data for us and our joint ventures and the scope of their business activities. Management believes that reporting proportionate share data may give investors a more complete picture of the size and scope of the operating activities of us and our joint ventures.

We also periodically report adjusted net income (loss) or adjusted EBITDA, excluding specified items that are unusual in nature or not comparable from period to period and that are included in GAAP measures of earnings. Management believes that excluding these items generally helps investors compare operating performance between two periods. Such adjusted data is not reported without an explanation of the items that are excluded.

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WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at www.sec.gov. You may read and copy any document we file at the SEC’s public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. In addition, because our common stock is listed on the New York Stock Exchange, reports and other information concerning us can also be inspected at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005. Our SEC filings are also available free of charge from our web site at www.lyondell.com. Information contained on our web site or any other web site is not incorporated into this prospectus and does not constitute a part of this prospectus.

We are incorporating by reference into this prospectus information we file with the SEC, which means that it is disclosing important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information in this prospectus.

We are incorporating by reference the documents listed below and any future filings made with the SEC (file no. 1-10145) under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (other than Current Reports furnished under Item 9 or Item 12 of Form 8-K) until the exchange offer expires or is terminated.

(1) Annual Report on Form 10-K	Year ended December 31, 2002
(2) Current Reports on Form 8-K	Filed on March 14, 2003, April 1, 2003, May 14, 2003 and May 16, 2003
(3) Quarterly Report on Form 10-Q	Filed on May 9, 2003

You may request a copy of these filings (excluding exhibits), at no cost, by writing or telephoning us at the following address:

Lyondell Chemical Company

1221 McKinney, Suite 700

Houston, Texas 77010

Telephone: (713) 652-4590

Attention: Investor Relations

Whether or not required by the rules and regulations of the SEC, as long as any notes are outstanding, we have agreed to furnish to the Trustee and to the holders of the notes:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if Lyondell were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report thereon by our certified independent accountants; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if we were required to file such reports.

In addition, whether or not required by the rules and regulations of the SEC, we will file a copy of all such information and reports with the SEC for public availability.

In addition, whether or not required by the rules and regulations of the SEC, Lyondell will file a copy of all such information and reports with the SEC for public availability and make such information available to securities analysts and prospective investors upon request.

In addition, Lyondell has agreed that, for so long as any unregistered notes remain outstanding, it will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act. Any such request and requests for the agreements summarized herein should be directed to the address referred to above.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus or incorporated by reference into this prospectus. You should read the entire prospectus, including “Risk Factors” and the information incorporated by reference into this prospectus, before deciding whether to participate in the exchange offer.

Our Business

We are a global chemical company. We manufacture and market a variety of intermediate and performance chemicals, including propylene oxide and its derivatives, propylene glycol, propylene glycol ethers and butanediol, co-products styrene monomer and tertiary butyl alcohol and its derivative, methyl tertiary butyl ether (MTBE), as well as toluene diisocyanate and methanol, which are collectively known as our intermediate chemicals and derivatives business.

We own 70.5 percent of Equistar Chemicals, LP, a Delaware limited partnership (Equistar), which operates petrochemicals and polymers businesses. Millenium Chemicals Inc. owns the remaining 29.5 percent of Equistar. Equistar’s petrochemicals business manufactures and markets olefins, oxygenated products, aromatics and specialty products. Equistar’s olefins include ethylene, propylene and butadiene, and its oxygenated products include ethylene oxide and its derivatives, ethylene glycol, ethanol and MTBE. Equistar’s aromatics include benzene and toluene. Equistar’s polymers business manufactures and markets polyolefins, including high density polyethylene, low density polyethylene, linear low density polyethylene, polypropylene and performance polymers. Equistar’s performance polymers include enhanced grades of polyethylene, such as wire and cable insulating resins, and polymeric powders.

We also own 58.75 percent of LYONDELL-CITGO Refining LP, a Delaware limited partnership (LCR), which produces refined petroleum products, including gasoline, low sulfur diesel, jet fuel, aromatics and lubricants. LCR sells its principal refined products primarily to CITGO Petroleum Corporation, which owns the remaining 41.25 percent of LCR.

In this prospectus, we refer to Lyondell, its wholly owned and majority owned subsidiaries, and its ownership interest in equity affiliates as “we” or “us,” unless we specifically state otherwise or the context indicates otherwise.

Lyondell is a Delaware corporation with principal executive offices located at 1221 McKinney Street, Suite 700, Houston, Texas 77010 (Telephone: (713) 652-7200).

Lyondell Chemical Nederland, Ltd., ARCO Chemical Technology, Inc. and ARCO Chemical Technology, L.P. will jointly and severally and unconditionally guarantee our payment of obligations under the new notes offered by this prospectus. Lyondell Chemical Nederland, Ltd. and ARCO Chemical Technology, Inc. are both Delaware corporations and ARCO Chemical Technology, L.P. is a Delaware limited partnership. The subsidiary guarantors have principal executive offices located at c/o Lyondell Chemical Company, 1221 McKinney Street, Suite 700, Houston, Texas 77010 (Telephone: (713) 652-7200).

Summary of the Exchange Offer

On May 20, 2003, we completed a private offering of $325 million of 10 1/2% senior secured notes due 2013, which we refer to as the “outstanding notes” or the “outstanding unregistered notes” in this prospectus. We are now offering to exchange registered and freely tradeable notes with substantially identical terms as your outstanding notes, which we refer to as the “new notes” in this prospectus, in exchange for properly tendered outstanding notes.

This prospectus and the accompanying documents contain detailed information about us, the new notes and the exchange offer. You should read the discussion under the heading “The Exchange Offer” for further information regarding the exchange offer and resale of the new notes. You should read the discussion under the headings “—Summary of the Terms of the New Notes” and “Description of New Notes” for further information regarding the new notes.

The Exchange Offer

We are offering to issue to you new registered 10 1/2% senior secured notes due 2013 without transfer restrictions or registration rights in exchange for your outstanding unregistered 10 1/2% senior secured notes due 2013.

Expiration Date

Unless sooner terminated, the exchange offer will expire at 5:00 p.m., New York City time, on August 28, 2003, or at a later date and time to which we extend it. We do not currently intend to extend the expiration date.

Conditions to the Exchange Offer

We will not be required to accept outstanding notes for exchange if the exchange offer would violate applicable law or if any legal action has been instituted or threatened that would impair our ability to proceed with the exchange offer. The exchange offer is not conditioned on any minimum aggregate principal amount of outstanding notes being tendered. The exchange offer is subject to customary conditions, which we may waive in our sole discretion. Please read the section “The Exchange Offer—Conditions to the Exchange Offer” for more information regarding the conditions to the exchange offer.

Procedures for Tendering Outstanding Notes.

If you wish to participate in the exchange offer, you must complete, sign and date the letter of transmittal and mail or deliver the letter of transmittal, together with your outstanding notes, to the exchange agent prior to the expiration date. If your outstanding notes are held through The Depository Trust Company, or DTC, you may deliver your outstanding notes by book-entry transfer.

In the alternative, if your outstanding notes are held through DTC and you wish to participate in the exchange offer, you may do so through the automated tender offer program of DTC. If you tender under this program, you will agree to be bound by the letter of transmittal that we are providing with this prospectus as though you had signed the letter of transmittal.

By signing or agreeing to be bound by the letter of transmittal, you will represent to us, among other things, that:

•	you are not our “affiliate,” as defined in Rule 405 of the Securities Act of 1933, or a broker-dealer tendering outstanding notes acquired directly from us for your own account;

•	if you are not a broker-dealer or are a broker-dealer but will not receive new notes for your own account, you are not engaged in and do not intend to participate in a distribution of the new notes;

•	you have no arrangement or understanding with any person to participate in the distribution of the new notes or the outstanding notes within the meaning of the Securities Act;

•	any new notes you receive will be acquired in the ordinary course of your business; and

•	if you are a broker-dealer that will receive new notes for your own account in exchange for outstanding notes, those outstanding notes were acquired as a result of market-making activities or other trading activities, and you will deliver a prospectus, as required by law, in connection with any resale of those new notes.

Please see “The Exchange Offer—Purpose and Effect of the Exchange Offer” and “The Exchange Offer—Your Representations to Us.”

Withdrawal Rights	You may withdraw outstanding notes that have been tendered at any time prior to the expiration date by delivering a written or facsimile withdrawal notice to the exchange agent.

Procedures for Beneficial Owners

Only a registered holder of the outstanding notes may tender in the exchange offer. If you beneficially own outstanding notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your outstanding notes in the exchange offer, you should promptly contact the registered holder and instruct it to tender the outstanding notes on your behalf.

If you wish to tender your outstanding notes on your own behalf, you must either arrange to have your outstanding notes registered in your name or obtain a properly completed bond power from the registered holder before completing and executing the letter of transmittal and delivering your outstanding notes. The transfer of registered ownership may take considerable time.

Guaranteed Delivery Procedures

If you wish to tender your outstanding notes and cannot comply before the expiration date with the requirement to deliver the letter of transmittal and notes or use the applicable procedures under the automated tender offer program of DTC, you must tender your outstanding notes according to the guaranteed delivery procedures described in “The Exchange Offer—Guaranteed Delivery Procedures”. If you tender using the guaranteed delivery procedures, the exchange agent must receive the properly completed and executed letter of transmittal or facsimile thereof, together with your outstanding notes or a book-entry confirmation and any other documents required by the letter of transmittal, within three New York Stock Exchange trading days after the expiration date.

Consequences of Failure to Exchange Your Notes

If you do not exchange your outstanding notes in the exchange offer, you will no longer be entitled to registration rights. You will not be able to offer or sell the outstanding notes unless they are later registered, sold pursuant to an exemption from registration or sold in a transaction not subject to the Securities Act or applicable state securities laws. Other than in connection with the exchange offer or as specified in the registration rights agreement, we are not obligated to, nor do we currently anticipate that we will, register the outstanding notes under the Securities Act. See “The Exchange Offer—Consequences of Failure to Exchange.”

U.S. Federal Income Tax Considerations

The exchange of new notes for outstanding notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes. For a discussion of additional U.S. federal income tax considerations to non-U.S. persons, please read “Certain United States Federal Income Tax Considerations for Non-U.S. Holders of Notes”.

Use of Proceeds	We will not receive any cash proceeds from the issuance of the new notes.

Plan of Distribution	All broker-dealers who receive new notes in the exchange offer have a prospectus delivery obligation.

Based on SEC no-action letters, broker-dealers who acquired their outstanding notes as a result of market-making or other trading activities may use this exchange offer prospectus, as supplemented or amended, in connection with the resales of the new notes. We have agreed to make this prospectus available to any broker-dealer delivering a prospectus as required by law in connection with resales of the notes for up to 180 days from the closing of the exchange offer.

Broker-dealers who acquired their outstanding notes from us may not rely on SEC staff interpretations in no-action letters. Broker-dealers who acquired the outstanding notes from us must comply with the registration and prospectus delivery requirements of the Securities Act, including being named as selling noteholders, in order to resell the outstanding notes or the new notes.

The Exchange Agent

We have appointed The Bank of New York as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent addressed as follows:

For Delivery by Mail, Overnight Delivery or by Hand:

The Bank of New York

101 Barclay Street

Floor 7 East

New York, NY 10286

Attn: Carolle Montreuil—Reorganization Unit

By Facsimile Transmission (for eligible institutions only):

(212) 298-1915

Attn: Carolle Montreuil

To Confirm Receipt:

(212) 815-5920

Summary of the Terms of the New Notes

The new notes will be freely tradeable and otherwise substantially identical to the outstanding notes, except that the new notes will not have registration rights. The new notes will evidence the same debt as the outstanding notes, and the outstanding notes and the new notes will be governed by the same indenture.

Issuer	Lyondell Chemical Company.

New Notes Offered	$325,000,000 principal amount of registered 10 1/2% Senior Secured Notes due 2013.

Maturity Date	The new notes will mature on June 1, 2013.

Interest Payment Dates	The new notes bear interest at an annual rate equal to 10 1/2%. Interest payments will be made semi-annually on each June 1 and December 1, beginning December 1, 2003.

Guarantees

The new notes will be unconditionally guaranteed by our subsidiaries Lyondell Chemical Nederland, Ltd., ARCO Chemical Technology, Inc. and ARCO Chemical Technology, L.P. The guarantees of the new notes will be general obligations of each guarantor and will rank equally with all existing and future unsubordinated debt of each guarantor. These subsidiaries are also guarantors of our obligations under our credit facility and under our existing senior secured notes and senior subordinated notes. You should read “Description of New Notes—Subsidiary Guarantees” for a description of the guarantees.

Collateral

The new notes will be secured by a lien equally and ratably with all secured debt outstanding under our credit facility and our existing senior secured notes and, with respect to certain of our manufacturing plants, the debentures that we assumed when we acquired ARCO Chemical Company, which we call the Lyondell debentures. The liens will constitute first-priority liens, subject to certain exceptions and permitted liens, on:

•	our personal property;

•	substantially all the equity interests of domestic subsidiaries directly owned by us and 65% of the stock of foreign subsidiaries directly owned by us;

•	the rights of certain of our subsidiaries to receive distributions from certain of our existing joint ventures in which they own equity interests and all the equity interests in such subsidiaries; and

•	mortgages on our facilities located in Pasadena (Bayport), Texas, Channelview, Texas and Lake Charles, Louisiana.

If and when the liens no longer secure our credit facility, the new notes, as well as the existing senior secured notes and the Lyondell debentures, will automatically cease to be secured by the liens. The liens would automatically terminate if the revolving loans and term loans under our credit facility were repaid in full and the related commitments terminated thereunder without being replaced with another secured facility. The liens that secure our credit facility would be released if such a release were approved by the requisite lenders under the credit facility, and the consent of the holders of the new notes would not be required for such a release. In addition, the collateral agent and Lyondell may amend the provisions of the security documents with the consent of the requisite lenders and without the consent of the holders of the new notes. The lenders under our credit facility will have the sole ability to control remedies (including any sale or liquidation after acceleration of the new notes or the debt under the credit facility) with respect to the collateral. See “Risk Factors—Risk Factors Relating to Our Debt and the New Notes—You may not be able to fully realize the value of your liens—The security for your benefit can be released without your consent.” You should read “Description of New Notes—Security” for a more complete description of the security granted to the holders of the new notes.

Ranking

The new notes will rank equally with the outstanding notes and all our existing and future unsecured senior debt and prior to all such debt to the extent of the value of the collateral available to the holders of the new notes, which collateral is shared by such holders on a ratable basis with the holders of our other senior secured debt, including the debt under the credit facility, debt under our existing senior secured notes and, with respect to the mortgages, the Lyondell debentures.

The new notes will also effectively rank junior to all liabilities of our subsidiaries that have not guaranteed the new notes and all liabilities of our joint ventures.

At March 31, 2003, after giving effect to the sale of the outstanding notes and the application of the net proceeds therefrom:

•	We and the guarantors would have had outstanding approximately $3.6 billion of unsubordinated debt that was secured by the same assets, including the new notes;

•	Our joint ventures, which have not guaranteed the new notes, would have had approximately $4.5 billion of outstanding total liabilities, excluding intercompany liabilities but including $2.9 billion of long-term debt, including current maturities, that are effectively senior to the new notes with respect to the assets of our joint ventures; and

•	Our subsidiaries that have not guaranteed the new notes would have had approximately $255 million of outstanding total liabilities, excluding intercompany liabilities but including $2 million of long-term debt, including current maturities, that are effectively senior to the new notes.

Optional Redemption	We may redeem any of the new notes at any time on or after June 1, 2008 at the redemption prices described in “Description of New Notes—Optional Redemption.”

Change of Control

Upon the occurrence of certain change of control events described in “Description of New Notes—Repurchase at the Option of Holders— Change of Control” you may require us to repurchase some or all of your notes at 101% of their principal amount, plus accrued interest. The occurrence of those events will impose similar repurchase requirements for our other senior secured notes and our senior subordinated notes and may also be an event of default under our credit facility. We cannot assure you that we will have sufficient resources to satisfy our repurchase obligation in such circumstances. You should read carefully the sections called “Risk Factors—Risk Factors Relating to Our Debt and the New Notes—We may not be able to repurchase your new notes upon a change of control” and “Description of New Notes.”

Covenants	The new notes will be issued under the same indenture as the outstanding notes. The indenture contains certain covenants limiting or prohibiting our ability and our subsidiaries’ ability to:

•	incur additional debt or issue subsidiary preferred stock;

•	increase dividends on our capital stock;

•	redeem or repurchase capital stock or repurchase subordinated debt;

•	engage in transactions with affiliates, except on an arm’s-length basis;

•	create liens or engage in sale and leaseback transactions;

•	make some types of investments and sell assets; and

•	consolidate or merge with, or sell substantially all our assets to, another person.

Certain of these covenants will no longer apply if the new notes are rated “BBB-” by Standard & Poor’s or “Baa3” by Moody’s, even if the new notes are subsequently downgraded to a lower rating. You should read “Description of New Notes—Certain Covenants” for a description of these covenants.

Risk Factors

You should carefully consider all the information set forth in this prospectus and, in particular, the specific factors in the section of this prospectus entitled “Risk Factors” for an explanation of certain risks of investing in the new notes.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following table presents our summary consolidated financial data. The historical financial data has been derived from our audited consolidated financial statements for the years ended December 31, 2000, 2001 and 2002 and from our unaudited consolidated financial statements for the three months ended March 31, 2002 and 2003. You should read this summary consolidated financial data in connection with the business and financial information contained in our Annual Report on Form 10-K and our Quarterly Report on Form 10-Q that are incorporated by reference in this prospectus, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes thereto.

	For the year ended December 31,			For the three months ended March 31,
	2000	2001	2002	2002	2003
	(in millions)
Income statement data:
Sales and other operating revenues	$4,003	$3,193	$3,262	$674	$989
Cost of sales	3,403	2,862	2,898	589	956
Selling, general and administrative and research and development	229	189	190	47	51
Income from equity investments	199	40	14	(21)	(83)
Net income (loss) (a)	437	(150)	(148)	(55)	(113)

Balance sheet data (at end of period):
Property, plant and equipment, net	2,429	2,293	2,369	2,265	2,364
Total assets	7,047	6,703	7,448	6,375	7,368
Total debt (b)	3,854	3,853	3,927	3,840	3,927
Total stockholders’ equity	1,145	749	1,179	654	1,094

Other financial data:
Depreciation and amortization	261	254	244	56	57
Capital expenditures (c)	104	68	22	11	9
Ratio of earnings to fixed charges (d)	2.0x	—	—	—	—

Notes to Summary Consolidated Financial Data

(a)    As a result of implementing Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, effective January 1, 2002, Lyondell’s pretax income in 2002 and subsequent years is favorably affected by $30 million annually because of the elimination of Lyondell’s goodwill amortization. The following table presents Lyondell’s results of operations for all periods presented as adjusted to eliminate goodwill amortization.

	For the year ended December 31,			For the three months ended March 31,
	2000	2001	2002	2002	2003
	Millions of dollars, except per share data
Reported net income (loss)	$437	$(150)	$(148)	$(55)	$(113)
Add back: goodwill amortization, net of tax	23	22	—	—	—

Adjusted net income (loss)	$460	$(128)	$(148)	$(55)	$(113)

Diluted earnings per share: (1)
Reported net income (loss)	$3.71	$(1.28)	$(1.10)	$(.47)	$(.70)
Add back: goodwill amortization, net of tax	.20	.19	—	—	—

Adjusted net income (loss)	$3.91	$(1.09)	$(1.10)	$(.47)	$(.70)

(1)	Basic and diluted earnings (loss) per share are the same in all years except that basic earnings per share in 2000 are higher by $0.01.

(b)    Does not include $2.9 billion in joint venture debt as of March 31, 2003, $300 million of which is Equistar debt for which Lyondell is a guarantor and $30 million for which Lyondell is a co-obligor.

(c)    In addition, Lyondell made contributions to the PO-11 joint venture to fund capital projects of $110 million for 2001, $55 million for 2002, $12 million for the three months ended March 31, 2002 and $27 million for the three months ended March 31, 2003.

(d)    The ratio of earnings to fixed charges is computed by dividing earnings available for fixed charges by fixed charges. Earnings available for fixed charges consist of earnings before income taxes plus fixed charges, less capitalized interest. Fixed charges consist of interest, whether expensed or capitalized, and the portion of operating lease rental expense that represents the interest factor. In 2001 and 2002, earnings were insufficient to cover fixed charges by $224 million and $201 million, respectively. In the first quarters of 2002 and 2003, earnings were insufficient to cover fixed charges by $75 million and $170 million, respectively.

RISK FACTORS

There are many risks that may affect your investment in the new notes. Some of these risks, but not all of them, are listed below. You should carefully consider these risks as well as the other information included or incorporated by reference in this prospectus before exchanging your outstanding notes.

Risk Factors Relating to the Exchange Offer

If you fail to exchange your outstanding notes, the existing transfer restrictions will remain in effect and the market value of your outstanding notes may be adversely affected because they may be more difficult to sell.

If you do not exchange your outstanding notes for new notes under the exchange offer, then you will continue to be subject to the existing transfer restrictions on the outstanding notes. In general, the outstanding notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except in connection with this exchange offer or as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act.

Tenders of outstanding notes under the exchange offer will reduce the aggregate principal amount of the unregistered notes outstanding. This may have an adverse effect upon, and increase the volatility of, the market price of any outstanding notes that you continue to hold following completion of the exchange offer due to a reduction in liquidity.

Risk Factors Relating to Our Debt and the New Notes

The risks described in this section that apply to the new notes also apply to any outstanding notes not tendered for new notes in the exchange offer.

Our balance sheet is highly leveraged.

As of March 31, 2003, after giving effect to the sale of the outstanding notes and the application of the net proceeds therefrom, we would have had outstanding debt of approximately $4.1 billion. This debt would have represented approximately 77% of our total capitalization. Our debt amounts do not include approximately $2.9 billion in joint venture debt at March 31, 2003, which includes $300 million of Equistar debt for which Lyondell is a guarantor and $30 million for which Lyondell is a co-obligor (although as between Lyondell and Equistar with respect to this debt, Equistar is primarily liable). In addition, as of March 31, 2003 we had $300 million of available capacity (net of $50 million of outstanding letters of credit) under our revolving credit facility and we may continue to borrow thereunder to fund working capital or other needs in the near term. We also have additional contractual commitments described under “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” incorporated by reference herein.

In addition to our debt and other contractual obligations, we and our joint ventures have substantial unfunded post-retirement benefit liabilities. At December 31, 2002, the projected benefit obligation for Lyondell’s post-retirement plans exceeded the fair value of plan assets by $302 million. Subject to future actuarial gains and losses, as well as actual asset earnings, Lyondell will be required to fund the $302 million, with interest, in future years. The minimum required contribution may reach an annual rate of approximately $60 million by 2006, due to past investment losses and relatively low current contribution levels. Equistar and LCR also have unfunded post-retirement benefit liabilities.

We will require a significant amount of cash to service our indebtedness, including the new notes, and our ability to generate cash depends on many factors beyond our control.

Our ability to make payments on and to refinance our indebtedness, including the new notes, will depend on our ability to generate cash in the future. Our ability to fund working capital and planned capital expenditures will also depend on our ability to generate cash in the future. We cannot assure you that:

•	our business will generate sufficient cash flow from operations;

•	future borrowings will be available under our current or future revolving credit facilities in an amount sufficient to enable us to pay our indebtedness on or before maturity; or

•	we will be able to refinance any of our indebtedness on commercially reasonable terms, if at all.

Factors beyond our control will affect our ability to make these payments and refinancings. These factors include those discussed elsewhere in these risk factors and those listed in the “Forward-Looking Statements” section of this prospectus.

If, in the future, we cannot generate sufficient cash from our operations to meet our debt service obligations, we may need to reduce or delay capital expenditures or curtail research and development efforts. In addition, we may need to refinance our debt, obtain additional financing or sell assets, which we may not be able to do on commercially reasonable terms, if at all. We cannot assure you that our business will generate sufficient cash flow, or that we will be able to obtain funding sufficient to satisfy our debt service obligations.

Our debt agreements may restrict our ability to take certain actions.

Our indentures.    The indenture governing the new notes contains, and our other indentures contain, various covenants that limit our ability to engage in certain transactions. These covenants limit our ability to:

•	incur additional debt or issue subsidiary preferred stock;

•	increase dividends on our capital stock;

•	redeem or repurchase capital stock or repurchase subordinated debt;

•	engage in transactions with affiliates, except on an arm’s-length basis;

•	create liens or engage in sale and leaseback transactions;

•	make some types of investments and sell assets; and

•	consolidate or merge with, or sell substantially all our assets to, another person.

Our credit facility.    Our credit facility also contains restrictive covenants and limits our ability to optionally prepay other debt (including the new notes) until our senior unsecured debt is rated investment grade. The credit facility also requires us to maintain specified financial ratios and to satisfy certain other financial condition tests. Our ability to meet those financial ratios and tests can be affected by events beyond our control, and we cannot assure you that we will be able to satisfy those covenants. As a result of continuing adverse conditions in the industry, in March 2003, we obtained amendments to our credit facility to provide additional financial flexibility by easing certain financial ratio requirements. The financial ratio requirements under our credit facility, however, become increasingly restrictive over time. Our ability to comply with these financial ratios will be dependent on there being an improvement in our results of operations in the second half of 2003 and thereafter compared to 2002.

Our credit facility covenants also limit our ability to:

•	increase dividends with respect to our capital stock;

•	make some types of investments; and

•	allow our subsidiaries to incur some types and amounts of debt.

A breach of any of these provisions would permit the lenders to declare all amounts outstanding under the credit facility to be immediately due and payable and to terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders could proceed against the collateral granted to them to secure that debt. Under the terms of the new notes, we will pledge the same assets pledged under the credit facility and our existing senior secured notes as security for obligations under the new notes. Some of these assets are also pledged to secure Lyondell’s debentures. If the lenders under our credit facility were to accelerate the repayment of borrowings thereunder, we cannot assure you that we would have sufficient assets to repay the new notes. For more information concerning our debt agreements, see “Description of Other Indebtedness.”

We have risks resulting from significant amounts of debt.

As of March 31, 2003, after giving effect to the sale of the outstanding notes and the application of net proceeds therefrom, Lyondell would have had outstanding long-term debt, including current maturities, of approximately $4.1 billion. This debt would have represented approximately 77% of Lyondell’s total capitalization. Our level of debt and the limitations imposed on us by our existing or future debt agreements could have significant consequences on our business and future prospects, including the following:

•	we may not be able to obtain necessary financing in the future for working capital, capital expenditures, research and development efforts, acquisitions, debt service requirements or other purposes;

•	less leveraged competitors could have a competitive advantage because they have greater flexibility to utilize their cash flow to improve their operations; and

•	we could be more vulnerable in the event of continued poor business conditions that would leave us less able to take advantage of significant business opportunities and to react to changes in market or industry conditions.

Equistar has risks resulting from significant amounts of debt and its debt agreements may restrict its ability to take certain actions.

As of March 31, 2003, after giving effect to the sale on April 22, 2003 of $450 million of 10.625% senior notes due 2011 and the application of the proceeds therefrom, Equistar would have had outstanding long-term debt, including current maturities, of approximately $2.3 billion. This debt would have represented approximately 54% of Equistar’s total capitalization. Also, beginning in third quarter 2003, Equistar expects to consolidate an entity from which it leases certain railcars. The consolidation of this entity as of March 31, 2003 would have increased debt by $103 million. In addition, as of March 31, 2003, Equistar has $338 million of available capacity (net of $16 million in outstanding letters of credit) under its revolving credit facility and may borrow thereunder to fund working capital or other needs in the near term. Equistar’s level of debt and the limitations imposed on it by its existing or future debt agreements could have significant consequences on Equistar’s business and future prospects, including the following:

•	Equistar may not be able to obtain necessary financing in the future for working capital, capital expenditures, research and development efforts, acquisitions, debt service requirements or other purposes;

•	less leveraged competitors could have a competitive advantage because they have greater flexibility to utilize their cash flow to improve their operations;

•	Equistar could be more vulnerable in the event of continued poor business conditions that would leave it less able to take advantage of significant business opportunities and to react to changes in market or industry conditions; and

•	Equistar is exposed to risks inherent in interest rate fluctuations because some of its borrowings are at variable rates of interest, which could result in higher interest expense in the event of increases in interest rates.

Further, Equistar’s credit facility and indentures relating to its senior debt securities contain customary covenants that, subject to exceptions, restrict the ability of Equistar to incur additional debt or liens, dispose of assets, make restricted payments (as defined in the agreements) or merge or consolidate with other entities. In addition, the credit facility requires the maintenance of specified financial ratios as provided in the agreement. Equistar’s ability to comply with the financial ratios required by its credit facility will be dependent on there being an improvement in Equistar’s results of operations in the second half of 2003 and thereafter compared to 2002. The current financial ratio requirements under Equistar’s credit facility generally become increasingly restrictive over time. The breach of these covenants would permit the lenders to declare the loans immediately payable and would permit the lenders under the credit facility to terminate future lending commitments.

Our joint ventures are not subject to most of the covenants under the new notes.

Neither Equistar nor LCR is a “subsidiary” or a “restricted subsidiary” of Lyondell, as those terms are defined in the indenture governing the new notes and are defined in our other indentures. Therefore, these and our other joint ventures are not subject to the covenants described above. As a result, holders of the new notes will have no recourse if Equistar or LCR substantially increases its debt leverage. The indenture obligates us to use our best efforts, consistent with our contractual obligations and fiduciary duties, to ensure that our joint ventures do not agree to restrictions on their ability to make distributions to us, but that obligation is subject to significant exceptions. You should read the section called “Description of New Notes—Certain Covenants—Dividend and Other Payment Restrictions Affecting Subsidiaries and Joint Ventures.” Subject to the restriction summarized above, Equistar, LCR and our other joint ventures could enter into agreements that would restrict their ability to pay dividends or make other distributions to us. In addition, under applicable state law, our joint ventures may be limited in amounts that they are permitted to pay as distributions on their equity interests. Any such restriction on distributions by Equistar or LCR could have a material adverse effect on us.

Moreover, a default by a joint venture under any of its debt instruments generally would not, so long as that joint venture is not a “restricted subsidiary” as defined in the indenture, give rise to a default under the indenture governing the new notes, even though the creditors of the defaulting joint venture would have remedies against the joint venture. As a result, you will have no recourse if any of these joint ventures defaults on any of its debt. A default by a joint venture under any of its material debt instruments which results in the acceleration of such debt, or enables the holder to accelerate such debt, would, however, give rise to a default under our credit facility, which if accelerated would cause an event of default under the indenture governing the new notes. A default by any joint venture on its debt could also impose a contractual limit on the joint venture’s ability to make distributions to us.

The new notes are subordinated to debt of our joint ventures and non-guarantor subsidiaries.

None of our joint ventures will guarantee the new notes. Our subsidiaries Lyondell Chemical Nederland, Ltd., ARCO Chemical Technology, Inc. and ARCO Chemical Technology, L.P. are guarantors under the credit facility and of our existing senior secured and senior subordinated notes and will be guarantors of the new notes. None of our other subsidiaries will initially guarantee the new notes. As a result, the new notes are not debt of our joint ventures or subsidiaries, other than Lyondell Chemical Nederland, Ltd., ARCO Chemical Technology, Inc. and ARCO Chemical Technology, L.P., and holders of the debt and other liabilities, including trade payables, of these joint ventures and other subsidiaries will effectively be senior to claims against those entities by you. At March 31, 2003, these other subsidiaries had approximately $255 million of outstanding total liabilities, excluding intercompany liabilities but including $2 million of long-term debt (including current maturities), and these joint ventures had approximately $4.5 billion of outstanding total liabilities, excluding intercompany liabilities but including $2.9 billion of long-term debt (including current maturities). The indenture does not limit the amount of indebtedness that our joint ventures can incur and does not limit the amount of liabilities that do not constitute “Indebtedness” that our non-guarantor subsidiaries can incur.

We may not be able to repurchase your new notes upon a change of control.

Upon the occurrence of certain change of control events as described in “Description of New Notes,” you may require us to purchase the notes at 101% of their principal amount, plus accrued interest. We cannot assure you that we will have the financial resources to purchase your new notes, particularly if a change of control event triggers a similar repurchase requirement for, or results in the acceleration of, other debt. Our credit facility provides that certain change of control events will constitute a default under the credit facility and could result in the acceleration of the maturity of all debt under the credit facility. Our outstanding senior secured notes and senior subordinated notes have similar repurchase requirements to those applicable to the new notes. Future debt might contain similar provisions.

You may not be able to fully realize the value of your liens.

The security for your benefit may be released without your consent.    The liens for the benefit of the new notes may be released without your vote or consent, as summarized below:

•	The security documents generally provide for an automatic release of all liens on any asset that is disposed of in compliance with the provisions of the security documents.

•	Any lien can be released if approved by the requisite number of lenders under our credit facility.

•	The collateral agent and Lyondell may amend the provisions of the security documents with the consent of the requisite number of lenders under our credit facility and without your consent.

•	The lenders under our credit facility will have the sole ability to control remedies (including upon sale or liquidation of the collateral after acceleration of the new notes or the debt under the credit facility) with respect to the collateral.

•	The new notes, as well as our other senior secured notes and the Lyondell debentures, will automatically cease to be secured by those liens if and when we terminate our credit facility without replacing it with another secured credit facility or those liens no longer secure our credit facility for other reasons.

As a result, we cannot assure you that the new notes will continue to be secured by a substantial portion of our assets. You will have no recourse if we terminate our credit facility without replacing it with another secured credit facility or if the lenders under our credit facility approve the release of any or all of the collateral, even if that action adversely affects any rating of the new notes.

The collateral may not be valuable enough to satisfy all the obligations secured by the collateral.    We will secure our obligations under the new notes by the pledge of certain of our assets. This pledge is also for the benefit of the lenders under the credit facility and the holders of our other outstanding senior secured notes. The pledge of some of those assets also benefits the holders of the outstanding Lyondell debentures.

The security documents and the indenture provide that we may apply the proceeds of any sale of assets, including collateral (other than sales by the collateral agent after acceleration of the debt under the credit facility), to repay debt under our credit facility prior to repaying amounts owed under the new notes.

The value of the pledged assets in the event of a liquidation will depend upon market and economic conditions, the availability of buyers and similar factors. No independent appraisals of any of the pledged property have been prepared by or on behalf of us in connection with this offering of new notes. Accordingly, we cannot assure you that the proceeds of any sale of the pledged assets following an acceleration to maturity with respect to the new notes would be sufficient to satisfy, or would not be substantially less than, amounts due on the new notes and the other debt secured thereby.

If the proceeds of any sale of the pledged assets were not sufficient to repay all amounts due on any new notes, you (to the extent your new notes were not repaid from the proceeds of the sale of the pledged assets) would have only an unsecured claim against our remaining assets. By their nature, some or all of the pledged assets may be illiquid and may have no readily ascertainable market value. Likewise, we cannot assure you that the pledged assets will be saleable or, if saleable, that there will not be substantial delays in their liquidation. To the extent that liens, rights and easements granted to third parties encumber assets located on property owned by us or constitute subordinate liens on the pledged assets, those third parties have or may exercise rights and remedies with respect to the property subject to such encumbrances (including rights to require marshalling of assets) that could adversely affect the value of the pledged assets located at that site and the ability of the collateral agent to realize or foreclose on the pledged assets at that site.

In addition, the indenture permits us to issue additional secured debt, including debt secured equally and ratably by the same assets pledged to you. This would reduce amounts payable to you from the proceeds of any sale of the collateral.

Bankruptcy laws may limit your ability to realize value from the collateral.    The right of the collateral agent to repossess and dispose of the pledged assets upon the occurrence of an event of default under the indenture is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy case were to be commenced by or against us before the collateral agent repossessed and disposed of the pledged assets. Under Title 11 of the United States Code (the bankruptcy code), a secured creditor is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval. Moreover, the bankruptcy code permits the debtor to continue to retain and to use collateral even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral and may include cash payments or the granting of additional security, if and at such times as the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. Generally, adequate protection payments, in the form of interest or otherwise, are not required to be paid by a debtor to a secured creditor unless the bankruptcy court determines that the value of the secured creditor’s interest in the collateral is declining during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a bankruptcy court, it is impossible to predict (1) how long payments under the new notes could be delayed following commencement of a bankruptcy case, (2) whether or when the collateral agent could repossess or dispose of the pledged assets or (3) whether or to what extent holders of the new notes would be compensated for any delay in payment or loss of value of the pledged assets through the requirement of “adequate protection.”

The collateral is subject to casualty risks and no mortgage title insurance has been obtained.    We are obligated under the security documents to at all times cause all the pledged assets to be properly insured and kept insured against loss or damage by fire or other hazards to the extent that such properties are usually insured by corporations operating properties of a similar nature in the same or similar localities. There are, however, some losses, including losses resulting from terrorist acts, that may be either uninsurable or not economically insurable, in whole or in part. As a result, we cannot assure you that the insurance proceeds will compensate us fully for our losses. If there is a total or partial loss of any of the pledged assets, we cannot assure you that the proceeds received by us in respect thereof will be sufficient to satisfy all the secured obligations, including the new notes.

In the event of a total or partial loss to any of the mortgaged facilities, certain items of equipment may not be easily replaced because they are sufficiently large or customized that replacement units generally are not readily available. Accordingly, even though there may be insurance coverage, the large size of some of the equipment and the extended period needed to manufacture replacement units could cause significant delays in replacement.

Additionally, we are not required under the security documents to purchase any title insurance insuring the collateral agent’s lien on the respective mortgaged properties. If a loss occurs arising from a title defect with respect to any mortgaged property, we cannot assure you that we could replace such property with collateral of equal value.

Fraudulent transfer statutes may limit your rights under the guarantees.

Our obligations under the new notes are guaranteed by Lyondell Chemical Nederland, Ltd., ARCO Chemical Technology, Inc. and ARCO Chemical Technology, L.P., three of our subsidiaries. The guarantees may be subject to review under various laws for the protection of creditors. It is possible that the creditors of a guarantor may challenge a guarantee as a fraudulent transfer under relevant federal and state laws, by claiming, for example, that, since the guarantee was incurred for the benefit of Lyondell (and only indirectly, if at all, for the benefit of the guarantor), the obligations of the guarantor were incurred for less than reasonably equivalent value or fair consideration. Under certain circumstances, including a finding that a guarantor was insolvent at the time its guarantee was issued, a court could hold that the obligations of the guarantor under the guarantee may be voided or are subordinate to other obligations of the guarantor or that the amount for which a guarantor is liable under a guarantee may be limited. Different jurisdictions define “insolvency” differently. However, a guarantor generally would be considered insolvent at the time it guaranteed the new notes if (1) the fair market value (or fair saleable value) of its assets is less than the amount required to pay its total existing debts and liabilities (including the probable liability on contingent liabilities) as they become absolute or matured or (2) the guarantor were incurring debts beyond its ability to pay as such debts mature. We cannot assure you as to what standard a court would apply in order to determine whether a guarantor was “insolvent” as of the date the new notes were guaranteed, and we cannot assure you that, regardless of the method of valuation, a court would not determine that a guarantor were insolvent on that date. Nor can we assure you that a court would not determine, regardless of whether the guarantor were insolvent on the date the guarantees were issued, that the guarantees constituted fraudulent transfers on another ground.

In an attempt to limit the applicability of fraudulent transfer laws, the indenture limits the amount of the guarantees of Lyondell Chemical Nederland, Ltd., ARCO Chemical Technology, Inc. and ARCO Chemical Technology, L.P. to the amount that will result in the guarantees’ not constituting fraudulent transfers or improper corporate distributions, but we cannot be certain which standard a court would apply in making a determination regarding the maximum liability of a guarantor.

The debt ratings of Lyondell and Equistar are subject to negative outlook and may be lowered, which could increase their borrowing costs and reduce their access to capital.

In January 2003, Standard & Poor’s (“S&P”) rating service placed Lyondell’s debt on “CreditWatch” with negative implications, while Moody’s Investors Service (“Moody’s”) changed the rating outlook on Lyondell’s debt to negative from stable. Both agencies cited concern over the financial performance of LCR, while Moody’s also cited continuing weak financial performance at Lyondell and Equistar. In February 2003, S&P took Lyondell off “CreditWatch,” following indications that the business disruptions related to reduced crude oil deliveries to LCR from Venezuela would be limited. At that time S&P also affirmed Lyondell’s ratings and changed the rating outlook to negative. In 2002, Equistar’s debt rating was lowered by Moody’s and S&P, and S&P placed its ratings on “Credit Watch” with negative implications. In January 2003, Moody’s changed the rating outlook for Equistar to negative from stable. Lyondell’s and Equistar’s ratings may be further reduced in the future, whether as a result of adverse developments affecting their business or events beyond their control. A downgrade in Lyondell’s debt rating could affect Lyondell’s borrowing costs and its ability to refinance debt in the future. If Lyondell does not maintain its current Moody’s debt rating, or the current S&P rating is lowered two levels, Lyondell’s receivable sales agreement (which currently permits the sale of up to $85 million of domestic accounts receivable) may be terminated. The lowering of Equistar’s debt rating could affect its borrowing costs and its ability to refinance debt in the future, and could result in termination of its $100 million receivables sales agreement and a railcar lease.

There is no trading market for the new notes and there may never be one.

The new notes will be new securities for which currently there is no established trading market. We cannot assure you that a trading market will develop for the new notes. Even if a market for the new notes does develop, we cannot assure you that there will be liquidity in that market, or that the new notes might not trade for less than their original value or face amount. If a liquid market for the new notes does not develop, you may be unable to resell the new notes for a long period of time, if at all. This means you may not be able to readily convert the new notes into cash, and the new notes may not be accepted as collateral for a loan.

Even if a market for the new notes develops, trading prices could be higher or lower than the initial offering prices. The prices of the new notes will depend on many factors, including prevailing interest rates, our operating results and the market for similar securities. Declines in the market prices for debt securities generally may also materially and adversely affect the liquidity of the new notes, independent of our financial performance.

Risk Factors Relating to Our Business

The cyclicality of the chemical and refining industries may cause significant fluctuation in our income and cash flow.

The historical operating results of Lyondell and its joint ventures reflect the cyclical and volatile nature of the supply-demand balance in both the chemical and refining industries. These industries historically have experienced alternating periods of inadequate capacity and tight supply, causing prices and profit margins to increase, followed by periods when substantial capacity is added, resulting in oversupply, declining capacity utilization rates and declining prices and profit margins. The cyclicality of these industries results in volatile profits and cash flow over the business cycle.

Currently, there is overcapacity in the chemical industry, as a number of participants in the industry have added capacity, and additional capacity, including our new PO-11 plant in Europe, is expected to start up in the second half of 2003. There can be no assurance that future growth in product demand will be sufficient to utilize this additional, or even current, capacity. Excess industry capacity has depressed and may continue to depress our and/or our joint ventures’ volumes and margins. The global economic and political environment continues to be uncertain, contributing to low industry operating rates, adding to the volatility of raw material and energy costs, and forestalling the industry’s recovery from trough conditions, all of which is placing, and may continue to place, pressure on our and our joint ventures’ results of operations. As a result of excess industry capacity and weak demand for products, as well as rising energy costs and raw materials prices, our operating income has declined and may remain volatile.

We and Equistar sell commodity products in highly competitive markets and face significant price pressure.

We and Equistar sell our products in highly competitive markets. Due to the commodity nature of certain of our and Equistar’s products, competition in the markets is based primarily on price and to a lesser extent on product performance, product quality, product deliverability and customer service. As a result, we and Equistar generally are not able to protect our market position for these products by product differentiation and may not be able to pass on cost increases to our customers. Accordingly, increases in raw material and other costs may not necessarily correlate with changes in prices for these products, either in the direction of the price change or in magnitude. Specifically, timing differences in pricing between raw material prices, which may change daily, and contract product prices, which in many cases are negotiated only monthly or less often, sometimes with an additional lag in effective dates for increases, have had and may continue to have a negative effect on profitability. Significant volatility in raw material cost tends to put pressure on product margins, as sales price increases generally tend to lag behind raw material cost increases. Conversely, when raw material costs decrease, customers tend to demand immediate relief in the form of lower sales prices.

Costs of raw materials and energy may result in increased operating expenses and reduced results of operations.

We and our joint ventures purchase large amounts of raw materials and energy for our businesses. The cost of these raw materials and energy, in the aggregate, represents a substantial portion of our and our joint ventures’ operating expenses. The prices of raw materials and energy generally follow price trends of, and vary with market conditions for, crude oil and natural gas, which may be highly volatile and cyclical. For example, the benchmark price of crude oil trended upward from a low of $27.10 per barrel in January 2000 to a high of $34.30 per barrel in November 2000, a 27% increase. Benchmark crude oil prices then trended downward to a low of $19.30 per barrel in December 2001, a 44% decrease from the November 2000 high. During 2002, benchmark crude oil prices trended upward to $29.50 per barrel in December 2002, a 53% increase from the December 2001 low. Benchmark natural gas prices rose from $2.34 per million BTUs in January 2000 to a historical high of $9.84 per million BTUs in January 2001, a 320% increase. Benchmark natural gas prices then trended downward to a low of $1.82 per million BTUs in October 2001, an 81% decrease from the January 2001 spike. During 2002, benchmark natural gas prices resumed an upward trend, increasing to $4.05 per million BTUs in December 2002, a 123% increase from the October 2001 low. Prices also experienced increases and volatility in the first quarter 2003. Results of operations for us and our joint ventures have been and could be in the future significantly affected by increases in these costs. Price increases increase working capital needs for us and our joint ventures, and can therefore also adversely affect liquidity and cash flow for us and our joint ventures.

In addition, higher natural gas prices adversely affect the ability of many domestic chemicals producers to compete internationally since U.S. producers are disproportionately reliant on natural gas and natural gas liquids as an energy source and as a raw material. In addition to the impact that this has had on Equistar’s exports, reduced competitiveness of U.S. producers also has in the past increased the availability of chemicals in North America, as U.S. production that would otherwise have been sold overseas was instead offered for sale domestically, resulting in excess supply and lower prices in North America.

LCR’s crude oil supply agreement with PDVSA Petróleo, S.A. (PDVSA Oil) is important to LCR’s operations because it reduces the volatility of earnings and cash flow. The agreement is currently subject to litigation and subject to the risk of enforcing judgments against non-United States affiliates of a sovereign nation and force majeure risks.

Most of the crude oil used by LCR as a raw material for its refinery is purchased under the crude supply agreement with PDVSA Oil, an affiliate of Petróleos de Venezuela, S.A. (PDVSA), which was entered into in 1993. The crude supply agreement incorporates formula prices to be paid by LCR for the crude oil supplied based on the market value of a slate of refined products deemed to be produced from each particular crude oil or feedstock, less (1) certain deemed refining costs, adjustable for inflation and energy costs, (2) certain actual costs and (3) a deemed margin, which varies according to the grade of crude oil or other feedstock delivered. The actual refining margin earned by LCR may vary from the formula amount depending on, among other things, timing differences in incorporating changes in refined product market values and energy costs into the crude supply agreement’s deemed margin calculations and the efficiency with which LCR conducts its operations. Although LCR believes that the crude supply agreement reduces the volatility of its earnings and cash flows over the long term, the crude supply agreement also limits LCR’s ability to enjoy higher margins during periods when the market price of crude oil is low relative to the then-current market prices for refined products. In addition, if the actual yields, costs or volumes of the LCR refinery differ substantially from those contemplated by the crude supply agreement, the benefits of this agreement to LCR could be substantially diminished and could result in lower earnings and cash flow for LCR. Furthermore, there may be periods during which LCR’s costs for crude oil under the crude supply agreement may be higher than might otherwise be available to LCR from other sources. A disparate increase in the price of heavy crude oil relative to the prices for its products has the tendency to make continued performance of its obligations under the crude supply agreement less attractive to PDVSA Oil.

The crude supply agreement provides that Lyondell controls all of LCR’s decisions and enforcement rights in connection with the crude supply agreement so long as PDVSA has a direct or indirect ownership interest in

LCR. However, there are risks associated with enforcing the provisions of contracts with companies such as PDVSA Oil that are non-United States affiliates of a sovereign nation. All of the crude oil supplied by PDVSA Oil under the crude supply agreement is produced in the Republic of Venezuela, which has experienced economic difficulties and attendant social and political changes and unrest in recent years, including a national strike which disrupted crude oil deliveries to LCR. The Republic of Venezuela may continue to experience these difficulties and changes. It is impossible to predict how governmental policies may change under the current or any subsequent Venezuelan government. In addition, there are risks associated with enforcing judgments of United States courts against entities whose assets are located outside of the United States and whose management does not reside in the United States. Although the parties have negotiated alternative arrangements in the event of certain force majeure conditions, including Venezuelan governmental or other actions restricting or otherwise limiting PDVSA Oil’s ability to perform its obligations, any such alternative arrangements may not be as beneficial to LCR as the crude supply agreement. From time to time, Lyondell and PDVSA have had discussions covering both a restructuring of the crude supply agreement and a broader restructuring of the LCR partnership. We are unable to predict whether changes in either arrangement will occur.

If the crude supply agreement is modified or terminated or this source of crude oil is otherwise interrupted, due to production difficulties, political or economic events in Venezuela or other factors, LCR could experience significantly lower earnings and cash flows. Subject to the consent of the other partner and rights of first offer and first refusal, the partners each have a right to transfer their interests in LCR to unaffiliated third parties in certain circumstances. In the event that CITGO were to transfer its interest in LCR to an unaffiliated third party, PDVSA Oil would have an option to terminate the crude supply agreement. Depending on then-current market conditions, any breach or termination of the crude supply agreement, or reduction in supply thereunder, would require LCR to purchase all or a portion of its crude oil in the merchant market, could subject LCR to significant volatility and price fluctuations and could adversely affect LCR and, therefore, Lyondell. There can be no assurance that alternative crude oil supplies with similar margins would be available for purchase by LCR.

Under the crude supply agreement, PDVSA Oil is required to sell, and LCR is required to purchase, 230,000 barrels per day of extra heavy crude oil, which constitutes approximately 86% of the LCR refinery’s refining capacity of 268,000 barrels per day of crude oil. Since April 1998, PDVSA Oil has, from time to time, declared itself in a force majeure situation and subsequently reduced deliveries of crude oil. Such reductions in deliveries were purportedly based on announced OPEC production cuts. PDVSA Oil informed LCR that the Venezuelan government, through the Ministry of Energy and Mines, had instructed that production of certain grades of crude oil be reduced. In certain circumstances, PDVSA Oil made payments under a different provision of the crude supply agreement in partial compensation for such reductions.

In January 2002, PDVSA Oil again declared itself in a force majeure situation and stated that crude oil deliveries could be reduced by up to 20.3% beginning March 1, 2002. Beginning in March 2002, deliveries of crude oil to LCR were reduced to approximately 198,000 barrels per day, reaching a level of 190,000 barrels per day during the second quarter 2002. Crude oil deliveries to LCR under the crude supply agreement increased to the contract level of 230,000 barrels per day during the third quarter 2002, averaging 212,000 barrels per day for the third quarter. Although deliveries increased to contract levels during the third quarter 2002, PDVSA Oil did not revoke its January 2002 force majeure declaration during 2002.

A national strike in Venezuela began in early December 2002 and disrupted deliveries of crude oil to LCR under the crude supply agreement. PDVSA Oil again declared a force majeure and reduced deliveries of crude oil to LCR. In March 2003, PDVSA Oil notified LCR that the force majeure had been lifted with respect to crude supply agreement crude oil.

LCR has consistently contested the validity of PDVSA Oil’s and PDVSA’s reductions in deliveries under the crude supply agreement. The parties have different interpretations of the provisions of the contracts concerning the delivery of crude oil. The contracts do not contain dispute resolution procedures, and the parties have been unable to resolve their commercial dispute. As a result, on February 1, 2002, LCR filed a lawsuit against PDVSA and PDVSA Oil in connection with the force majeure declarations.

External factors beyond our and our joint ventures’ control can cause fluctuations in demand for our products and in our prices and margins, which may negatively affect income and cash flow.

External factors beyond our or our joint ventures’ control can cause volatility in the price of raw materials and other operating costs, as well as significant fluctuations in demand for our and our joint ventures’ products, and can magnify the impact of economic cycles on our and our joint ventures’ businesses. Examples of external factors include:

•	general economic conditions, which can be affected by various factors, including reduced economic activity in Asia due to the Severe Acute Respiratory Syndrome (SARS) epidemic;

•	international events and circumstances;

•	competitor actions; and

•	governmental regulation in the United States and abroad.

We believe that events in the Middle East have had a particular influence in recent months and may continue to do so until tensions subside. In addition, a number of our products and our joint ventures’ products are highly dependent on durable goods markets, such as the housing and automotive markets, that are themselves particularly cyclical. Many of our and our joint ventures’ products are components of other chemical products that, in turn, are subject to the supply-demand balance of both the chemical and refining industries and general economic conditions. For example, MTBE is used as a blending component in gasoline, and therefore a substantial decline in gasoline prices could result in decreased profitability from MTBE sales. If the global economy does not improve, demand for our and our joint ventures’ products and our and our joint ventures’ income and cash flow would continue to be adversely affected.

We and our joint ventures may reduce production at or idle a facility for an extended period of time or exit a business because of high raw material prices, an oversupply of a particular product and/or a lack of demand for that particular product, which makes production uneconomical. These temporary outages sometimes last for several quarters or, in certain cases, longer and cause us or our joint ventures to incur costs, including the expenses of maintaining and restarting these facilities. It is possible that factors like increases in raw material costs or lower demand in the future will cause us or our joint ventures to further reduce operating rates or idle facilities or exit uncompetitive businesses.

In particular, events and conditions in the Middle East and/or the occurrence or threat of occurrence of future terrorist attacks such as those against the United States on September 11, 2001 could adversely affect the economies of the United States and other developed countries. A lower level of economic activity could result in a decline in demand for our and our joint ventures’ products, which could adversely affect our and our joint ventures’ revenues and margins and limit our and our joint ventures’ future growth prospects. In addition, these risks have and may continue to increase volatility in prices for crude oil and natural gas and could result in increased raw material costs. Further, these risks could cause increased instability in the financial and insurance markets and adversely affect our ability to access capital and to obtain insurance coverages that we consider adequate or are otherwise required by our contracts with third parties.

Our international operations are subject to exchange rate fluctuations, exchange controls, political risks and other risks relating to non-U.S. operations.

International operations and exports are subject to a number of risks, including currency exchange rate fluctuations, trade barriers, exchange controls, national and regional labor strikes, political risks and risks of increases in duties and taxes, as well as changes in laws and policies governing operations of companies in other countries. In addition, earnings of non-U.S. subsidiaries and intercompany payments may be subject to income tax rules of countries other than the United States, which may reduce cash flow available to meet required debt service and other obligations of Lyondell.

Developments affecting MTBE, as a result of pending or future legislative initiatives or litigation, may adversely affect Lyondell’s MTBE sales.

In the United States, the Clean Air Act Amendments of 1990 set minimum levels for oxygenates, such as MTBE, in gasoline sold in areas not meeting specified air quality standards. However, the presence of MTBE in some water supplies in California and other states due to gasoline leaking from underground storage tanks and in surface water from recreational water craft has led to public concern about the use of MTBE. Certain U.S. federal and state governmental initiatives have sought either to rescind the oxygen requirement for reformulated gasoline or to restrict or ban the use of MTBE. Lyondell’s North American MTBE sales represented approximately 26% of its total 2002 revenues.

The U.S. House of Representatives and the U.S. Senate each passed versions of an omnibus energy bill during 2001 and 2002, respectively. The Senate version of the energy bill would have resulted in a ban on the use of MTBE. The two energy bills were not reconciled during the conference process and an omnibus energy bill was not passed during 2002. Both the U.S. House of Representatives and the U.S. Senate are pursuing an energy bill during the 2003/2004 legislative cycle. Fuel content, including MTBE use, is a subject of legislative debate. Factors considered in this debate include renewable fuel usage, the impact on gasoline price and supply and the potential for degradation of air and water quality.

At the state level, a number of states have legislated future MTBE bans. Of these, several are mid-West states that use ethanol as the oxygenate of choice. Bans in these states should not have an impact on MTBE demand. However, Connecticut, California and New York have bans of MTBE in place effective October 1, 2003, January 1, 2004, and January 1, 2004, respectively. Lyondell estimates that California represents 34% of the U.S. MTBE industry demand and 20% of the worldwide MTBE industry demand, while Connecticut and New York combined represent 12% of the U.S. MTBE industry demand and 7% of the worldwide MTBE industry demand.

At this time, Lyondell cannot predict the impact that these initiatives will have on MTBE margins or volumes during 2003. However, several major oil companies have announced plans, beginning in 2003, to discontinue the use of MTBE in gasoline produced for California markets. Lyondell estimates that the California market MTBE volumes of these companies currently account for an estimated 23% of U.S. MTBE industry demand and 13% of worldwide MTBE industry demand. Lyondell intends to continue marketing MTBE in the U.S. However, should it become necessary or desirable to significantly reduce MTBE production, Lyondell would need to make capital expenditures to add the flexibility to produce alternative gasoline blending components, such as iso-octane or ethyl tertiary butyl ether (ETBE), at its U.S.-based MTBE plant. The current cost estimates for converting Lyondell’s U.S.-based MTBE plant to iso-octane production range from $65 million to $75 million. The profit contribution for iso-octane is likely to be lower than that historically realized on MTBE. Alternatively, Lyondell is pursuing ETBE viability through legislative efforts. One key hurdle is equal access to the federal subsidy provided for ethanol blended into gasoline for the ethanol component of ETBE. Lyondell’s U.S.-based MTBE plant could be converted to ETBE production with minimal capital expenditures.

During 2002 and prior years, Lyondell sold MTBE pursuant to a take-or-pay MTBE sales contract with a subsidiary of BP p.l.c. Sales pursuant to this contract represented approximately 14% of Lyondell’s 2002 worldwide MTBE sales volumes. The contract provided for formula-based prices, which have been significantly higher than market prices, and expired December 31, 2002. We anticipate that the MTBE production previously sold under the expired MTBE sales contract with BP referenced above will be sold under market-based annual sales contracts and in the spot market, and that the termination of the MTBE contract will adversely affect our margins on MTBE compared to 2002 and prior years.

Operating problems in our business may adversely affect our income and cash flow.

The occurrence of material operating problems at our facilities or any of our joint ventures’ facilities, including, but not limited to, the events described below, may have a material adverse effect on the productivity and profitability of a particular manufacturing facility, or on us as a whole, during and after the period of such operational difficulties. Our income and cash flow are dependent on the continued operation of our various production facilities, our joint ventures’ production facilities and the ability to complete construction projects on schedule.

Although we and our joint ventures take precautions to enhance the safety of operations and minimize the risk of disruptions, our operations and our joint ventures’ operations, along with the operations of other members of the chemical and refining industries, are subject to hazards inherent in chemical manufacturing and refining and the related storage and transportation of raw materials, products and wastes. These hazards include:

•	pipeline leaks and ruptures;

•	explosions;

•	fires;

•	severe weather and natural disasters;

•	mechanical failure;

•	unscheduled downtime;

•	labor difficulties;

•	transportation interruptions;

•	remediation complications;

•	chemical spills;

•	discharges or releases of toxic or hazardous substances or gases;

•	storage tank leaks;

•	other environmental risks; and

•	potential terrorist acts.

Some of these hazards can cause personal injury and loss of life, severe damage to or destruction of property and equipment and environmental damage, and may result in suspension of operations and the imposition of civil or criminal penalties.

Furthermore, we are also subject to present and future claims with respect to workplace exposure, workers’ compensation and other matters. We maintain property, business interruption and casualty insurance that we believe is in accordance with customary industry practices, but we are not fully insured against all potential hazards incident to our business, including losses resulting from war risks or terrorist acts. As a result of market conditions, premiums and deductibles for certain insurance policies can increase substantially, and in some instances, certain insurance may become unavailable or available only for reduced amounts of coverage. If we were to incur a significant liability for which we were not fully insured, it could have a material adverse effect on our financial position.

Shared control of joint ventures involving Lyondell may delay decisions or actions.

A substantial portion of our operations is conducted through joint ventures. We share control of these joint ventures with third parties.

Our forecasts and plans with respect to these joint ventures assume that our joint venture partners will observe their obligations with respect to the joint ventures. In the event that any of our joint venture partners do not observe their obligations, it is possible that the affected joint venture would not be able to operate in accordance with its business plans or that we would be required to increase our level of commitment in order to give effect to such plans.

As with any such joint venture arrangements, differences in views among the joint venture participants may result in delayed decisions or in failures to agree on major matters, potentially adversely affecting the business and operations of the joint ventures and in turn our business and operations.

Lyondell or any of the other owners of the joint ventures may transfer control of their joint venture interests or engage in mergers or other business combination transactions with a third party or the other owner that could result in a change of control of Lyondell or the joint venture or the other owner. In many instances, such a transfer would be subject to an obligation to first offer the other owner an opportunity to purchase the interest. Lyondell and the other joint venture owners have discussed, and from time to time may continue to discuss, in connection with their ordinary course dialog regarding the joint ventures or otherwise, transactions that could result in a transfer or modification, directly or indirectly, of their ownership in a joint venture. For example, in August 2002, Lyondell purchased Occidental Petroleum Corporation’s 29.5% ownership interest in Equistar.

We cannot be certain that any of the joint venture owners will not sell, transfer or otherwise modify their ownership interest in a joint venture, whether in a transaction involving third parties and/or the other owner. Upon a transfer of an interest in Equistar, the partnership agreement and key agreements between Equistar and its owners would remain in place and may not be modified without the consent of all of the owners, but the transfer could affect the governance of Equistar, particularly because Equistar’s partnership agreement requires unanimous approval for some decisions.

Equistar’s credit facility provides that an event of default occurs if Lyondell and/or Millennium cease to collectively hold at least a 50% interest in Equistar. LCR’s credit facility provides that an event of default occurs if Lyondell and CITGO cease to individually or collectively hold at least a 35% interest in LCR. In addition, LCR’s credit facility provides that an event of default occurs if (1) Lyondell transfers its interest as a member of LCR to a person other than an affiliate or (2) neither CITGO nor any of its affiliates is a member of LCR.

Distributions of cash from our joint ventures may be restricted.

We conduct a substantial amount of our operations through our joint ventures. Our ability to meet our debt service and other obligations is dependent, in part, upon the receipt of distributions from our joint ventures. LCR’s credit facility prohibits the payment of distributions to us during an event of default thereunder. Subject to the provisions of the applicable debt agreements, future borrowings by our joint ventures may contain other restrictions or prohibitions on the payment of distributions by such joint ventures to us. Dependent upon applicable state law, our joint ventures may be limited in amounts that they are permitted to pay as distributions on their equity interests. Our joint ventures’ ability to distribute cash to us is also dependent upon their economic performance, which is dependent on a variety of factors, including factors described elsewhere in the “Risk Factors” section of this prospectus. For example, Equistar made no distributions to its owners in the first quarter of 2003, or in 2002 or 2001 as a result of continuing adverse conditions in the industry and its debt service obligations. Furthermore, LCR deferred a portion of fourth quarter 2002 cash distributions as a result of uncertainties in cash flow stemming from the national strike in Venezuela. However, Lyondell received $88 million of cash distributions from LCR in the first quarter of 2003.

Lyondell and its joint ventures pursue acquisitions, dispositions and joint ventures.

Lyondell and its joint ventures seek opportunities to maximize efficiency or value through various transactions. These transactions may include various business combinations, purchases or sales of assets or contractual arrangements or joint ventures that are intended to result in the realization of synergies, the creation of efficiencies or the generation of cash to reduce debt. To the extent permitted under Lyondell’s and its joint ventures’ credit facilities and other debt agreements, some of these transactions may be financed with additional borrowings by Lyondell or its joint ventures or by the issuance of equity securities. Although these transactions are expected to yield longer-term benefits if the expected efficiencies and synergies of the transactions are realized, they could adversely affect the results of operations of Lyondell or its joint ventures in the short term because of the costs associated with such transactions. Other transactions may advance future cash flows from some of our businesses, thereby yielding increased short-term liquidity, but consequently resulting in lower cash flows from these operations over the longer term.

Our operations and assets are subject to extensive environmental, health and safety laws and regulations.

We cannot predict with certainty the extent of our, our subsidiaries’ or our joint ventures’ future liabilities and costs under environmental, health and safety laws and regulations and we cannot assure you that they will not be material. In addition, we, our subsidiaries or our joint ventures may face liability for alleged personal injury or property damage due to exposure to chemicals or other hazardous substances at our facilities or chemicals that we otherwise manufacture, handle or own. Although these types of claims have not historically had a material impact on our, our subsidiaries’ or our joint ventures’ operations, a significant increase in the success of these types of claims could materially adversely affect our, our subsidiaries’ or our joint ventures’ business, financial condition, operating results or cash flow.

The production facilities of Lyondell, Equistar and LCR are generally required to have permits and licenses regulating air emissions, discharges to land or water and storage, treatment and disposal of hazardous wastes. Companies such as Lyondell and its joint ventures that are permitted to treat, store or dispose of hazardous waste and maintain underground storage tanks pursuant to the Resource Conservation and Recovery Act (RCRA) also are required to meet certain financial responsibility requirements. We believe that we and our joint ventures have all permits and licenses generally necessary to conduct our business or, where necessary, are applying for additional, amended or modified permits and that we and our joint ventures meet applicable financial responsibility requirements.

Our subsidiaries and joint ventures (together with the industries in which they operate) are subject to extensive national, state, local and foreign environmental laws and regulations concerning emissions to the air, discharges onto land or waters and the generation, handling, storage, transportation, treatment and disposal of waste materials. Many of these laws and regulations provide for substantial fines and potential criminal sanctions for violations. Some of these laws and regulations are subject to varying and conflicting interpretations. In addition, we cannot accurately predict future developments, such as increasingly strict environmental laws, and inspection and enforcement policies, as well as higher compliance costs therefrom, which might affect the handling, manufacture, use, emission or disposal of products, other materials or hazardous and non-hazardous waste. Some risk of environmental costs and liabilities is inherent in particular operations and products of us, and our joint ventures, as it is with other companies engaged in similar businesses, and there is no assurance that material costs and liabilities will not be incurred. In general, however, with respect to the capital expenditures and risks described above, we do not expect that we or our joint ventures will be affected differently than the rest of the chemicals and refining industry where our facilities or our joint ventures’ facilities are located.

Environmental laws may have a significant effect on the nature and scope of cleanup of contamination at current and former operating facilities, the costs of transportation and storage of raw materials and finished products and the costs of the storage and disposal of wastewater. Also, U.S. “Superfund” statutes may impose joint and several liability for the costs of remedial investigations and actions on the entities that generated waste, arranged for disposal of the wastes, transported to or selected the disposal sites and the past and present owners and operators of such sites. All such responsible parties (or any one of them, including us) may be required to bear all of such costs regardless of fault, legality of the original disposal or ownership of the disposal site.

The eight-county Houston/Galveston region has been designated a severe non-attainment area for ozone by the EPA. As a result, in December 2000, the Texas Natural Resource Conservation Commission, now known as the Texas Commission on Environmental Quality (TCEQ), submitted a plan to the EPA to reach and demonstrate compliance with the ozone standard by November 2007. Ozone is a product of the reaction between volatile organic compounds and nitrogen oxides (NOx) in the presence of sunlight, and is a principal component of smog. Emission reduction controls for NOx must be installed at the LCR refinery and each of Lyondell’s two facilities and Equistar’s six facilities in the Houston/Galveston region during the next several years. Recently adopted revisions by the regulatory agencies changed the required NOx reduction levels from 90% to 80%. Compliance with the previously proposed 90% reduction standards would have resulted in increased aggregate capital investment, estimated at between $400 million and $500 million for Lyondell, Equistar and LCR before the 2007 deadline. Under the revised 80% standard, Lyondell estimates that the incremental capital expenditures would decrease to between $250 million and $300 million for Lyondell, Equistar and LCR. However, the savings from this revision could be offset by the costs of stricter proposed controls over highly reactive, volatile organic compounds, or HRVOCs. Additionally, the TCEQ plans to make a final review of these rules (which are also subject to federal approval), with final rule revisions to be adopted by May 2004. The timing and amount of NOx and HRVOC expenditures are subject to regulatory and other uncertainties, as well as obtaining necessary permits and approvals. Lyondell, Equistar and LCR are still assessing the impact of these revisions and there can be no guarantee as to the ultimate cost of implementing any final plan developed to ensure ozone attainment by the 2007 deadline.

The Clean Air Act specified certain emissions standards for vehicles and, in 1998, the EPA concluded that additional controls on gasoline and diesel fuel were necessary. New standards for gasoline were finalized in 1999 and will require refiners to produce a low sulfur gasoline by 2004, with final compliance by 2006. A new “on-road” diesel standard was adopted in January 2001 and will require refiners to produce ultra low sulfur diesel by June 2006, with some allowance for a conditional phase-in period that could extend final compliance until 2009. These standards will result in increased capital investment for LCR. In the first quarter 2003, LCR developed an alternative approach to complying with the low sulfur gasoline standard that will lead to a reduction in overall estimated capital expenditures for the project. As a result, LCR recognized impairment of value of $25 million of costs incurred to date for the project. The revised estimated incremental spending, excluding the $25 million charge, totaled between $100 million to $180 million for the new gasoline standards and remained between $250 million to $300 million for the new diesel standard, of which approximately $14 million, excluding the $25 million charge, has been incurred by LCR as of March 31, 2003. Lyondell’s 58.75% share of these incremental capital expenditures would be between $200 million and $280 million. In addition, these standards could result in higher operating costs for LCR. Equistar’s business may also be impacted if these standards increase the cost for processing fuel components.

FORWARD-LOOKING STATEMENTS

This prospectus, including the information we incorporate by reference, includes forward-looking statements. You can identify our forward-looking statements by words such as “estimate,” “believe,” “expect,” “anticipate,” “plan,” “budget,” or other words that convey the uncertainty of future events or outcomes. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements contained in this prospectus and the documents we have incorporated by reference.

The forward-looking statements are not guarantees of future performance, and we caution you not to rely unduly on them. We have based many of these forward-looking statements on expectations and assumptions about future events that may prove to be inaccurate. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, contingencies and uncertainties relate to, among other matters, the following:

•	the cyclical nature of the chemical and refining industries;

•	the availability, cost and volatility of raw materials and utilities;

•	uncertainties associated with the United States and worldwide economies, including those due to the war in Iraq and political tensions in the Middle East and elsewhere;

•	current and potential governmental regulatory actions in the United States and regulatory actions and political unrest in other countries;

•	industry production capacity and operating rates;

•	the supply/demand balance for our products and our joint ventures’ products;

•	competitive products and pricing pressures;

•	access to capital markets;

•	potential terrorist acts;

•	operating interruptions (including leaks, explosions, fires, weather-related incidents, mechanical failure, unscheduled downtime, labor difficulties, transportation interruptions, spills and releases, and other environmental risks);

•	technological developments; and

•	our ability to implement our business strategies, including cost reductions.

We have discussed some of these factors in more detail in the “Risk Factors” section of this prospectus and in our filings with the SEC, including those filings incorporated by reference into this prospectus. These factors are not necessarily all the important factors that could affect us or our joint ventures. We advise you that you should (1) be aware that important factors we do not refer to above could affect the accuracy of our forward-looking statements and (2) use caution and common sense when considering our forward-looking statements. We do not intend to update these statements unless the securities laws require us to do so.

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the registration rights agreement that we entered into in connection with the private offering of the outstanding notes. We will not receive any cash proceeds from the issuance of the new notes. In consideration for issuing the new notes, we will receive in exchange a like principal amount of the outstanding notes. The outstanding notes surrendered in exchange for the new notes will be retired and canceled, and cannot be reissued. Accordingly, issuance of the new notes will not result in any change in our capitalization.

We used the net proceeds from the sale of the outstanding notes to (i) prepay in full the approximately $103 million of term loans outstanding under our credit facility and pay a 1% prepayment premium and (ii) repay with the remaining proceeds, the revolving credit loans we borrowed to fund the purchase, pursuant to a purchase option, of our new butanediol facility in The Netherlands that we leased pursuant to an operating lease.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2003 on an historical basis.

As of March 31, 2003
Cash and cash equivalents	$331

Debt, including current maturities of long-term debt (a):
Secured debt:(b)
Credit facility (c)	$103
Senior Secured Notes due 2007	1,900
Senior Secured Notes due 2008 (d)	723
Senior Secured Notes due 2012	276
Debentures due 2005-2020	424
Senior Subordinated Notes due 2009	500
Other debt	1

Total debt, including current maturities of long-term debt	3,927
Minority interest	145
Stockholders’ equity	1,094

Total capitalization	$5,166

(a)	Does not include approximately $2.9 billion in joint venture debt, which includes $300 million of Equistar debt for which Lyondell is a guarantor and $30 million for which Lyondell is a co-obligor (although as between Lyondell and Equistar with respect to this debt, Equistar is primarily liable).
(b)	Does not include the outstanding notes and the application of proceeds therefrom. The proceeds from the sale of these notes were used to (1) prepay in full the $103 million of term loans outstanding under our credit facility and pay a 1% prepayment premium, if applicable, and (2) to fund the $218 million required to exercise the purchase option under the facility lease for our butanediol facility in The Netherlands.
(c)	Total committed revolver capacity is $350 million, none of which was borrowed as of March 31, 2003. The revolver availability is reduced to the extent of certain outstanding letters of credit provided under the credit facility, which totaled $50 million as of March 31, 2003.
(d)	Of the $723 million aggregate principal amount of 9 1/2% senior secured notes due 2008, $337 million of such notes were issued net of original issue discount of $7 million. As a result of this discount, the effective interest rate on those notes is approximately 10%.

THE EXCHANGE OFFER

Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We are offering to issue new registered 10 1/2% senior secured notes due 2013 in exchange for a like principal amount of our outstanding unregistered 10 1/2% senior secured notes due 2013 issued on May 20, 2003. We may extend, delay or terminate the exchange offer. Holders of outstanding notes who wish to tender will need to complete and timely submit the exchange offer documentation related to the exchange.

Purpose and Effect of the Exchange Offer

We entered into a registration rights agreement with the initial purchasers of the outstanding notes in which we agreed to file a registration statement relating to an offer to exchange the outstanding notes for new notes within 100 days after the closing of the offering and to use our reasonable best efforts to have it declared effective within 210 days after issuing the outstanding notes. We are offering the new notes under this prospectus to satisfy those obligations under the registration rights agreement.

If the exchange offer is not permitted by applicable law or SEC policy or in general if any holder of the outstanding notes notifies us before the 20th business day following the consummation of the exchange offer that:

•	it is prohibited by law or SEC policy from participating in the exchange offer;

•	it cannot resell the new notes to the public without delivering a prospectus and this prospectus is not appropriate or available for those resales by it; or

•	it is a broker-dealer that holds notes acquired directly from us or any of our affiliates,

we will file with the SEC a shelf registration statement to cover resales of outstanding notes.

If we fail to comply with the applicable deadlines for filing the registration statements or completion of the exchange offer, we may be required to pay liquidated damages to holders of the outstanding notes. Please read the section captioned “Description of New Notes—Registration Rights; Liquidated Damages” for more details regarding the registration rights agreement.

To receive transferable new notes in exchange for your outstanding notes in the exchange offer, you, as holder of the tendered outstanding notes, will be required to make the following representations to us:

•	you are not an “affiliate,” as defined in Rule 405 of the Securities Act, of us or a broker-dealer tendering outstanding notes acquired directly from us for your own account;

•	if you are not a broker-dealer or are a broker-dealer but will not receive new notes for your own account in exchange for outstanding notes, you are not engaged in and do not intend to participate in a distribution of the new notes;

•	you have no arrangement or understanding with any person to participate in a distribution of the new notes or the outstanding notes within the meaning of the Securities Act;

•	you are acquiring the new notes in the ordinary course of your business; and

•	if you are a broker-dealer that will receive new notes for your own account in exchange for outstanding notes, you represent that the outstanding notes to be exchanged for new notes were acquired by you as a result of market-making activities or other trading activities and you acknowledge that you will deliver a prospectus meeting the requirements of the Securities Act in connection with the resale of any new notes. It is understood that you are not admitting that you are an “underwriter” within the meaning of the Securities Act by acknowledging that you will deliver, and by delivery of, a prospectus.

Based on interpretations of the SEC staff in “no action letters” issued to third parties, we believe that each new note issued to a holder tendering in the exchange offer may be offered for resale, resold and otherwise transferred by you, the holder of that new note, without compliance with the registration and prospectus delivery provisions of the Securities Act if:

•	you are not our “affiliate” within the meaning of Rule 405 under the Securities Act;

•	the new note is acquired in the ordinary course of your business; and

•	you do not intend to participate in the distribution of new notes.

However, the SEC has not considered the legality of our exchange offer in the context of a “no action letter,” and there can be no assurance that the staff of the SEC would make a similar determination with respect to our exchange offer as in other circumstances.

If you tender outstanding notes in the exchange offer with the intention of participating in any manner in a distribution of the new notes, you:

•	cannot rely on these interpretations by the SEC staff; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

Unless an exemption from registration is otherwise available, any holder intending to distribute new notes should be covered by an effective registration statement under the Securities Act containing the holder’s information required by Item 507 or Item 508, as applicable, of Regulation S-K under the Securities Act. This prospectus may be used for an offer to resell, resale or other transfer of new notes only as specifically described in this prospectus. We have agreed to make this prospectus available in connection with resales of the new notes for up to 180 days from the consummation of the exchange offer. Failure to comply with the registration and prospectus delivery requirements by a holder subject to these requirements could result in that holder incurring liability for which it is not indemnified by us. Only broker-dealers that acquired the outstanding notes as a result of market-making activities or other trading activities may participate in the exchange offer. Please read the section captioned “Plan of Distribution” for more details regarding the transfer of new notes.

Terms of the Exchange Offer

Upon the terms and subject to the conditions described in this prospectus and in the accompanying letter of transmittal, we will accept for exchange any outstanding notes properly tendered and not withdrawn before the expiration date. We will issue $1,000 principal amount of new notes in exchange for each $1,000 principal amount of outstanding notes surrendered under the exchange offer. Outstanding notes may be tendered only in integral multiples of $1,000. The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered for exchange.

As of the date of this prospectus, $325 million aggregate principal amount of the outstanding notes are not yet registered. This prospectus and the letter of transmittal accompanying this prospectus are being sent to all registered holders of outstanding notes. There will be no fixed record date for determining registered holders of outstanding notes entitled to participate in the exchange offer.

We intend to conduct the exchange offer according to the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, and the rules and regulations of the SEC. Outstanding notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits the holders have under the indenture. However, these outstanding notes will not be freely tradable. Other than in connection with the exchange offer and as specified in the registration rights agreement, we are not obligated to, nor do we currently anticipate that we will, register the outstanding notes under the Securities Act. See “—Consequences of Failure to Exchange” below.

We will be deemed to have accepted for exchange properly tendered outstanding notes when we have given oral or written notice of the acceptance to the exchange agent and complied with the applicable provisions of the registration rights agreement.

Holders tendering outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. It is important for holders to read the section labeled “—Fees and Expenses” for more details regarding fees and expenses incurred in the exchange offer.

We will return any outstanding notes that we do not accept for exchange for any reason without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

Expiration Date

The exchange offer will expire at 5:00 p.m., New York City time on August 28, 2003 unless, in our sole discretion, we extend the exchange offer.

Extensions, Delay in Acceptance, Termination or Amendment

We reserve the right, at any time or at various times, to extend the period of time during which the exchange offer is open. During any extensions, all outstanding notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange. We do not currently intend to extend the expiration date.

To extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We will also make a public announcement of the extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we will have no obligation to publish, advertise or otherwise communicate any public announcement, other than by making a timely release to the Dow Jones News Service.

If any of the conditions described below under “—Conditions to the Exchange Offer” have not been satisfied, we reserve the right, in our sole discretion:

•	to delay accepting for exchange any outstanding notes;

•	to extend the exchange offer; or

•	to terminate the exchange offer

by giving oral or written notice of a delay, extension or termination to the exchange agent. Subject to the terms of the registration rights agreement, we also reserve the right to amend the terms of the exchange offer in any manner.

Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice to the registered holders of the outstanding notes. If we amend the exchange offer in a manner we determine to constitute a material change, we will promptly disclose the amendment by means of a prospectus supplement. The supplement will be distributed to the registered holders of the outstanding notes. Depending upon the significance of the amendment and the manner of disclosure to the registered holders, we may extend the exchange offer if the exchange offer would otherwise expire during that period.

Conditions to the Exchange Offer

If in our reasonable judgment the exchange offer, or the making of any exchange by a holder of outstanding notes, would violate applicable law or any applicable interpretation of the staff of the SEC:

•	we will not be required to accept for exchange, or exchange any new notes for, any outstanding notes; and

•	we may terminate the exchange offer as provided in this prospectus before accepting any outstanding notes for exchange.

In addition, we will not be obligated to accept for exchange the outstanding notes of any holder that has not made to us the following representations:

•	the representations described under “—Purpose and Effect of the Exchange Offer,” “—Procedures for Tendering” and “Plan of Distribution”; and

•	other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to us an appropriate form for registration of the new notes under the Securities Act.

We reserve the right to amend or terminate the exchange offer, and to reject for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions to the exchange offer specified above. We will give oral or written notice of any extension, amendment, nonacceptance or termination to the holders of the outstanding notes as promptly as practicable. These conditions are for our sole benefit, and we may assert them or waive them in whole or in part at any time or at various times in our sole discretion. If we fail at any time to exercise any of these rights, this failure will not mean that we have waived our rights. Each right will be deemed an ongoing right that we may assert at any time or at various times.

In addition, we will not accept for exchange any outstanding notes tendered and will not issue new notes in exchange for any outstanding notes, if at that time any stop order has been threatened or is in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939.

Procedures for Tendering

How to Tender Generally

Only a registered holder of outstanding notes may tender its outstanding notes in the exchange offer. If you are a beneficial owner of outstanding notes and wish to have the registered owner tender on your behalf, please see “—How to Tender if You Are a Beneficial Owner” below. To tender in the exchange offer, you must either comply with the procedures for manual tender or comply with the automated tender offer program procedures of DTC described below under “—Tendering Through DTC’s Automated Tender Offer Program.”

To complete a manual tender, you must:

•	complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal;

•	have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires;

•	mail or deliver the letter of transmittal or a facsimile of the letter of transmittal to the exchange agent before the expiration date; and

•	deliver, and the exchange agent must receive, before the expiration date:

-	the outstanding notes along with the letter of transmittal; or

-	a timely confirmation of book-entry transfer of the outstanding notes into the exchange agent’s account at DTC according to the procedure for book-entry transfer described below under “—Book-Entry Transfer.”

If you wish to tender your outstanding notes and cannot comply with the requirement to deliver the letter of transmittal and your outstanding notes or use the automated tender offer program of DTC before the expiration date, you must tender your outstanding notes according to the guaranteed delivery procedures described below.

For a tender to be effective, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at its address provided above under “Prospectus Summary—The Exchange Agent” before the expiration date. Any tender by a holder that is not withdrawn before the expiration date will constitute a legally binding agreement between the holder and us according to the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

The method of delivery of outstanding notes, the letter of transmittal and all other required documents to the exchange agent is at your election and risk. Rather than mail these items, we recommend that you use an overnight or hand-delivery service. In all cases, you should allow sufficient time to ensure delivery to the exchange agent before the expiration date. You should not send the letter of transmittal or outstanding notes to Lyondell. You may request your broker, dealer, commercial bank, trust company or other nominee to perform the deliveries on your behalf.

Book-Entry Transfer

The exchange agent will make a request to establish an account with respect to the outstanding notes at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution participating in DTC’s system may make book-entry delivery of outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent’s account at DTC according to DTC’s procedures for transfer. Holders of outstanding notes who are unable to deliver confirmation of the book-entry tender of their outstanding notes into the exchange agent’s account at DTC or all other documents required by the letter of transmittal to the exchange agent on or before the expiration date must tender their outstanding notes according to the guaranteed delivery procedures described below.

Tendering Through DTC’s Automated Tender Offer Program

The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s automated tender offer program to tender its outstanding notes. Participants in the program may transmit their acceptance of the exchange offer electronically instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent. Tendering through the automated tender offer program causes DTC to transfer the outstanding notes to the exchange agent according to its procedures for transfer. DTC will then send an agent’s message to the exchange agent.

The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, stating that:

•	DTC has received an express acknowledgment from a participant in its automated tender offer program that is tendering outstanding notes that are the subject of book-entry confirmation;

•	the participant has received and agrees to be bound by the terms of the letter of transmittal or, in the case of an agent’s message relating to guaranteed delivery, that the participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and

•	the agreement may be enforced against the participant.

How to Tender if You Are a Beneficial Owner

If you beneficially own outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender those notes, you should contact the registered holder promptly and instruct it to tender on your behalf. If you are a beneficial owner and wish to tender on your own behalf, you must, before completing and executing the letter of transmittal and delivering your outstanding notes, either:

•	make appropriate arrangements to register ownership of the outstanding notes in your name; or

•	obtain a properly completed bond power from the registered holder of outstanding notes.

The transfer of registered ownership may take considerable time and may not be completed before the expiration date.

Signatures and Signature Guarantees

You must have signatures on a letter of transmittal or a notice of withdrawal described below guaranteed by:

•	a member firm of a registered national securities exchange;

•	a member of the National Association of Securities Dealers, Inc.;

•	a commercial bank or trust company having an office or correspondent in the United States; or

•	an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act.

The above must be a member of one of the recognized signature guarantee programs identified in the letter of transmittal, unless the outstanding notes are tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal and the new notes are being issued directly to the registered holder of the outstanding notes tendered in the exchange for those new notes; or

•	for the account of a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution.

When Endorsements or Bond Powers are Needed

If the letter of transmittal is signed by a person other than the registered holder of the outstanding notes, the outstanding notes to be tendered must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the outstanding notes and a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution must guarantee the signature on the bond power.

If the letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. They should also submit evidence of their authority to deliver the letter of transmittal satisfactory to us unless we waive this requirement.

Determinations Under the Exchange Offer

We will determine in our sole discretion all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered outstanding notes and withdrawal of tendered outstanding notes. Our determination will be final and binding. We reserve the absolute right to reject any outstanding notes not properly tendered or any outstanding notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within the time we shall determine. Neither we, the exchange agent nor any other person will be under any duty to give notification of defects or irregularities with respect to tenders of outstanding notes, and none of the aforementioned will incur liability for failure to give notification. Tenders of outstanding notes will not be deemed made until any defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

When We Will Issue New Notes

In all cases, we will issue new notes for outstanding notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

•	delivery of the outstanding notes or a book-entry confirmation of the tender of the outstanding notes into the exchange agent’s account at DTC; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

Return of Outstanding Notes Not Accepted or Exchanged

If we do not accept any tendered outstanding notes for exchange for any reason described in the terms and conditions of the exchange offer or if outstanding notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or nonexchanged outstanding notes will be returned without expense to their tendering holder. In the case of outstanding notes tendered by book-entry transfer into the exchange agent’s account at DTC according to the procedures described below, the outstanding notes not accepted for exchange will be credited to an account maintained with DTC. These actions will occur as promptly as practicable after the expiration or termination of the exchange offer.

Your Representations to Us

By signing or agreeing to be bound by the letter of transmittal, you will represent that, among other things:

•	you are not an “affiliate,” as defined in Rule 405 of the Securities Act, of us or a broker-dealer tendering outstanding notes acquired directly from us for your own account;

•	if you are not a broker-dealer or are a broker-dealer but will not receive new notes for your own account in exchange for outstanding notes, you are not engaged in and do not intend to participate in a distribution of the new notes;

•	you have no arrangement or understanding with any person to participate in a distribution of the outstanding notes or the new notes within the meaning of the Securities Act;

•	you are acquiring the new notes in the ordinary course of your business; and

•	if you are a broker-dealer that will receive new notes for your own account in exchange for outstanding notes, you represent that the outstanding notes to be exchanged for new notes were acquired by you as a result of market-making activities or other trading activities and you acknowledge that you will deliver a prospectus meeting the requirements of the Securities Act in connection with the resale of any new notes. It is understood that you are not admitting that you are an “underwriter” within the meaning of the Securities Act by acknowledging that you will deliver, and by delivery of, a prospectus.

If you tender in the exchange offer for the purpose of participating in a distribution of the new notes:

•	you cannot rely on the applicable interpretations of the SEC; and

•	you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

Guaranteed Delivery Procedures

If you wish to tender your outstanding notes but your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC’s automated tender offer program before the expiration date, you may tender if:

•	the tender is made through a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an eligible guarantor institution; and

•	before the expiration date, the exchange agent receives from the member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., commercial bank or trust company having an office or correspondent in the United States, or eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery or a properly transmitted agent’s message and notice of guaranteed delivery:

-	stating your name and address, the registered number(s) of your outstanding notes and the principal amount of outstanding notes tendered;

-	stating that the tender is being made; and

-	guaranteeing that, within three business days after the expiration date, the letter of transmittal or facsimile thereof, together with the outstanding notes or a book-entry confirmation and any other documents required by the letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent; and

•	the exchange agent receives the properly completed and executed letter of transmittal or facsimile thereof, as well as all tendered outstanding notes in proper form for transfer or a book-entry confirmation and all other documents required by the letter of transmittal, within three New York Stock Exchange trading days after the expiration date.

Upon request to the exchange agent, the exchange agent will send you a notice of guaranteed delivery if you wish to tender your outstanding notes using the guaranteed delivery procedures described above.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, you may withdraw your tender at any time before 5:00 p.m., New York City time, on the expiration date unless we have previously accepted your notes for exchange. For a withdrawal to be effective:

•	the exchange agent must receive a written notice of withdrawal at one of the addresses listed above under “Prospectus Summary—The Exchange Agent”; or

•	the withdrawing holder must comply with the appropriate procedures of DTC’s automated tender offer program system.

Any notice of withdrawal must:

•	specify the name of the person (whom we refer to as the depositor) who tendered the outstanding notes to be withdrawn;

•	identify the outstanding notes to be withdrawn, including the registration number or numbers and the principal amount of the outstanding notes;

•	be signed by the depositor in the same manner as the original signature on the letter of transmittal used to deposit those outstanding notes or be accompanied by documents of transfer sufficient to permit the trustee for the outstanding notes to register the transfer into the name of the depositor withdrawing the tender; and

•	specify the name in which the outstanding notes are to be registered, if different from that of the depositor.

If outstanding notes have been tendered under the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of DTC.

We will determine, in our sole discretion, all questions as to the validity, form, eligibility and time of receipt of notice of withdrawal. Our determination shall be final and binding on all parties. We will deem any outstanding notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

Any outstanding notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder or, in the case of outstanding notes tendered by book-entry transfer into the exchange agent’s account at DTC according to the procedures described above, the outstanding notes will be credited to an account maintained with DTC for the outstanding notes. This return or crediting will take place as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. At any time on or before the expiration date, holders may re-tender properly withdrawn outstanding notes by following one of the procedures described under “—Procedures for Tendering” above.

Fees and Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail, but we may make additional solicitation by telephone, electronically or in person by the exchange agent, our officers and regular employees and those of our affiliates.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the outstanding notes and in handling or forwarding tenders for exchange.

We will pay the cash expenses to be incurred in connection with the exchange offer, including:

•	SEC registration fees;

•	fees and expenses of the exchange agent and trustee;

•	accounting and legal fees and printing costs; and

•	related fees and expenses.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of outstanding notes under the exchange offer. A tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•	certificates representing outstanding notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding notes tendered;

•	tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of outstanding notes under the exchange offer.

If satisfactory evidence of payment of any transfer taxes payable by a holder is not submitted with the letter of transmittal, the amount of the transfer taxes will be billed directly to that tendering holder.

Consequences of Failure to Exchange

If you do not exchange your outstanding notes for new notes in the exchange offer, your notes will remain subject to the existing restrictions on transfer. In general, you may not offer or sell the outstanding notes unless they are registered under the Securities Act or the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act. Based on interpretations of the SEC staff, you may offer for resale, resell or otherwise transfer new notes issued in the exchange offer without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	you are not our “affiliate” within the meaning of Rule 405 under the Securities Act;

•	you acquired the new notes in the ordinary course of your business; and

•	you have no arrangement or understanding with respect to the distribution of the new notes to be acquired in the exchange offer.

We may, in the future, seek to acquire untendered outstanding notes in open-market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any outstanding notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered outstanding notes.

Accounting Treatment

We will not recognize a gain or loss for accounting purposes upon the consummation of the exchange offer. We will amortize expenses of the exchange offer over the term of the new notes under accounting principles generally accepted in the United States.

DESCRIPTION OF OTHER INDEBTEDNESS

Credit Facility

As of March 31, 2003, the principal amounts outstanding, then-current interest rates and maturity dates of the term loans and revolving credit facility were as follows:

Debt	Principal Amount Outstanding	Interest Rate	Maturity
Term Loan E(a)	$103 million	LIBOR plus 4.375%	May 17, 2006
Revolving loans(b)	—(c)	LIBOR plus 3.500%	June 30, 2005

(a)	A portion of the net proceeds from the sale of the outstanding notes was used to prepay in full the $103 million of Term Loan E outstanding and to pay a 1% prepayment premium.
(b)	Following completion of our March 2003 credit facility amendment, we are currently required to pay a commitment fee of 1.00% on the unused portion of the $350 million revolving credit facility. The applicable interest rate margin and commitment fee payable by us will vary depending on our senior secured debt rating.
(c)	We borrowed $218 million under the revolving credit loans in connection with the offering of the outstanding notes to fund the purchase, pursuant to a purchase option, of our new butanediol facility in The Netherlands that we leased pursuant to an operating lease. We used a portion of the net proceeds from the offering of the outstanding notes to repay the revolving credit loans.

Security

Our obligations under the credit facility are secured by equal and ratable liens on the collateral that will secure the new notes and certain other outstanding debt.

Subsidiary Guarantees

Our obligations under the credit facility are guaranteed by the subsidiaries that will guarantee the new notes.

Covenants

Our credit facility contains covenants that, subject to exceptions, restrict sale and leaseback transactions, lien incurrence, debt incurrence, dividends and investments, non-regulatory capital expenditures, certain payments, sales of assets and mergers and consolidations, and require us to maintain certain ownership interests in certain of our existing joint ventures and to ensure that certain of our existing joint ventures limit capital expenditure and debt levels and maintain cash distribution policies. In addition, the credit facility requires us to maintain specified financial ratios and consolidated net worth. The breach of these covenants would permit the lenders under our credit facility to declare the loans immediately payable, which would result in an event of default under our indentures, and would permit the lenders under our credit facility to terminate future lending commitments. As a result of continuing adverse conditions in the industry, in March 2003, Lyondell obtained amendments to its credit facility to provide additional financial flexibility by easing certain financial ratio requirements. The financial ratio requirements, however, become increasingly restrictive over time. We were in compliance with all such covenants as of March 31, 2003. See “Risk Factors—Risk Factors Relating to Our Debt and the New Notes—Our debt agreements may restrict our ability to take certain actions.”

Events of Default

The credit facility includes customary events of default, including a change of control, as defined in the credit facility.

Existing Senior Secured Notes

As of March 31, 2003, we had outstanding the following senior secured notes:

•	$900 million of 9.625% Senior Secured Notes, Series A, due 2007;

•	$1 billion of 9.875% Senior Secured Notes, Series B, due 2007;

•	$393 million of 9.500% Senior Secured Notes due 2008;

•	$276 million of 11.125% Senior Secured Notes due 2012; and

•	$330 million of 9.500% Senior Secured Notes due 2008.

In addition, on May 20, 2003 we issued $325 million of the outstanding notes. We used the net proceeds from that offering to (i) prepay in full the approximately $103 million of term loans outstanding under our credit facility and pay a 1% prepayment premium and (ii) repay with the remaining proceeds the revolving credit loans we borrowed to fund the purchase, pursuant to a purchase option, of our new butanediol facility in The Netherlands that we leased pursuant to an operating lease.

The existing senior secured notes are secured by equal and ratable liens on the same collateral that will secure the new notes offered hereby and debt under the credit facility, and these existing notes are guaranteed by the same subsidiaries that will guarantee the new notes offered hereby. The indentures for the existing senior secured notes contain covenant, asset sale, change of control and event of default provisions substantially similar to the covenant, asset sale, change of control and event of default provisions in the indenture governing the new notes offered hereby.

Senior Subordinated Notes

As of March 31, 2003, we had outstanding $500 million of 10.875% Senior Subordinated Notes due 2009. These senior subordinated notes are guaranteed by the same subsidiaries that will guarantee the new notes offered hereby. The indenture for the senior subordinated notes contains covenant, asset sale, change of control and event of default provisions substantially similar to the covenant, asset sale, change of control and event of default provisions in the indenture governing the existing senior secured notes.

Lyondell Debentures

As of March 31, 2003, we had the following outstanding debentures that were originally issued by ARCO Chemical Company, which was acquired by Lyondell in 1998 and merged into Lyondell in 1999:

•	$100 million of 9.375% debentures due 2005;

•	$100 million of 10.250% debentures due 2010; and

•	$224 million of 9.800% debentures due 2020.

The debentures are secured by liens on Lyondell’s manufacturing plants located in Pasadena (Bayport), Texas, Channelview, Texas and Lake Charles, Louisiana. These liens are equal and ratable with the liens on those assets that secure the senior secured notes and the loans under the credit facility. The indentures for these debentures contain limitations on liens and sale and leaseback transactions.

Joint Venture Debt

Equistar Debt

As of March 31, 2003, the principal amounts outstanding, interest rates and maturity dates of the debt obligations of Equistar were as follows:

Debt	Principal Amount Outstanding	Interest Rate	Maturity
Credit Facility:
Revolving loans (a)	$—	LIBOR plus 2.25%	August 2006
Term loans (b)	$296 million	LIBOR plus 3.50%	August 2007
Notes due 2004 (b)	$300 million	8.50%	February 2004
Notes due 2006 (c)	$150 million	6.50%	February 2006
Notes due 2008	$700 million	10.125%	August 2008
Notes due 2009	$599 million	8.75%	February 2009
Debentures due 2026 (c)	$150 million	7.55%	February 2026
Medium term notes due 2003 (c)	$29 million	9.7% (average)	September 2003
Medium term notes due 2005 (c)	$1 million	11.2%	March 2005

(a)	Equistar currently also pays a facility fee of 0.750% per annum on the entire $354 million revolving credit facility. The applicable margin and facility fee for revolving credit facility borrowings will vary depending on Equistar’s leverage ratio and usage of the revolving credit facility.
(b)	Equistar completed an offering of $450 million of 10.625% senior notes due 2011 on April 22, 2003. The proceeds, net of associated fees and expenses, were used to (1) redeem $300 million of 8.50% notes due February 2004, (2) prepay approximately $122 million of the $296 million of outstanding term loans under Equistar’s credit facility and (3) pay associated prepayment premiums of approximately $17 million.
(c)	This debt was assumed by Equistar from Lyondell in connection with Equistar’s formation in 1997. Lyondell remains a guarantor of this debt (or, in the case of the medium-term notes, a co-obligor, although Equistar is primarily liable as between the two entities).

Equistar Covenants

Equistar’s credit facility and senior unsecured notes indenture contain covenants that, subject to exceptions, restrict sale and leaseback transactions, investments, non-regulatory capital expenditures, certain payments, lien incurrence, debt incurrence, sales of assets and mergers and consolidations and contain customary events of default, including a change of control. In addition, the Equistar credit facility requires Equistar to maintain specified financial ratios, in all cases as provided in the credit facility. The breach of these covenants would permit the lenders under Equistar’s credit facility to declare the loans immediately payable, which would result in an event of default under Equistar’s indentures, and would permit the lenders under Equistar’s credit facility to terminate future lending commitments.

As a result of continuing adverse conditions in the industry, in March 2003, Equistar obtained amendments to its credit facility to provide additional financial flexibility by making certain financial ratio requirements less restrictive, except that the maximum permitted debt ratios become more restrictive beginning September 30, 2004. The financial ratio requirements under Equistar’s credit facility become increasingly restrictive beginning in the fourth quarter of 2003. Equistar was in compliance with all covenants under its debt instruments as of March 31, 2003. See “Risk Factors—Risk Factors Relating to Our Debt and the New Notes—Our debt agreements may restrict our ability to take certain actions.” Subject to certain exceptions and permitted liens, the Equistar credit facility is secured by a lien on Equistar’s accounts receivable, inventory, other personal property and certain fixed assets. Equistar’s debt instruments do not prohibit the payment by it of distributions to its owners, except that its credit facility prohibits distributions in the event of a default thereunder. In addition, Equistar’s credit facility, senior notes due 2008 and senior notes due 2011 require the payment of additional interest if, at the time of, or as a result of, payment of any such dividend, Equistar’s interest coverage ratio, as defined therein, is less than 1.75 to 1.

LCR Debt

As of March 31, 2003, the principal amounts outstanding, then-current interest rates and maturity dates of the debt obligations of LCR were as follows:

Debt	Principal Amount Outstanding	Interest Rate	Maturity
Credit Facility:
Revolving loans (a)	$—	LIBOR plus 3.000%(b)	June 2004
Term loans	$450 million	LIBOR plus 3.000%(b)	June 2004
Loans payable to Lyondell	$229 million	LIBOR plus basis	December 2004
points consistent with a BBB+ issuer
Loans payable to CITGO	$35 million	LIBOR plus basis points consistent with a BBB+ issuer	December 2004

(a)	This facility is a $70 million revolving credit facility.
(b)	The margin increases to 3.500% in December 2003.

LCR Covenants

Under the covenant provisions of its credit agreements, LCR has agreed to, among other things, maintain certain specified financial ratios (including a consolidated net worth, debt to total capitalization, interest coverage ratio and leverage ratio), not enter into certain transactions with affiliates, not make certain investments, not create certain liens, not incur certain debt, not make distributions (including distributions to its owners during an event of default or repurchases of its capital securities), not allow its subsidiaries to incur certain debt, not enter into certain asset sales and not take certain specified actions with respect to its crude supply agreement, products purchase agreement or certain of LCR’s formation documents. See “Risk Factors—Risk Factors Relating to Our Debt and the New Notes—Our debt agreements may restrict our ability to take certain actions.” The breach by LCR of any of the covenants or financial requirements in its credit agreement could result in a default, which would permit the lenders to declare the loans immediately payable and to terminate future lending commitments. In April 2003, LCR obtained an amendment to its debt facilities clarifying a definition in the agreements. LCR was in compliance with all covenants under its debt instruments as of March 31, 2003.

Subject to certain exceptions and permitted liens, the LCR credit facilities are secured by liens on substantially all of LCR’s assets.

DESCRIPTION OF NEW NOTES

As used in this “Description of New Notes,” (i) the term the “Company” refers to Lyondell Chemical Company and not to any of its subsidiaries and (ii) except as otherwise specified, the term “new note” and “new notes” means the new notes offered hereby together with any outstanding unregistered notes that are not validly tendered and exchanged in the exchange offer. All such notes will vote together as a single class for all purposes under the indenture. For definitions of certain terms used in the following summary, see “—Certain Definitions” below.

General

The form and the term of the new notes are the same as the form and term of the outstanding notes they will replace, except that:

•	the new notes are registered under the Securities Act;

•	the new notes will not bear legends restricting transfer; and

•	holders of the new notes will not be entitled to some rights under the registration rights agreement, including our payment of liquidated damages for failure to meet specified deadlines that will terminate when the exchange offer is consummated.

The new notes will be issued solely in exchange for an equal principal amount of outstanding unregistered 10 1/2% senior secured notes validly tendered in the exchange offer. As of the date of this prospectus, there are $325 million aggregate principal amount of outstanding notes. See “The Exchange Offer”.

The new notes will be issued under the same indenture as the outstanding notes. The indenture was entered into on May 20, 2003 among the Company, the Subsidiary Guarantors party thereto and The Bank of New York, as trustee (the “Trustee”). The terms of the new notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The new notes are subject to all such terms, and holders of new notes are referred to the indenture and the Trust Indenture Act for a statement of all the terms. Because this is a summary, it does not contain all of the information that may be important to you. You should read the indenture in its entirety, including the definitions in the indenture of certain terms used below. Copies of the indenture, registration rights agreement and Security Documents are available as described under “Where You Can Find More Information.”

The new notes will be general secured obligations of the Company and will rank pari passu in right of payment with all other existing and future unsubordinated indebtedness of the Company, including indebtedness under the Existing Credit Facility and the Existing Senior Secured Notes. While unsecured and unsubordinated indebtedness ranks pari passu with the new notes in right of payment, the holders of the new notes, together with the holders of other outstanding secured indebtedness, may, to the exclusion of unsecured creditors, seek recourse against the pledged assets as security for the new notes and such other secured indebtedness until amounts owed under the new notes and the other secured indebtedness are satisfied in full. The Company’s obligations under the new notes will also be guaranteed on a senior basis by the Subsidiary Guarantors. See “Subsidiary Guarantees.” As of the Issue Date, ARCO Chemical Technology, Inc., ARCO Chemical Technology, L.P. and Lyondell Chemical Nederland, Ltd. will be the only Subsidiary Guarantors. The Subsidiary Guarantees will be general unsecured obligations of the Subsidiary Guarantors and will rank pari passu in right of payment to all existing and future unsubordinated indebtedness of the Subsidiary Guarantors. At March 31, 2003, on a pro forma basis after giving effect to the offering of the outstanding notes and exchange offer:

•	approximately $3.6 billion in principal amount of outstanding unsubordinated Indebtedness of the Company and the Subsidiary Guarantors would have been secured, including the new notes, the Indebtedness under the Existing Credit Facility and the Existing Senior Secured Notes;

•	approximately $58 million of outstanding Indebtedness of the Company and the Subsidiary Guarantors would have been pari passu with the new notes and unsecured and ranking effectively junior to the new notes to the extent of the value of the assets securing the new notes, consisting primarily of hedging obligations and undrawn letters of credit; and

•	the $500 million in principal amount of Senior Subordinated Notes are, by their terms, subordinated to the new notes.

Structural Subordination. Many of the operations of the Company are conducted through its Subsidiaries and Joint Ventures and, therefore, the Company is dependent upon the cash flow of its Subsidiaries and Joint Ventures to meet its obligations, including its obligations under the new notes. The new notes will be effectively subordinated to all outstanding Indebtedness and other liabilities and commitments (including trade payables and operating lease obligations) of the Company’s Subsidiaries and Joint Ventures, except to the extent they are Subsidiary Guarantors. Any right of the Company to receive assets of any of its Subsidiaries or Joint Ventures that are not Subsidiary Guarantors upon the latter’s liquidation or reorganization or insolvency (and the consequent right of the holders of new notes to participate in those assets) will be effectively subordinated to the claims of that Subsidiary’s or Joint Venture’s creditors and preferred stockholders, except to the extent that the Company is itself recognized as a creditor of such Subsidiary or Joint Venture. In that case, the claims of the Company would still be subordinate to any lien or security interest in the assets of such Subsidiary or Joint Venture and any Indebtedness of such Subsidiary or Joint Venture senior to that held by the Company. At March 31, 2003, on a pro forma basis after giving effect to the offering of the outstanding notes and the exchange offer, the new notes would have been effectively subordinated to approximately $4.5 billion of outstanding total liabilities of the Company’s Joint Ventures, excluding intercompany liabilities but including $2.9 billion of long-term debt (including current maturities), and approximately $255 million of outstanding total liabilities, excluding intercompany liabilities but including $2 million of long-term debt (including current maturities) of the nonguarantor subsidiaries. See “Risk Factors—Risk Factors Relating to Our Debt and the New Notes—The new notes are subordinated to debt of our joint ventures and non-guarantor subsidiaries.”

Under certain circumstances, the Company will be able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries and Joint Ventures, so long as they are not Subsidiaries of the Company (and, if they are Subsidiaries, at any time that they are designated as Unrestricted Subsidiaries), will not be subject to many of the restrictive covenants set forth in the indenture.

Principal, Maturity and Interest

The new notes will mature on June 1, 2013. Interest on the new notes will accrue at 10 1/2% per annum and will be payable semiannually in arrears on June 1 and December 1 of each year, commencing on December 1, 2003, to holders of record on the immediately preceding May 15 or November 15, respectively. Interest on the new notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from May 20, 2003.

Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal of and premium, if any, and interest and liquidated damages, if any, on the new notes will be payable at the office or agency of the Company maintained for such purpose within the City and the State of New York or, at the option of the Company, payment of interest and liquidated damages, if any, may be made by check mailed to the holders of the new notes at their respective addresses set forth in the register of holders of new notes; provided that all payments with respect to Global Notes, the holders of which have given wire transfer instructions, on or prior to the relevant record date, to the paying agent, will be required to be made by wire transfer of immediately available funds to the accounts specified by such holders. Until otherwise designated by the Company, the Company’s office or agency in New York will be the office of the Trustee maintained for such purpose. The new notes will initially be issued in global form and, in the event they are subsequently certificated, in denominations of $1,000 and integral multiples thereof.

Subject to the covenants described below under “Certain Covenants,” the Company may issue additional notes under the indenture having the same terms in all respects as the new notes (or in all respects except for the payment of interest on the new notes (i) scheduled and paid prior to the date of issuance of such additional notes or (ii) payable on the first interest payment date following such date of issuance); provided that the aggregate principal amount of all notes outstanding under the indenture after giving effect to any such issuance shall not exceed the amount that may be equally and ratably secured with obligations under the Existing Credit Facility without causing a default under the Existing Credit Facility; provided further that prior to any such issuance, the Company shall have delivered to the Trustee an opinion of counsel confirming that the holders of the new notes then outstanding will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such additional notes were not issued. The new notes, any unregistered notes that remain outstanding following the closing of the exchange offer and any such additional notes will be treated as a single class of notes under the indenture.

Security

The new notes will be secured by a lien equally and ratably with all Senior Indebtedness owing under the Existing Credit Facility and the Existing Senior Secured Notes (and, with respect to certain of the Company’s manufacturing plants described below, with Existing ARCO Chemical Debt as well) pursuant to certain security agreements and pledge agreements, as amended from time to time (collectively, the “Security Documents”) between the Company or certain of its Restricted Subsidiaries and JPMorgan Chase Bank, as collateral agent.

The liens granted under the Security Documents constitute first-priority liens, subject to certain exceptions and permitted liens described therein, on:

•	personal property of the Company;

•	substantially all the Equity Interests directly owned by the Company of the Company’s domestic subsidiaries and 65% of the Equity Interests directly owned by the Company of the Company’s foreign subsidiaries (other than the stock of certain subsidiaries for which consent is required in order to permit a pledge to the extent such consent has not been obtained);

•	the rights of certain of the Company’s Joint Venture Subsidiaries to receive distributions from Joint Ventures in which they hold Equity Interests and all the Equity Interests in such Joint Venture Subsidiaries; and

•	mortgages on the Company’s facilities located in Pasadena (Bayport), Texas, Channelview, Texas and Lake Charles, Louisiana

(collectively and together with any other assets that may be pledged from time to time, the “Collateral”).

The indenture and the Security Documents will also require that holders of the new notes be granted a lien equally and ratably with any lien granted on additional assets to secure the holders of Senior Indebtedness under the Existing Credit Facility subsequent to the Issue Date.

The liens that will secure the new notes also secure the Existing Credit Facility, the Existing Senior Secured Notes and, in the case of the mortgages, the Existing ARCO Chemical Debt. The new notes, as well as the Existing Senior Secured Notes and the Existing ARCO Chemical Debt, will automatically cease to be secured by those liens if and when those liens no longer secure the Existing Credit Facility. The liens would automatically terminate if the revolving loans and term loans under the Existing Credit Facility were repaid in full and the related commitments terminated thereunder without being replaced with another secured facility. The liens that secure the Existing Credit Facility would be released if such a release were approved by the requisite lenders under the Existing Credit Facility, and the consent of the holders of the new notes would not be required for such a release. The Security Documents generally provide that liens will be automatically released if the assets subject to such lien are transferred or otherwise disposed of in compliance with the provisions of the Existing Credit

Facility. The Existing Credit Facility specifically provides that liens will be automatically released from assets that are the subject of a Major Asset Sale and that are transferred to a Subject Asset Transferee in accordance with the terms of the Existing Credit Facility. In addition, the collateral agent and the Company may amend the provisions of the Security Documents with the consent of the requisite lenders under the Existing Credit Facility and without the consent of the holders of the new notes. The requisite lenders under the Existing Credit Facility have the sole ability to control remedies (including upon sale or liquidation after acceleration of the notes or the debt under the Existing Credit Facility) with respect to the collateral. The indenture provides that the Company and its Restricted Subsidiaries that are parties to any Security Documents will comply with all covenants and agreements contained in such Security Documents the failure to comply with which would have a material adverse effect on the Liens purported to be created thereby, unless such failure to comply is waived by the requisite lenders under the Existing Credit Facility and, after that waiver, the Company is in compliance with the covenant described under “Security.” See “Risk Factors—Risk Factors Relating to Our Debt and the New Notes—You may not be able to fully realize the value of your liens—The security for your benefit can be released without your consent.”

From and after the date when all liens granted in favor of the holders of Senior Indebtedness under the Existing Credit Facility are released, the provisions regarding security described above will no longer apply. The provisions of the covenant described below under “Certain Covenants—Liens” will, however, continue to apply.

Subsidiary Guarantees

ARCO Chemical Technology, Inc., ARCO Chemical Technology, L.P. and Lyondell Chemical Nederland, Ltd. initially will be the only Subsidiary Guarantors of the new notes. In addition, the indenture provides that any Restricted Subsidiary that Guarantees or secures the payment of any other Indebtedness of the Company or any of its Restricted Subsidiaries must also guarantee the payment of the new notes, subject to certain exceptions described below under “Certain Covenants—Limitations on Issuances of Guarantees of Indebtedness by Subsidiaries.” The Subsidiary Guarantors will unconditionally guarantee the due and punctual payment of the principal of and premium, if any, and interest and liquidated damages, if any, on the new notes, when and as the same shall become due and payable, whether at maturity, upon redemption, by declaration or otherwise (the “Subsidiary Guarantees”). The terms of each Subsidiary Guarantee provide that the obligations of the Subsidiary Guarantor thereunder will be limited so as not to constitute a fraudulent conveyance under applicable law. The Subsidiary Guarantees will be general senior obligations of the Subsidiary Guarantors.

The indenture provides that no Subsidiary Guarantor may consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the surviving person) another corporation, person or entity, whether or not affiliated with such Subsidiary Guarantor unless:

(i) subject to the provisions of the following paragraph, the person formed by or surviving any such consolidation or merger if other than the Company or such Subsidiary Guarantor assumes all the obligations of such Subsidiary Guarantor, pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee, under its Subsidiary Guarantee;

(ii) immediately after giving effect to such transaction, no Default or Event of Default exists; and

(iii) the Company would, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period,

(A) have a Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction, and

(B) except with respect to a consolidation or merger with a person that has no outstanding Indebtedness, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the covenant described under the caption “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.”

The requirements of clauses (i) and (iii) of this paragraph will not apply in the case of a consolidation with or merger with or into the Company and the requirements of clause (iii) of this paragraph will not apply in the case of a consolidation with or merger with or into another Subsidiary Guarantor.

The indenture provides that:

(i) in the event of a sale or other disposition, by way of merger, consolidation or otherwise, of all the Capital Stock of any Subsidiary Guarantor to any person that is not an Affiliate of the Company, such Subsidiary Guarantor will be released and relieved of any obligations under its Subsidiary Guarantee; provided that the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture. See “Repurchase at the Option of Holders—Asset Sales;”

(ii) upon the release or discharge of the Guarantee that resulted in the creation of the Subsidiary Guarantee of such Subsidiary Guarantor (or, in the case of the Subsidiary Guarantee of ARCO Chemical Technology, Inc., ARCO Chemical Technology L.P. or Lyondell Chemical Nederland, Ltd. issued on the Issue Date, the release or discharge of its Guarantee of Indebtedness under the Existing Credit Facility and the Existing Senior Secured Notes), except a discharge or release by or as a result of payment under such Guarantee, such Subsidiary Guarantor will be released and relieved of any obligations under its Subsidiary Guarantee; and

(iii) upon the designation of any Subsidiary Guarantor as an Unrestricted Subsidiary in accordance with the terms of the indenture, such Subsidiary Guarantor will be released and relieved of any obligations under its Subsidiary Guarantee.

See “Certain Covenants—Limitations on Issuances of Guarantees of Indebtedness by Subsidiaries.”

Mandatory Redemption

Except as set forth below under “Repurchase at the Option of Holders,” the Company will not be required to make any mandatory redemption or sinking fund payments with respect to the new notes.

Optional Redemption

The new notes will not be redeemable at the option of the Company prior to June 1, 2008. Thereafter, the new notes will be subject to redemption at the option of the Company, in whole or from time to time in part, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on June 1 of the following years:

Year	Percentage
2008	105.250%
2009	103.500%
2010	101.750%
2011 and thereafter	100.000%

Selection and Notice

If less than all the new notes are to be redeemed at any time, selection of new notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the new notes are listed or, if the new notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided that no new notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of new notes to be redeemed at its registered address. Notices of redemption may not be conditional. If any new note is to be redeemed in part only, the notice of redemption that relates to such new note shall state the portion of the principal amount thereof to be redeemed. A note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original new note. New notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on new notes or portions of them called for redemption.

Repurchase at the Option of Holders

Change of Control

Upon the occurrence of a Change of Control, each holder of new notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder’s new notes pursuant to the offer described below (the “Change of Control Offer”) at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon to the date of purchase (the Change of Control Payment) on a date that is not more than 90 days after the occurrence of such Change of Control (the “Change of Control Payment Date”). Within 30 days following any Change of Control, the Company will mail, or at the Company’s request the Trustee will mail, a notice to each holder offering to repurchase the new notes held by such holder pursuant to the procedures specified in such notice. The Company will comply with the requirements of Rule l4e-1 under the Securities Exchange Act of 1934 and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the new notes as a result of a Change of Control.

On the Change of Control Payment Date, the Company will, to the extent lawful,

(1) accept for payment all new notes or portions thereof properly tendered and not withdrawn pursuant to the Change of Control Offer,

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all new notes or portions thereof so tendered, and

(3) deliver or cause to be delivered to the Trustee the new notes so accepted, together with an officers’ certificate stating the aggregate principal amount of new notes or portions thereof being purchased by the Company.

The paying agent will promptly mail to each holder of new notes so tendered the Change of Control Payment for such new notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a note equal in principal amount to any unpurchased portion of the new notes surrendered, if any; provided that each such note will be in a principal amount of $1,000 or an integral multiple thereof.

A failure by the Company to comply with the provisions of the two preceding paragraphs will constitute an Event of Default under the indenture. Except as described above with respect to a Change of Control, the indenture will not contain provisions that permit the holders of the new notes to require that the Company purchase or redeem the new notes in the event of a takeover, recapitalization or similar transaction. See “Events of Default and Remedies.”

There can be no assurance that the Company will have the financial resources to purchase the new notes, particularly if a Change of Control triggers a similar repurchase requirement for, or results in the acceleration of, other Indebtedness. The Existing Senior Secured Notes and Senior Subordinated Notes contain a similar repurchase requirement. The Existing Credit Facility provides that certain events constituting a Change of Control will constitute a default under, and could result in the acceleration of the maturity of, the Existing Credit Facility. Future indebtedness might contain similar provisions. Accordingly, the Company might not be able to fulfill its obligation to repurchase any new notes if a Change of Control occurs. See “Risk Factors—Risk Factors Relating to Our Debt and the New Notes—We may not be able to repurchase your new notes upon a change of control.”

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer at the same or a higher purchase price, at the same times and otherwise in substantial compliance with the requirements applicable to a Change of Control Offer made by the Company and purchases all new notes validly tendered and not withdrawn under such Change of Control Offer.

“Change of Control” means the occurrence of any of the following: (i) the sale, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all the assets of the Company and its Subsidiaries taken as a whole to any person or group (as such term is used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) other than to a person or group who, prior to such transaction, held a majority of the voting power of the voting stock of the Company; (ii) the acquisition by any person or group (as defined above) of a direct or indirect interest in more than 50% of the voting power of the voting stock of the Company, by way of merger or consolidation or otherwise; or (iii) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

The phrase “all or substantially all” the assets of the Company will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of “all or substantially all” the assets of the Company has occurred, in which case a holder’s ability to obtain the benefit of a Change of Control Offer may be impaired.

Asset Sales

The indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(i) the Company and/or the Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as conclusively evidenced by a resolution of the Board of Directors of the Company set forth in an officers’ certificate delivered to the Trustee) of the assets or Equity Interests issued or sold or otherwise disposed of; and

(ii) at least 80% of the consideration therefor received by the Company and/or such Restricted Subsidiary is in the form of

(A) cash or Cash Equivalents or

(B) a controlling interest or a joint venture interest (to the extent otherwise permitted by the indenture) in a business engaged in a Permitted Business or long-term property or assets that are used or useful in a Permitted Business;

provided that the amount of (x) any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet) of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the new notes or any guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability and (y) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are promptly converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received) shall be deemed to be cash for purposes of this provision.

Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company may apply such Net Proceeds, at its option:

(a) to permanently repay Senior Indebtedness (and to correspondingly reduce commitments with respect thereto in the case of revolving borrowings) of the Company or a Subsidiary Guarantor or Indebtedness (and to correspondingly reduce commitments with respect thereto in the case of revolving borrowings) of any Restricted Subsidiary that is not a Subsidiary Guarantor; provided that so long as the new notes are secured, only (A) repayment of Senior Indebtedness incurred under the Existing Credit

Facility (but not any refinancing thereof other than a credit facility with commercial banks and other lenders) or (B) if a Restricted Subsidiary that is not a Subsidiary Guarantor has consummated the Asset Sale, repayment of Indebtedness of such Restricted Subsidiary with a corresponding reduction in commitments with respect thereto in the case of revolving borrowings shall constitute a repayment of Indebtedness permitted pursuant to this clause (a); or

(b) to acquire a controlling interest or a joint venture interest (to the extent otherwise permitted by the indenture) in another business or the making of a capital expenditure or the acquisition of other long-term assets, in each case, in a Permitted Business (or enter into a binding commitment for any such expenditure or acquisition); provided that such binding commitment shall be treated as a permitted application of Net Proceeds from the date of such commitment until and only until the earlier of (x) the date on which such expenditure or acquisition is consummated and (y) the 180th day following the expiration of the aforementioned 360-day period. If the expenditure or acquisition contemplated by such binding commitment is not consummated on or before such 180th day and the Company shall not have applied such Net Proceeds pursuant to clause (a) above on or before such 180th day, such commitment shall be deemed not to have been a permitted application of Net Proceeds at any time.

However, so long as the new notes are secured, the Company may not apply Net Proceeds of a Significant Asset Sale pursuant to clause (b) to satisfy its obligations under the first sentence of this paragraph except to the extent that the provisions of the Existing Credit Facility (but not any refinancing thereof other than a credit facility with commercial banks and other lenders) require a mandatory prepayment from such proceeds but the requisite lenders thereunder have waived such mandatory prepayment. Pending the final application of any such Net Proceeds, the Company may temporarily reduce the revolving Indebtedness under the Existing Credit Facility or otherwise invest such Net Proceeds in any manner that is not prohibited by the indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds under the indenture exceeds $25 million, the Company will be required to make an offer to all holders of new notes (an “Asset Sale Offer”) to purchase the maximum principal amount of new notes and (i) if the Company is required to do so under the terms of any other Indebtedness ranking pari passu with such new notes, such other Indebtedness and (ii) if the Company elects to do so, any Existing ARCO Chemical Debt, on a pro rata basis with the new notes, that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon to the date of purchase, in accordance with the procedures set forth in the indenture. To the extent that the aggregate amount of new notes (and any other pari passu Indebtedness subject to such Asset Sale Offer) tendered pursuant to such Asset Sale Offers is less than the Excess Proceeds, the Company may, subject to the other terms of the indenture, use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of new notes surrendered by holders thereof in connection with any Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the new notes to be purchased on a pro rata basis. Upon completion of the offer to purchase made under the indenture, the amount of Excess Proceeds under the indenture shall be reset at zero.

Certain Covenants

Restricted Payments

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(i) declare or pay any dividend or make any distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (other than (x) dividends or distributions payable in Qualified Equity Interests of the Company and (y) dividends or distributions payable to the Company or any Restricted Subsidiary of the Company);

(ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company, any of its Restricted Subsidiaries or any Affiliate of the Company (other than any such Equity Interests owned by the Company or any of its Restricted Subsidiaries);

(iii) make any principal payment on, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness (“Subordinated Debt”) of the Company or any Restricted Subsidiary that is subordinated by its terms to the new notes or the Subsidiary Guarantees, as applicable (other than Indebtedness owed to the Company or any Restricted Subsidiary), except, in each case, payment of interest or principal at Stated Maturity; or

(iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as Restricted Payments);

unless, at the time of and after giving effect to such Restricted Payment (the amount of any such Restricted Payment, if other than cash, shall be the fair market value (as conclusively evidenced by a resolution of the Board of Directors) of the asset(s) proposed to be transferred by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment):

(a) no Default or Event of Default shall have occurred and be continuing after giving effect thereto;

(b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the most recently ended four full fiscal quarters for which financial statements have been filed with the Commission pursuant to the covenant described below under the caption “Reports” immediately preceding the date of such Restricted Payment, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant in the indenture described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;” and

(c) such Restricted Payment, together with the aggregate of all other Restricted Payments made by the Company and its Restricted Subsidiaries on or after the Issue Date (excluding Restricted Payments permitted by clauses (b) (to the extent paid to the Company or any of its Restricted Subsidiaries or to the extent such distributions are deducted as a minority interest in calculating Consolidated Net Income), (c), (d), (e), (g), (j), (n) and (p) of the next succeeding paragraph and 50% of any Restricted Payments permitted by clause (h) of the next succeeding paragraph), is less than the sum, without duplication, of:

(i) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing on April 1, 2003, to the end of the Company’s most recently ended fiscal quarter for which financial statements have been filed with the Commission pursuant to the covenant described below under the caption “Reports” at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(ii) 100% of the aggregate net cash proceeds received by the Company or any of its Restricted Subsidiaries from the issue or sale (other than to a Subsidiary or Joint Venture of the Company) after the Issue Date of Qualified Equity Interests of the Company or of debt securities of the Company or any of its Restricted Subsidiaries that have been converted into or exchanged for such Qualified Equity Interests of the Company, plus

(iii) to the extent that any Restricted Investment (other than a Restricted Investment permitted to be made pursuant to clause (g) or (h) below) that was made after the Issue Date is sold for cash or otherwise liquidated, repaid or otherwise reduced, including by way of dividend (to the extent not included in calculating Consolidated Net Income), for cash, the lesser of (A) the cash return with respect to such Restricted Investment (less the cost of disposition, if any) and (B) the initial amount of such Restricted Investment, plus

(iv) an amount equal to the sum of

(A) the net reduction in Investments in Unrestricted Subsidiaries resulting from dividends, repayments of loans or other transfers of assets (to the extent not included in calculating Consolidated Net Income), in each case to the Company or any Restricted Subsidiary from Unrestricted Subsidiaries, and

(B) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the net market value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary;

provided, however, that the foregoing sum shall not exceed, in the case of any Unrestricted Subsidiary, the amount of Restricted Investments (other than Restricted Investments permitted to be made pursuant to clause (g) or (h) below) previously made after the Issue Date by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary.

If, other than with respect to payments made under clauses (a) and (n) below, no Default or Event of Default shall have occurred and be continuing after giving effect to such Restricted Payment, the foregoing provisions will not prohibit the following Restricted Payments:

(a) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the indenture;

(b) dividends or distributions by any Restricted Subsidiary of the Company payable

(x) to all holders of a class of Capital Stock of such Restricted Subsidiary on a pro rata basis or on a basis that is more favorable to the Company; provided that at least 50% of such class of Capital Stock is held by the Company and/or one or more of its Restricted Subsidiaries, or

(y) to all holders of a class of Preferred Stock of a Restricted Subsidiary that is not a Subsidiary Guarantor issued after the Issue Date in compliance with the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(c) the payment of cash dividends on any series of Disqualified Stock issued after the Issue Date in an aggregate amount not to exceed the cash received by the Company since the Issue Date upon issuance of such Disqualified Stock;

(d) the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Company, any Restricted Subsidiary or any Joint Venture (or the acquisition of all the outstanding Equity Interests of any person that conducts no operations and has no assets or liabilities other than the ownership of Equity Interests in a Joint Venture) in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary or Joint Venture of the Company) of, Qualified Equity Interests of the Company; provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (c)(ii) of the preceding paragraph;

(e) the defeasance, redemption or repurchase of Subordinated Debt with the net cash proceeds from an incurrence of Permitted Refinancing or in exchange for or out of the net cash proceeds from the substantially concurrent sale (other than to a Subsidiary or Joint Venture of the Company) of Qualified Equity Interests of the Company; provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (c)(ii) of the preceding paragraph;

(f) the repurchase, redemption or other acquisition or retirement for value of (i) any Equity Interests of the Company or any Subsidiary of the Company held by any member of the Company’s (or any of its Subsidiaries’) management pursuant to any management equity subscription agreement or stock option agreement or (ii) any Equity Interests of the Company that are or are intended to be used to satisfy issuances of Equity Interests upon exercise of employee or director stock options or upon exercise or satisfaction of other similar instruments outstanding under employee or director benefit plans of the Company or any Subsidiary of the Company; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $10 million in any fiscal year of the Company;

(g) Restricted Investments in any of the Specified Joint Ventures (including, without limitation, the purchase of Equity Interests of a Specified Joint Venture directly from another person or the purchase of all the outstanding Equity Interests of any person that conducts no operations and has no assets or liabilities other than the ownership of Equity Interests of a Specified Joint Venture) to the extent that the proceeds thereof are used to purchase or redeem an interest of another person in such Specified Joint Venture (other than the Company, a Restricted Subsidiary or an Affiliate of the Company, except a person that is deemed to be an Affiliate solely by virtue of its ownership of Equity Interests of the Company acquired in exchange for Equity Interests in such Specified Joint Venture); provided that after giving pro forma effect thereto as if such Restricted Payment (and any related incurrence of Indebtedness) had been made at the beginning of the most recently ended four-full-fiscal-quarter period for which financial statements have been filed with the Commission pursuant to the covenant described below under the caption “Reports” immediately preceding the date of such Restricted Payment, the Company would have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(h) Restricted Investments in any Joint Venture made during any fiscal year of the Company or within 45 days after the end of such fiscal year in amounts that, together with all other Restricted Investments made in such Joint Venture in respect of such fiscal year in reliance on this clause (h) during such fiscal year or within 45 days after the end of such fiscal year, do not exceed the amount of dividends or distributions previously paid in respect of such fiscal year to the Company or any Restricted Subsidiary by such Joint Venture;

(i) the payment of dividends on the Company’s common stock at a rate not to exceed $0.90 per share per annum (such $0.90 amount to be appropriately adjusted to reflect any stock split, reverse stock split, stock dividend or similar transactions made after the Issue Date so that the aggregate amount of dividends payable after such transaction is the same as the amount payable immediately prior to such transaction);

(j) distributions or payments of Receivables Fees;

(k) (i) Investments in any Joint Venture or Unrestricted Subsidiary organized to construct, own and/or operate a propylene oxide plant in the European Union in an aggregate amount that, together with all other Investments made pursuant to this clause (k), does not exceed $100.0 million and (ii) the pledge of the Capital Stock of such Joint Venture or Unrestricted Subsidiary or of a Joint Venture Subsidiary that has no assets and conducts no operations other than the holding directly or indirectly of Equity Interests of such Joint Venture to secure Non-Recourse Debt of such Joint Venture or Unrestricted Subsidiary;

(l) (i) (x) the transfer of the TDI Assets to a newly formed Joint Venture or Unrestricted Subsidiary or (y) the designation of any Restricted Subsidiary that has no assets or liabilities other than all or a portion of the TDI Assets as an Unrestricted Subsidiary, in each case, in connection with the incurrence of Indebtedness by such Joint Venture or Unrestricted Subsidiary or Rhodia or a wholly owned subsidiary of Rhodia to improve the Rhodia TDI Plant and (ii) the pledge of the Capital Stock of such Joint Venture or Unrestricted Subsidiary or of a Joint Venture Subsidiary that has no assets and conducts no operations other than the holding directly or indirectly of Equity Interests of such Joint Venture to secure Non-Recourse Debt of such Joint Venture or Unrestricted Subsidiary or Rhodia or a wholly owned subsidiary of Rhodia;

(m) the repurchase of any Subordinated Debt at a purchase price not greater than 101% of the principal amount thereof in the event of (x) a Change of Control pursuant to a provision no more favorable to the holders thereof than the provision of the indenture described under “Repurchase at the Option of Holders—Change of Control” or (y) an Asset Sale pursuant to a provision no more favorable to the holders thereof than the provision of the indenture described under “Repurchase at the Option of Holders—Asset Sales;” provided that, in each case, prior to such repurchase, the Company has made a Change of Control Offer or Asset Sale Offer, as applicable, and repurchased all notes issued under the indenture that were validly tendered for payment in connection with such Change of Control Offer or Asset Sale Offer;

(n) distributions by any Restricted Subsidiary or Joint Venture of chemicals to a holder of Capital Stock of such Restricted Subsidiary or Joint Venture if such distributions are made pursuant to a provision in a joint venture agreement or other arrangement entered into in connection with the establishment of such Joint Venture or Restricted Subsidiary that requires such holder to pay a price for such chemicals equal to that which would be paid in a comparable transaction negotiated on an arm’s-length basis (or pursuant to a provision that imposes a substantially equivalent requirement);

(o) any other Restricted Payment that, together with all other Restricted Payments made pursuant to this clause (o) on or after the Issue Date, does not exceed $25 million (after giving effect to any subsequent reduction in the amount of any Investments made pursuant to this clause (o) as a result of the repayment or other disposition thereof for cash as set forth in clause (iii) of the first paragraph above, the amount of such reduction not to exceed the amount of such Investments previously made pursuant to this clause (o)); and

(p) dividends or distributions by any Joint Venture (other than a Specified Joint Venture) to all holders of a class of Capital Stock of such Joint Venture permitted by clause (b)(x) above; provided that after giving effect to such dividends or distributions and any related transactions, the Joint Venture making such dividends or distributions to such holders is contractually entitled to receive, and receives within 180 days before or after the date of such dividends or distributions, directly or indirectly, an equivalent or larger cash payment from each such holder (other than from a holder that is the Company or any Restricted Subsidiary) or from an Affiliate of such holder, which cash payment has not been previously applied pursuant to this clause (p) to offset any other dividend or distribution by such Joint Venture to such holder and (y) such dividends or distributions do not exceed such holders’ pro rata share of the Joint Venture’s cash flows from operating activities, minus any noncash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period or amortization of a prepaid cash expense in any future period.

The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such determination, all outstanding Investments by the Company and its Restricted Subsidiaries in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant (except to the extent such Investments were repaid in cash, and, in the case of a Joint Venture (and any Subsidiary of a Joint Venture) designated as an Unrestricted Subsidiary on the first day that it is a Subsidiary of the Company, except to the extent that (1) such Investments were made after the Issue Date or (2) in the case of a Specified Joint Venture, such Investments were made prior to the Issue Date). All such outstanding Investments (except as provided in the parenthetical included in the preceding sentence) will be deemed to constitute Investments in an amount equal to the fair market value of such Investments at the time of such designation (as conclusively determined by the Board of Directors). Such designation will only be permitted if any such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. In the case of any designation by the Company of a person as an Unrestricted Subsidiary on the first day that such person is a Subsidiary of the Company in accordance with the provisions of the indenture, such designation shall be deemed to have occurred for all purposes of the indenture simultaneously with, and automatically upon, such person becoming a Subsidiary.

Not later than the date of making any Restricted Payment, other than those permitted by clauses (b)(x), (f), (j) and (n) above, and not later than the 120th day after making any Restricted Payment permitted by clause (f) above, the Company shall deliver to the Trustee an officers’ certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant described under the caption “—Restricted Payments” were computed.

Incurrence of Indebtedness and Issuance of Preferred Stock

The indenture provides that, on or after the Issue Date:

•	the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, Guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt);

•	the Company will not, and will not permit any of its Restricted Subsidiaries to, issue any Disqualified Stock (including Acquired Disqualified Stock); and

•	the Company will not permit any of its Restricted Subsidiaries that are not Subsidiary Guarantors to issue any shares of Preferred Stock (including Acquired Preferred Stock);

provided, however, that the Company and the Subsidiary Guarantors may incur Indebtedness (including Acquired Debt) and the Company and the Subsidiary Guarantors may issue shares of Disqualified Stock (including Acquired Disqualified Stock) if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which financial statements have been filed with the Commission pursuant to the covenant described below under the caption “Reports” immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period. Letters of credit and bankers’ acceptances shall be deemed to have an aggregate principal amount of Indebtedness equal to the maximum amount available thereunder.

The foregoing provisions will not apply to:

(i) the incurrence by the Company of Indebtedness pursuant to the Existing Credit Facility (and by its Subsidiaries of Guarantees thereof) in an aggregate principal amount at any time outstanding not to exceed an amount equal to $2.537 billion less the aggregate amount of all mandatory repayments (other than mandatory prepayments triggered solely by the issuance of Indebtedness or Preferred Stock of a Finance Subsidiary to refinance the Existing Credit Facility) applied after May 17, 1999 to (i) repay loans (other than revolving credit loans) outstanding thereunder or (ii) permanently reduce the revolving credit commitments thereunder;

(ii) the incurrence by the Company and the Subsidiary Guarantors of Indebtedness represented by the new notes (other than additional notes) and the Subsidiary Guarantees thereof;

(iii) the incurrence by the Company and its Restricted Subsidiaries of Existing Indebtedness (other than Indebtedness of the type described in clause (i), (ii) or (v) through (xii) of this covenant);

(iv) the incurrence by the Company or any of its Restricted Subsidiaries of any Permitted Refinancing in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, Indebtedness that was permitted to be incurred under the Fixed Charge Coverage Ratio test set forth above or clause (ii) or (iii) above or (xiii) or (xiv) below or this clause (iv);

(v) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that (i) if the Company or any Subsidiary Guarantor is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the new notes or the Subsidiary Guarantee, as the case may be, and (ii)(A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a person other than the Company or a Restricted Subsidiary and (B) any sale or other transfer of any such Indebtedness to a person that is not either the Company or a Restricted Subsidiary shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be;

(vi) the incurrence by the Company or any Restricted Subsidiary of Hedging Obligations that are incurred for the purpose of (A) fixing or hedging interest rate or currency risk with respect to any fixed or floating rate Indebtedness that is permitted by the indenture to be outstanding or any receivable or liability the payment of which is determined by reference to a foreign currency; provided that the notional principal amount of any such Hedging Obligation does not exceed the principal amount of the Indebtedness to which such Hedging Obligation relates or (B) managing fluctuations in the price or cost of raw materials, manufactured products or related commodities; provided that such obligations are entered into in the ordinary course of business to hedge or mitigate risks to which the Company or any Restricted Subsidiary is exposed in the conduct of its business or the management of its liabilities (as determined by the Company’s or such Restricted Subsidiary’s principal financial officer in the exercise of his or her good faith business judgment);

(vii) the issuance by any of the Company’s Restricted Subsidiaries of shares of Preferred Stock to the Company or a Wholly Owned Restricted Subsidiary; provided that (A) any subsequent issuance or transfer of Equity Interests that results in such Preferred Stock being held by a person other than the Company or a Wholly Owned Restricted Subsidiary or (B) the transfer or other disposition by the Company or a Wholly Owned Restricted Subsidiary of any such shares to a person other than the Company or a Wholly Owned Restricted Subsidiary shall be deemed, in each case, to constitute an issuance of such Preferred Stock by such Subsidiary on such date that is not permitted by this clause (vii);

(viii) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by tender, bid, performance, government contract, surety or appeal bonds, standby letters of credit and warranty and contractual service obligations of like nature, trade letters of credit or documentary letters of credit, in each case to the extent incurred in the ordinary course of business of the Company or such Restricted Subsidiary and the incurrence by the Company of Indebtedness represented by letters of credit incurred in connection with the PBGC Settlement;

(ix) the incurrence by any Restricted Subsidiary of the Company of Indebtedness or the issuance by any Restricted Subsidiary of Preferred Stock, the aggregate principal amount or liquidation preference of which, together with all other Indebtedness and Preferred Stock of the Company’s Restricted Subsidiaries at the time outstanding and incurred or issued in reliance upon this clause (ix), does not exceed $50.0 million;

(x) the issuance by any Finance Subsidiary of Preferred Stock with an aggregate liquidation preference not exceeding the amount of Indebtedness of the Company held by such Finance Subsidiary; provided that the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which financial statements have been filed with the Commission pursuant to the covenant described below under the caption “Reports” immediately preceding the date on which such Preferred Stock is issued would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom) as if such Preferred Stock had been issued at the beginning of such four-quarter period;

(xi) the incurrence of Indebtedness by Foreign Subsidiaries in an aggregate principal amount (or accreted value, as applicable) at any time outstanding and incurred in reliance upon this clause (xi) not to exceed $100.0 million;

(xii) the Guarantee by any Restricted Subsidiary of Indebtedness of the Company or a Restricted Subsidiary that was permitted to be incurred by another provision of this covenant;

(xiii) Acquired Debt or Acquired Disqualified Stock; provided that such Indebtedness or Disqualified Stock was not incurred in connection with or in contemplation of such person’s becoming a Restricted Subsidiary; and provided further that immediately after giving effect to such incurrence, the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which financial statements have been filed with the Commission pursuant to the covenant described below under the caption “Reports” immediately preceding the date of such incurrence would have been at least 2.0 to 1, determined on a pro forma basis;

(xiv) Indebtedness or Disqualified Stock of a Specified Joint Venture or a Subsidiary thereof existing at the time such Specified Joint Venture first becomes a Restricted Subsidiary; provided that such Indebtedness or Disqualified Stock was not incurred in connection with or in contemplation of such Specified Joint Venture’s becoming a Restricted Subsidiary; and provided further that immediately after giving effect to such Specified Joint Venture’s becoming a Restricted Subsidiary, the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which financial statements have been filed with the Commission pursuant to the covenant described below under the caption “Reports” immediately preceding the date on which such Specified Joint Venture became a Restricted Subsidiary would have been, determined on a pro forma basis, (i) at least 2.0 to 1 or (ii) equal to or greater than it was immediately prior to such Specified Joint Venture’s becoming a Restricted Subsidiary;

(xv) with respect to any Specified Joint Venture that becomes a Restricted Subsidiary, the incurrence by such Specified Joint Venture of Indebtedness under any revolving credit facility in an aggregate principal amount at any time outstanding not to exceed the aggregate principal amount of committed financing under all revolving credit facilities of such Specified Joint Venture as in effect on May 17, 1999; and

(xvi) the incurrence by the Company or any Subsidiary Guarantor of Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding and incurred in reliance on this clause (xvi) not to exceed $25.0 million.

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness or Preferred Stock meets the criteria of more than one of the categories of permitted Indebtedness described in clauses (i) through (xvi) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company shall, in its sole discretion, classify such item of Indebtedness or Preferred Stock in any manner that complies with this covenant, and such Indebtedness or Preferred Stock will be treated as having been incurred pursuant to the clauses or the first paragraph hereof, as the case may be, designated by the Company. The amount of Indebtedness issued at a price which is less than the principal amount thereof shall be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

Liens

The indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) on any asset now owned or hereafter acquired, or any income or profits therefrom, unless all payments due under the indenture and the new notes or the Subsidiary Guarantees are secured on an equal and ratable basis with the obligations so secured (or, if such obligations are subordinated by their terms to the new notes or the Subsidiary Guarantees, prior to the obligations so secured) until such time as such obligations are no longer so secured.

Dividend and Other Payment Restrictions Affecting Subsidiaries and Joint Ventures

The indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any restriction on the ability of any Restricted Subsidiary to:

(i)    (a) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries

(1) on its Capital Stock, or

(2) with respect to any other interest or participation in, or measured by, its profits, or

(b) pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

(ii) make loans or advances to the Company or any of its Restricted Subsidiaries; or

(iii) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries;

except for such restrictions existing under or by reason of:

(a) existing agreements as in effect on the Issue Date;

(b) Indebtedness permitted by the indenture to be incurred containing restrictions on the ability of Restricted Subsidiaries to consummate transactions of the types described in clause (i), (ii) or (iii) above not materially more restrictive than those contained in the indenture;

(c) the indenture;

(d) applicable law;

(e) existing restrictions with respect to a person acquired by the Company or any of its Restricted Subsidiaries (except to the extent such restrictions were put in place in connection with or in contemplation of such acquisition), which restrictions are not applicable to any person, or the properties or assets of any person, other than the person, or the property or assets of the person, so acquired;

(f) customary non-assignment provisions in leases and other agreements entered into in the ordinary course of business;

(g) construction loans and purchase money obligations (including Capital Lease Obligations) for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above on the property so constructed or acquired;

(h) in the case of clause (iii) above, restrictions contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements or mortgages;

(i) a Permitted Refinancing, provided that the restrictions contained in the agreements governing such Permitted Refinancing are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced (as conclusively evidenced by a resolution of the Board of Directors);

(j) customary restrictions on a Finance Subsidiary imposed in such Finance Subsidiary’s organizational documents or by the terms of its Preferred Stock;

(k) any restriction with respect to shares of Capital Stock of a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of such shares of Capital Stock or any restriction with respect to the assets of a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of such assets or all or substantially all the Capital Stock of such Restricted Subsidiary pending the closing of such sale or disposition;

(l) in the case of any Restricted Subsidiary that is a Joint Venture, customary restrictions on such Restricted Subsidiary contained in its joint venture agreement, which restrictions are consistent with the past practice of the Company and its Restricted Subsidiaries (as conclusively evidenced by a resolution of the Board of Directors);

(m) existing restrictions with respect to a Specified Joint Venture or the property or assets thereof or a Subsidiary of a Specified Joint Venture or the property or assets thereof, in each case, at the time such Specified Joint Venture first becomes a Restricted Subsidiary (except to the extent such restrictions were put in place in connection with or in contemplation of such Specified Joint Venture becoming a Restricted Subsidiary), which restrictions are not applicable to any person, or the properties or assets of any person, other than such Specified Joint Venture or the property or assets thereof or a Subsidiary of such Specified Joint Venture or the property or assets thereof; and

(n) the Existing Credit Facility and related documentation as the same is in effect on the Issue Date and as amended, modified, extended, renewed, refunded, refinanced, restated or replaced from time to time; provided that the Existing Credit Facility and related documentation as so amended, modified, extended, reviewed, refunded, refinanced, restated or replaced is not materially more restrictive, taken as a whole, as to the matters enumerated above than the Existing Credit Facility and related documentation as in effect on the Issue Date (as conclusively evidenced by a resolution of the Board of Directors).

For purposes of determining compliance with this covenant, in the event that a restriction meets the criteria of more than one of the categories of permitted restrictions described in clauses (a) through (n) above, the Company shall, in its sole discretion, classify such restriction in any manner that complies with this covenant, and such restriction will be treated as existing pursuant to the clauses designated by the Company.

In addition, the indenture provides that the Company will use best efforts (consistent with its contractual obligations and fiduciary duties to any Joint Venture, in each case, as in effect on the Issue Date) not to permit any of its Joint Ventures that are not Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any restriction on the ability of such Joint Venture to:

(i) (a) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries

(1) on its Capital Stock or

(2) with respect to any other interest or participation in, or measured by, its profits or

(b) pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

(ii) make loans or advances to the Company or any of its Restricted Subsidiaries; or

(iii) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries;

except for such restrictions existing under or by reason of:

(a) such Joint Venture’s joint venture agreement or its credit facility (provided that in each case such restrictions are consistent with the past practice of the Company);

(b) in the case of any Joint Venture existing on the Issue Date, its existing agreements as in effect on the date of the indenture and as amended, modified, extended, restated or replaced from time to time;

provided that no such amendment, modification, extension, restatement or replacement results in agreements that are materially more restrictive, taken as a whole, as to the matters enumerated above than the existing agreements as in effect on the date of the indenture (as conclusively evidenced by a resolution of the Board of Directors);

(c) in the case of LCR, any instrument governing its Indebtedness; and

(d) the restrictions described in clauses (d), (e), (f), (g), (h), (j), (k) and (n) of the first sentence of this covenant (assuming that references in clauses (h) and (k) to Restricted Subsidiary were references to a Joint Venture).

Sale and Leaseback Transactions

The indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale and Leaseback Transaction; provided that the Company or any Restricted Subsidiary may enter into a Sale and Leaseback Transaction if:

(a) the Company or such Restricted Subsidiary, as the case may be, could have

(i) incurred Indebtedness in an amount equal to the Attributable Debt relating to such Sale and Leaseback Transaction pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” (whether or not such covenant has ceased to be otherwise in effect as described below under “Limitation on Applicability of Certain Covenants if New Notes Rated Investment Grade”) and

(ii) incurred a Lien to secure such Indebtedness pursuant to the covenant described under the caption “—Liens” without securing the new notes; and

(b) the gross cash proceeds of such Sale and Leaseback Transaction are at least equal to the fair market value (as conclusively determined by the Board of Directors) of the property that is the subject of such Sale and Leaseback Transaction.

Line of Business

The indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Subsidiaries taken as a whole.

Merger, Consolidation or Sale of Assets

The indenture provides that the Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, convey or otherwise dispose of all or substantially all its assets in one or more related transactions, to another corporation, person or entity unless: (i) the Company is the surviving corporation or the entity or the person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the corporation formed by or surviving any such consolidation or merger (if other than the Company) or the corporation to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the Obligations of the Company under the new notes, the indenture and the Security Documents pursuant to a supplemental indenture in form reasonably satisfactory to the Trustee; (iii) immediately after such transaction no Default or Event of Default exists; and (iv) the Company or the entity or person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (A) will have a Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction and (B) except with respect to a consolidation or merger of the Company with or into a person that has no outstanding Indebtedness, will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant in the indenture described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock.” The foregoing shall not prohibit the merger or consolidation of a Wholly Owned Restricted Subsidiary with the Company; provided that, in connection with any such merger or consolidation, no consideration (other than common stock in the surviving person or the Company) shall be issued or distributed to the stockholders of the Company.

The sale, assignment, transfer, lease, conveyance or other disposition by the Company of all or substantially all its property or assets taken as a whole to one or more of the Company’s Subsidiaries shall not relieve the Company from its obligations under the indenture and the new notes. In addition, the indenture provides that the Company will not lease all or substantially all its assets to another person.

Transactions With Affiliates

The indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make any contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an Affiliate Transaction), unless (i) such Affiliate Transaction is on an arm’s-length basis and (ii) the Company delivers to the Trustee (a) with respect to any Affiliate Transaction involving aggregate consideration in excess of $10 million, a resolution of the Board of Directors set forth in an officers’ certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors and (b) with respect to any Affiliate Transaction involving aggregate consideration in excess of $25 million, an opinion as to the fairness to the Company or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an investment banking firm of national standing; provided that:

(i) transactions or payments pursuant to any employment arrangements or employee, officer or director benefit plans or arrangements entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(ii) transactions between or among the Company and/or its Restricted Subsidiaries;

(iii) any Restricted Payment permitted by the provisions of the indenture described under the caption “—Restricted Payments,” of the type described in clause (i) or (ii) of the first paragraph thereof;

(iv) customary loans, advances, fees and compensation paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any of its Restricted Subsidiaries;

(v) transactions entered into on an arm’s-length basis in the ordinary course of business between the Company or any of its Restricted Subsidiaries and any Joint Venture;

(vi) sales (including a sale in exchange for a promissory note of or Equity Interest in such Accounts Receivable Subsidiary) of accounts receivable and the provision of billing, collection and other services in connection therewith, in each case, to an Accounts Receivable Subsidiary in connection with any Receivables Facility; and

(vii) transactions pursuant to any contract or agreement in effect on the date of the indenture as the same may be amended, modified or replaced from time to time so long as any such contract or agreement as so amended, modified or replaced is, taken as a whole, no less favorable to the Company and its Restricted Subsidiaries than the contract or agreement as in effect on the date of the indenture (as conclusively evidenced by a resolution of the Board of Directors);

in each case, shall not be deemed to be Affiliate Transactions and therefore not subject to the requirements of clauses (i) and (ii) of the initial paragraph above.

Limitations on Issuances of Guarantees of Indebtedness by Subsidiaries

The indenture provides that the Company will not permit any Restricted Subsidiary that is not a Subsidiary Guarantor, directly or indirectly, to Guarantee or secure the payment of any other Indebtedness of the Company or any of its Restricted Subsidiaries (except Indebtedness of such Restricted Subsidiary or a Restricted Subsidiary of such Restricted Subsidiary) unless (i) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the indenture providing for the Guarantee of the payment of the new notes by such Restricted Subsidiary and (ii) such Restricted Subsidiary waives and agrees not to in any manner whatsoever claim or take the benefit or advantage of, either (i) any right to receive payment by way of subrogation against the Company or against any direct or indirect security for such obligation, or any other right to be reimbursed, indemnified or exonerated by or for the account of the Company in respect thereof or (ii) any right to receive payment, in the nature of contribution or for any other reason, from any other Subsidiary Guarantor with respect to such payment, in each case so long as any amount payable by the Company under the indenture or under the new notes remains unpaid; provided that this paragraph shall not be applicable to (x) any Guarantee of any Restricted Subsidiary that existed at the time such person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such person’s becoming a Restricted Subsidiary, (y) Guarantees of Indebtedness of a Restricted Subsidiary that is a Foreign Subsidiary by a Restricted Subsidiary that is a Foreign Subsidiary or (z) the granting of Liens by a Joint Venture Subsidiary to secure Indebtedness under the Existing Credit Facility, the Existing Senior Secured Notes and the new notes. If the new notes are (A) pari passu with the Guaranteed Indebtedness, then the Subsidiary Guarantee shall be pari passu with, or senior to, the guarantee of such Guaranteed Indebtedness or (B) senior to the Guaranteed Indebtedness, then the Subsidiary Guarantee shall be senior to the guarantee of such Guaranteed Indebtedness at least to the extent that the new notes are senior to such Guaranteed Indebtedness.

Notwithstanding the foregoing, each Subsidiary Guarantee by a Restricted Subsidiary will provide by its terms that it shall be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer, to any person not an Affiliate of the Company, of all the Company’s and each Restricted Subsidiary’s Capital Stock in such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the indenture), (ii) the release or discharge of the Guarantee which resulted in the creation of such Subsidiary Guarantee (or, in the case of the Subsidiary Guarantee of ARCO Chemical Technology, Inc., ARCO Chemical Technology, L.P. or Lyondell Chemical Nederland, Ltd. issued on the Issue Date, the release or discharge of its respective Guarantee of Indebtedness under the Existing Credit Facility and the Existing Senior Secured Notes), except a discharge or release by or as a result of payment under such Guarantee and (iii) the designation of such Restricted Subsidiary as an Unrestricted Subsidiary in accordance with the terms of the indenture.

Accounts Receivable Facilities

The indenture provides that the Company may, and any of its Restricted Subsidiaries may, sell (including a sale in exchange for a promissory note of or an Equity Interest in such Accounts Receivable Subsidiary) at any time and from time to time, accounts receivable to any Accounts Receivable Subsidiary; provided that the aggregate consideration received in each such sale is at least equal to the aggregate fair market value of the receivables sold.

No Amendment to Subordination Provisions

The indenture provides that the Company will not amend, modify or alter the Senior Subordinated Note Indenture in any way that would amend the subordination provisions of the Senior Subordinated Note Indenture or any of the defined terms used therein in a manner that would be adverse to the holders of the new notes.

Limitation of Applicability of Certain Covenants if New Notes Rated Investment Grade

Notwithstanding the foregoing, the Company’s and its Restricted Subsidiaries’ obligations to comply with the provisions of the indenture described above under the captions “Certain Covenants—Restricted Payments,” “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” “Certain Covenants—Dividend and Other Payment Restrictions Affecting Subsidiaries and Joint Ventures,” “Certain Covenants—Line of Business,” “Certain Covenants—Limitations on Issuances of Guarantees of Indebtedness by Subsidiaries,” “Certain Covenants—Transactions with Affiliates,” “Certain Covenants—Accounts Receivable Facilities” and “Repurchase at the Option of Holders—Asset Sales” will terminate and cease to have any further effect from and after the first date when the new notes are rated Investment Grade.

Reports

The indenture provides that, whether or not required by the rules and regulations of the Commission, so long as any new notes issued thereunder are outstanding, the Company will furnish to the Trustee and the holders of new notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report thereon by the Company’s certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports. In addition, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability and make such information available to securities analysts and prospective investors upon request.

In addition, the Company has agreed that, for so long as any new notes remain outstanding, it will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

The indenture provides that each of the following constitutes an Event of Default with respect to the new notes:

(i) default for 30 days in the payment when due of interest on the new notes;

(ii) default in payment when due of the principal of or premium, if any, on the new notes at maturity or otherwise;

(iii) failure by the Company to comply with the provisions described under the captions “Repurchase at the Option of Holders—Change of Control,” “Repurchase at the Option of Holders—Asset Sales” or “Certain Covenants—Merger, Consolidation or Sale of Assets”;

(iv) failure by the Company for 60 days after notice by the Trustee or holders of at least 25% in principal amount of the then outstanding new notes to comply with any of its other agreements in the indenture or the new notes;

(v) any default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Significant Subsidiaries (or any Indebtedness for money borrowed Guaranteed by the Company or any of its Significant Subsidiaries if the Company or a Significant Subsidiary does not perform its payment obligations under such Guarantee within any grace period provided for in the documentation governing such Guarantee) and, whether such Indebtedness or Guarantee exists on the date of the indenture or is thereafter created, which default (a) constitutes a Payment Default or (b) results in the acceleration of such Indebtedness prior to its Stated Maturity, and in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or that has been so accelerated, aggregates $50 million or more;

(vi) failure by the Company or any of its Significant Subsidiaries to pay a final judgment or final judgments aggregating in excess of $50 million, which judgment or judgments are not paid, discharged or stayed for a period of 60 days;

(vii) certain events of bankruptcy or insolvency with respect to the Company or any of its Significant Subsidiaries;

(viii) except as permitted by the indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Subsidiary Guarantor, or any person acting on behalf of any Subsidiary Guarantor, shall deny or disaffirm its obligations under the Subsidiary Guarantees; and

(ix) any of the Security Documents ceases to be in full force and effect, or any of the Security Documents ceases to give the holders of the new notes any of the Liens purported to be created thereby, or any of the Security Documents is declared null and void or the Company or any Restricted Subsidiary denies in writing that it has any further liability under any Security Document or gives written notice to such effect (in each case other than in accordance with the terms of the indenture or the terms of the Existing Credit Facility or the Security Documents (including the cessation of effectiveness of any Security Document in connection with the release of all collateral covered thereby in accordance with the terms of the indenture, the Existing Credit Facility, the Existing Senior Secured Note Indentures and such Security Document) or unless waived by the requisite lenders under the Existing Credit Facility if, after that waiver, the Company is in compliance with the covenant described under “Security”); provided that if a failure of the sort described in this clause (ix) is susceptible of cure, no Event of Default shall arise under this clause (ix) with respect thereto until 30 days after notice of such failure shall have been given to the Company by the Trustee or the holders of at least 25% in principal amount of the then outstanding new notes issued under the indenture.

If an Event of Default (other than an Event of Default specified in clause (vii) above that occurs with respect to the Company or any Subsidiary Guarantor) occurs and is continuing under the indenture, the Trustee or the holders of at least 25% in aggregate principal amount of the new notes then outstanding, by written notice to the Company (and to the Trustee if such notice is given by the holders (the Acceleration Notice)), may, and the Trustee at the request of such holders shall, declare the principal of and premium, if any, and accrued interest on such new notes to be immediately due and payable. Upon a declaration of acceleration, such principal, premium, if any, and accrued interest shall be immediately due and payable. If an Event of Default specified in clause (vii) above occurs with respect to the Company or any Subsidiary Guarantor, the principal of and premium, if any, and accrued interest and liquidated damages, if any, on the new notes then outstanding shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder. The holders of at least a majority in principal amount of the outstanding new notes, by written notice to the Company and to the Trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences under the new notes if (i) all existing Events of Default, other than the nonpayment of the principal of and premium, if any, and interest and liquidated damages, if any, on such new notes that have become due solely by such declaration of acceleration, have been cured or waived and (ii) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. For information as to the waiver of defaults, see “Modification and Waiver.”

The holders of at least a majority in aggregate principal amount of the outstanding new notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of holders of the new notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from holders of the new notes. A holder may not pursue any remedy with respect to the indenture or the new notes unless: (i) the holder gives the Trustee written notice of a continuing Event of Default; (ii) the holders of at least 25% in aggregate principal amount of outstanding new notes make a written request to the Trustee to pursue the remedy; (iii) such holder or holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense; (iv) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and (v) during such 60-day period, the holders of at least a majority in aggregate principal amount of the outstanding new notes do not give the Trustee a direction that is inconsistent with the request. However, such limitations do not apply to the right of any holder of a new note to receive payment of the principal of or premium, if any, or interest on such new note or to bring suit for the enforcement of any such payment, on or after the due date expressed in such new notes, which right shall not be impaired or affected without the consent of the holder.

The indenture requires certain officers of the Company to certify, on or before a date not more than 120 days after the end of each fiscal year, that they have conducted or supervised a review of the activities of the Company and its Restricted Subsidiaries and the Company’s and its Restricted Subsidiaries’ performance under the indenture and that, to the best of such officers’ knowledge, based upon such review, the Company has fulfilled all obligations thereunder or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof. The Company will also be obligated to notify the Trustee promptly of any default or defaults in the performance of any covenants or agreements under the indenture.

Modification and Waiver

Modifications and amendments of the indenture may be made by the Company, the Subsidiary Guarantors and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding new notes; provided that no such modification or amendment may, without the consent of each holder affected thereby, (i) change the Stated Maturity of the principal of, or any installment of interest on, any new note, (ii) reduce the principal amount of or premium, if any, or interest on any new note, (iii) reduce any amount payable on redemption of the new notes or upon the occurrence of an Event of Default or reduce the Change of Control Payment or the amount to be paid in connection with an Asset Sale Offer, (iv) change the place or currency of payment of principal of or premium, if any, or interest on any new note, (v) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the Redemption Date) of any new note, (vi) reduce the above-stated percentage of outstanding new notes the consent of whose holders is necessary to modify or amend the indenture, (vii) waive a default in the payment of principal of or premium, if any, or interest on the new notes (except as set forth in the penultimate sentence of the second paragraph under the caption “Events of Default and Remedies”), (viii) reduce the percentage or aggregate principal amount of outstanding new notes the consent of whose holders is necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults, (ix) modify or change any provision of the indenture affecting the ranking of the new notes or the Subsidiary Guarantees in a manner adverse to the holders of the new notes, (x) release any Subsidiary Guarantor from any of its obligations under its Subsidiary Guarantee or the indenture other than in accordance with the provisions of the indenture, or amend or modify any provision relating to such release or (xi) directly or indirectly release the Liens created by the Security Documents on all or substantially all the Collateral (other than in accordance with the terms of the Existing Credit Facility or the Security Documents or with the consent of the requisite lenders under the Existing Credit Facility if, after such consent, the Company is in compliance with the covenant described under “Security”).

Neither the Company nor any of its Subsidiaries or Affiliates will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any new notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the new notes unless such consideration is offered to be paid or agreed to be paid to all holders of such new notes that consent, waive or agree to amend such term or provision in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Defeasance

Defeasance and Discharge

The indenture provides that the Company will be deemed to have paid and will be discharged from any and all obligations in respect of the new notes (and any Subsidiary Guarantor will be discharged from any and all obligations in respect of its Subsidiary Guarantee) on the 123rd day after the deposit referred to below, and the provisions of the indenture will no longer be in effect with respect to such new notes and such Subsidiary Guarantees (except for, among other matters, certain obligations to register the transfer or exchange of such new notes, to replace stolen, lost or mutilated new notes, to maintain paying agencies and to hold monies for payment in trust) if, among other things, (A) the Company has deposited with the Trustee, in trust, money and/or U.S. Government obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of and premium, if any, and accrued interest on such new notes on the Stated Maturity of such payments in accordance with the terms of the indenture and such new notes to redemption or maturity, as the case may be, (B) the Company has delivered to the Trustee (i) either (x) an opinion of counsel to the effect that holders will not recognize income, gain or loss for federal income tax purposes as a result of the Company’s exercise of its option under this “Defeasance” provision and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which opinion of counsel must be based upon (and accompanied by a copy of) a ruling of the Internal Revenue Service to the same effect unless there has been a change in applicable federal income tax law after the Issue Date such that a ruling is no longer required or (y) a ruling directed to the Trustee or the Company received from the Internal Revenue Service to the same effect as the aforementioned opinion of counsel and (ii) an opinion of counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law, or any comparable provision or applicable law, (C) immediately after giving effect to such deposit on a pro forma basis, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which the Company is a party or by which the Company is bound and (D) if at such time such new notes are listed on a national securities exchange, the Company has delivered to the Trustee an opinion of counsel to the effect that such new notes will not be delisted as a result of such deposit, defeasance and discharge.

Defeasance of Certain Covenants and Certain Events of Default

The indenture further provides that the provisions of the indenture will no longer be in effect with respect to the provision described under “Security,” clause (iv) under “Certain Covenants—Merger, Consolidation and Sale of Assets” and all the covenants described under “Certain Covenants,” and clauses (iii) and (iv) under “Events of

Default” with respect to such covenants and clause (iv) under “Certain Covenants—Merger, Consolidation or Sale of Assets,” and clauses (v), (vi) and (ix) under “Events of Default” shall be deemed not to be Events of Default, upon, among other things, the deposit with the Trustee, in trust, of money and/or U.S. Government obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of and premium, if any, and accrued interest on such new notes on the Stated Maturity of such payments in accordance with the terms of the indenture and such new notes, the satisfaction of the provisions described in clauses (B)(ii), (C) and (D) of the preceding paragraph and the delivery by the Company to the Trustee of an opinion of counsel to the effect that, among other things, the holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

Defeasance and Certain Other Events of Default

In the event the Company exercises its option to omit compliance with certain covenants and provisions of the indenture with respect to the new notes issued thereunder as described in the immediately preceding paragraph and such new notes are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money and/or U.S. Government obligations on deposit with the Trustee will be sufficient to pay amounts due on such new notes at the time of their Stated Maturity but may not be sufficient to pay amounts due on such new notes at the time of the acceleration resulting from such Event of Default. However, the Company will remain liable for such payments.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator, stockholder or other holder of Equity Interests of the Company or the Subsidiary Guarantors, as such, shall have any liability for any obligations of the Company or the Subsidiary Guarantors under the new notes, the Subsidiary Guarantees, the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of new notes by accepting a new note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the new notes. Such waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the Commission that such a waiver is against public policy.

Transfer and Exchange

A holder may transfer or exchange new notes in accordance with the indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and the Company may require a holder to pay any taxes and fees required by law or permitted by the indenture.

The registered holder of a new note will be treated as the owner of it for all purposes.

Concerning the Trustee

The indenture contains certain limitations on the rights of the Trustee, should it become a creditor of Lyondell, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

The holders of a majority in principal amount of the then outstanding new notes issued under the indenture will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will not be under any obligation to exercise any rights or powers under the indenture at the request of any holder of new notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

The Bank of New York will act as Trustee for the new notes and is also the trustee for the Existing Senior Secured Notes and the Senior Subordinated Notes, the transfer agent for the Company’s stock and a lender under its credit facility.

Additional Information

Anyone who receives this prospectus may obtain a copy of the indenture, the Security Documents and the registration rights agreement without charge by writing to the Company at 1221 McKinney, Suite 700, Houston, Texas 77010, Attention: Investor Relations.

Book-Entry, Delivery and Form

The certificates representing the new notes will be issued in fully registered form without interest coupons. Ownership of beneficial interests in a Global Note will be limited to persons who have accounts with the Depository Trust Company (DTC) (participants) or persons who hold interests through participants. Ownership of beneficial interests in a Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

So long as DTC, or its nominee, is the registered owner or holder of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such Global Note for all purposes under the indenture and the notes. No beneficial owner of an interest in a Global Note will be able to transfer that interest except in accordance with DTC’s applicable procedures, in addition to those provided for under the indenture.

Payments of the principal of, and interest on, a Global Note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the Company, the Subsidiary Guarantors, the Trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

The Company expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global Note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

The Company expects that DTC will take any action permitted to be taken by a holder of new notes (including the presentation of new notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interest in a Global Note is credited and only in respect of such portion of the aggregate principal amount of new notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the new notes, DTC will exchange the applicable Global Note for certificated notes, which it will distribute to its participants and which may be legended as set forth under the heading “Transfer Restrictions.”

The Company understands that DTC is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include:

•	securities brokers and dealers;

•	banks, trust companies; and

•	clearing corporations and certain other organizations.

Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (indirect participants).

Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in a Global Note among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of the Company, the Subsidiary Guarantors or the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

If DTC is at any time unwilling or unable to continue as a depository for the Global Notes and a successor depositary is not appointed by the Company within 90 days, the Company will issue certificated new notes, in exchange for the Global Notes. Holders of an interest in a Global Note may receive certificated new notes, at the option of the Company, in accordance with the DTC’s rules and procedures in addition to those provided for under the indenture. Beneficial interests in Global Notes held by any direct or indirect participant may also be exchanged for certificated new notes upon request to DTC, by such direct participant (for itself or on behalf of an indirect participant), to the Trustee in accordance with customary DTC procedures.

The information in this section concerning DTC and its book-entry systems has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

Same Day Settlement and Payment

The indenture will require that payments in respect of the new notes represented by the Global Notes (including principal, premium, if any, interest and liquidated damages, if any) be made by wire transfer of immediately available same day funds to the accounts specified by the holder of interests in such Global Notes. With respect to certificated new notes, the Company will make all payments of principal, premium, if any, interest and liquidated damages, if any, at the agency or office of the Company maintained for such purpose in the City and the State of New York or, at the Company’s option, by mailing a check to each such holder’s registered address.

The new notes represented by the Global Notes are expected to be eligible to trade in the PORTAL market and to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in the new notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any certificated new notes will also be settled in immediately available funds.

Registration Rights; Liquidated Damages

The Company, the Subsidiary Guarantors and the initial purchasers entered into a registration rights agreement on the closing date for the outstanding notes. In the registration rights agreement, the Company and the Subsidiary Guarantors agreed to file an exchange offer registration statement with the SEC within 100 days of the closing of the offering of the outstanding notes and use their respective reasonable best efforts to have it declared effective at the earliest possible time, but in no event later than 210 days following the closing date of the outstanding notes. The Company and the Subsidiary Guarantors will also agree to use their reasonable best efforts to cause the exchange offer registration statement to be effective continuously, to keep the exchange offer for the notes open for a period of not less than 20 business days and to cause the exchange offer to be consummated no later than the 30th business day after the exchange offer registration statement is declared effective by the SEC.

The registration rights agreement also provides that:

•	if the Company and the Subsidiary Guarantors fail to file any registration statement on or prior to the applicable deadline;

•	if such registration statement is not declared effective by the SEC on or before the applicable deadline;

•	if the exchange offer is not consummated on or before the 30th business day after the exchange offer registration statement is declared effective; and

•	if any registration statement is declared effective but thereafter ceases to be effective or useable in connection with resales of the outstanding notes during the periods specified in the registration rights agreement, for such time of non-effectiveness or non-usability (each of the foregoing four bullet points, a “Registration Default”), the Company and the Subsidiary Guarantors agree to pay each holder of outstanding notes affected thereby liquidated damages in an amount equal to $0.05 per week per $1,000 in principal amount of outstanding notes held by such holder for each week or portion thereof that the Registration Default continues for the first 90-day period immediately following the occurrence of such Registration Default. The amount of the liquidated damages shall increase by an additional $0.05 per week per $1,000 in principal amount of outstanding notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of liquidated damages of $0.25 per week per $1,000 in principal amount of outstanding notes. Following the cure of all Registration Defaults, the accrual of liquidated damages will cease. The Company shall not be required to pay liquidated damages for more than one Registration Default at any given time.

All accrued liquidated damages shall be paid by the Company to holders entitled thereto in the same manner and at the same time as interest on the new notes is paid. The outstanding notes and any registered new notes issued in exchange for the outstanding notes will constitute a single series of debt securities under the indenture. If an exchange offer is consummated, holders of outstanding notes who do not exchange their outstanding notes will vote together with the holders of the registered new notes for all relevant purposes under the indenture.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Accounts Receivable Subsidiary” means any Wholly Owned Subsidiary of the Company (i) which is formed solely for the purpose of, and which engages in no activities other than activities in connection with, financing accounts receivable of the Company and/or its Restricted Subsidiaries, (ii) which is designated by the Company as an Accounts Receivables Subsidiary pursuant to an officers’ certificate delivered to the Trustee, (iii) no portion of Indebtedness or any other obligation (contingent or otherwise) of which is at any time recourse to or obligates the Company or any Restricted Subsidiary in any way, or subjects any property or asset of the Company or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to (I) representations, warranties and covenants (or any indemnity with respect to such representations, warranties and covenants) entered into in the ordinary course of business in connection with the sale (including a sale in exchange for a promissory note of or Equity Interest in such Accounts Receivable Subsidiary) of accounts receivable to such Accounts Receivable Subsidiary or (II) any guarantee of any such accounts receivable financing by the Company or any Restricted Subsidiary that is permitted to be incurred pursuant to the covenant described under the caption entitled “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” (iv) with which neither the Company nor any Restricted Subsidiary of the Company has any contract, agreement, arrangement or understanding other than contracts, agreements, arrangements and understandings entered into in the ordinary course of business in connection with the sale (including a sale in exchange for a promissory note of or Equity Interest in such Accounts Receivable Subsidiary) of accounts receivable in accordance with the covenant described under the caption “Certain Covenants—Accounts Receivable Facilities” and fees payable in the ordinary course of business in connection with servicing accounts receivable and (v) with respect to which neither the Company nor any Restricted Subsidiary of the Company has any obligation (a) to subscribe for additional shares of Capital Stock or other Equity Interests therein or make any additional capital contribution or similar payment or transfer thereto other than in connection with the sale (including a sale in exchange for a promissory note of or Equity Interest in such Accounts Receivable Subsidiary) of accounts receivable to such Accounts Receivable Subsidiary in accordance with the covenant described under “Certain Covenants—Accounts Receivable Facilities” or (b) to maintain or preserve the solvency, any balance sheet term, financial condition, level of income or results of operations thereof.

“Acquired Debt” means, with respect to any specified person, (i) Indebtedness of any other person existing at the time such other person is merged with or into or became a Subsidiary of such specified person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other person merging with or into or becoming a Subsidiary of such specified person and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified person.

“Acquired Disqualified Stock” means, with respect to any specified person, Disqualified Stock of any other person existing at the time such other person is merged with or into or became a Subsidiary of such specified person, including, without limitation, Disqualified Stock incurred in connection with, or in contemplation of, such other person merging with or into or becoming a Subsidiary of such specified person.

“Acquired Preferred Stock” means, with respect to any specified person, Preferred Stock of any other person existing at the time such other person is merged with or into or became a Subsidiary of such specified person, including, without limitation, Preferred Stock incurred in connection with, or in contemplation of, such other person merging with or into or becoming a Subsidiary of such specified person.

“Acquiring Person” means a person other than a Subject Assets Transferee which acquires (i) all or a portion of the Subject Assets or (ii) an interest in a Subject Assets Transferee in connection with a Major Asset Sale.

“Adjusted Consolidated Cash Flow” means, for any period, the sum of Consolidated Cash Flow of the Company for such period plus the aggregate Distributable Joint Venture Cash Flow of the Company and its Restricted Subsidiaries, determined on a consolidated basis, for such period.

“Affiliate” of any specified person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the voting securities of a person shall be deemed to be control; provided further that the foregoing proviso shall not apply for purposes of clauses (g) and (i) of the covenant described under “Certain Covenants—Restricted Payments” or clause (d) of the definition of “Unrestricted Subsidiaries.”

“Asset Sale” means (i) the sale, lease, conveyance or other disposition (other than the creation of a Lien) of any assets other than the disposition of inventory, equipment or Cash Equivalents in the ordinary course of business consistent with past practices (provided that the sale, conveyance or other disposition of all or substantially all the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “Repurchase at the Option of Holders—Change of Control” and/or the provisions described above under the caption “Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant), (ii) the sale by the Company or any of its Restricted Subsidiaries of Equity Interests of any of the Company’s Restricted Subsidiaries, Unrestricted Subsidiaries or Joint Ventures and (iii) the issuance by any of the Company’s Restricted Subsidiaries of Equity Interests of such Restricted Subsidiary, in the case of clause (i), (ii) or (iii), whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $25 million or (b) for Net Proceeds in excess of $25 million. Notwithstanding the foregoing: (a) a transfer of assets by the Company to a Restricted Subsidiary or by a Restricted Subsidiary to the Company or to another Restricted Subsidiary; (b) an issuance of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary; (c) a Restricted Payment that is permitted by the covenant described under the caption “Certain Covenants—Restricted Payments”; (d) an issuance of Preferred Stock by a Finance Subsidiary that is permitted by the covenant described under the caption “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”; (e) sales (including a sale in exchange for a promissory note of or Equity Interest in such Accounts Receivable Subsidiary) of accounts receivable to an Accounts Receivable Subsidiary, in connection with any Receivables Facility; and (f) Sale and Leaseback Transactions will not be deemed to be an Asset Sale.

“Asset Sale Lien” means a Lien on the Subject Assets (including as a Lien for this purpose contractual rights with respect to the operation of the Subject Assets) arising in connection with a Major Asset Sale in favor of the Acquiring Person (or an Affiliate thereof) which Lien does not secure any Indebtedness.

“Attributable Debt” in respect of a Sale and Leaseback Transaction that is treated as a capital lease in accordance with GAAP means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

“Board of Directors” means the board of directors of the Company or any committee thereof duly authorized to act on behalf of such board of directors.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means (i) in the case of a corporation, corporate stock, (ii) in the case of an association or a business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person.

“Cash Equivalents” means (a) United States dollars, (b) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition, (c) demand deposits, time deposits and certificates of deposit with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year from the date of acquisition and overnight bank deposits, in each case with any bank or trust company organized or licensed under the laws of the United States or any State thereof having capital, surplus and undivided profits in excess of $500 million, (d) repurchase obligations with a term of not more than seven days for underlying securities of the type described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c) above, (e) commercial paper rated at least P-1 or A-1 by Moody’s or S&P, respectively, and in each case maturing within six months after the date of acquisition, (f) any fund investing exclusively in investments of the type described in clauses (a) through (e) above and (g) in the case of a Foreign Subsidiary, substantially similar investments denominated in foreign currencies (including similarly capitalized foreign banks).

“Consolidated Cash Flow” means, with respect to any person for any period, the Consolidated Net Income of such person for such period (less the Net Income of any Joint Venture to the extent included therein pursuant to clause (i) of the definition of “Consolidated Net Income”), plus, in each case, without duplication

(i) provision for taxes based on income or profits of such person and its Restricted Subsidiaries for such period (including any provision for taxes on the Net Income of any Joint Venture that is a pass-through entity for federal income tax purposes, to the extent such taxes are paid or payable by such person or any of its Restricted Subsidiaries), to the extent that such provision for taxes was included in computing such Consolidated Net Income,

(ii) the Fixed Charges of such person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income,

(iii) depreciation and amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) of such person and its Restricted Subsidiaries for such period to the extent that such depreciation and amortization were deducted in computing such Consolidated Net Income and

(iv) any non-cash charges reducing Consolidated Net Income for such period (excluding any such non-cash charge to the extent that it represents an accrual of or a reserve for cash expenses in any future period or an amortization of a prepaid cash expense that was paid in a prior period); minus

(v) any noncash items increasing Consolidated Net Income for such period,

in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the foregoing, the provision for taxes on the income or profits of, and the depreciation and amortization of, a Restricted Subsidiary of the referent person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in the same proportion) that the Net Income of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such person.

“Consolidated Net Income” means, with respect to any person for any period, the aggregate of the Net Income of such person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that

(i) the Net Income of any person that is not a Restricted Subsidiary shall be included only to the extent of the lesser of (x) the amount of dividends or distributions paid in cash (but not by means of a loan) to the referent person or a Restricted Subsidiary thereof or (y) the referent person’s (or a Restricted Subsidiary of the referent person’s) proportionate share of the Net Income of such other person,

(ii) the Net Income (but not loss) of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders,

(iii) the Net Income of any person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded and

(iv) the cumulative effect of a change in accounting principles shall be excluded.

“Consolidated Net Worth” means, with respect to any person as of any date, the sum of (i) the consolidated equity of the common stockholders of such person and its Restricted Subsidiaries as of such date plus (ii) the respective amounts reported on such person’s balance sheet as of such date with respect to any series of Preferred Stock (other than Disqualified Stock), less all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made in accordance with GAAP as a result of the acquisition of such business) subsequent to the date of the indenture in the book value of any asset owned by such person or a Restricted Subsidiary of such person, and excluding the cumulative effect of a change in accounting principles, all as determined in accordance with GAAP.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the date of the indenture or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election or any successor Continuing Directors appointed by such Continuing Directors (or their successors).

“Default” means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date on which the notes mature; provided that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such person to repurchase or redeem such Capital Stock upon the occurrence of an “asset sale” or a “change of control” occurring prior to the date on which the notes mature shall not constitute Disqualified Stock if the “asset sale” or “change of control” provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the “asset sale” provision of the Senior Subordinated Indenture or the provision contained in the “Repurchase at the Option of Holders—Change of Control” covenant described above and such Capital Stock specifically provides that such person will not repurchase or redeem any such stock pursuant to such provision prior to the Company’s repurchase of such notes as are required pursuant to such covenants.

“Distributable Joint Venture Cash Flow” means, with respect to any person for any period, in the case of each Joint Venture that is not a Restricted Subsidiary of the referent person, the sum of

(I) the lesser of:

(x) the amount of dividends or distributions paid in cash (but not by means of a loan) by such Joint Venture to the referent person or a Restricted Subsidiary thereof or

(y) the referent person’s (or a Restricted Subsidiary of the referent person’s) proportionate share of:

(i) the Net Income of such Joint Venture for such period, plus

(ii) to the extent deducted therefrom, depreciation and amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) of such Joint Venture for such period, plus

(iii) any non-cash charges reducing Net Income of such Joint Venture for such period (excluding any such non-cash charge to the extent that it represents an accrual of or a reserve for cash expenses in any future period or an amortization of a prepaid cash expense that was paid in a prior period), less

(iv) any non-cash items increasing Net Income of such Joint Venture for such period,

minus (II) the aggregate amount of all Investments made by the Company or any of its Restricted Subsidiaries in such Joint Venture during such period pursuant to clause (h) of the covenant described under “Certain Covenants—Restricted Payments,” in each case determined on a consolidated basis and in accordance with GAAP.

“Equistar Assumed Debt” means (i) the 6.5% Notes Due 2006 and the 7.55% Notes Due 2026, each issued by the Company pursuant to an Indenture dated as of January 29, 1996 between the Company and Texas Commerce Bank National Association, as Trustee, as supplemented by the First Supplemental Indenture dated as of February 15, 1996 and the Second Supplemental Indenture dated as of December 1, 1997; and (ii) Indebtedness under the medium term notes issued by the Company, maturing at various dates from 2002 to 2005; in each case outstanding as of the Issue Date and with respect to which either (x) the Company is a guarantor or (y) as between the Company and Equistar, Equistar is the primary obligor and the Company is an obligor; in each case, as may be amended from time to time, provided that any such amendment does not increase the principal amount thereof or interest rate applicable thereto or shorten the Weighted Average Life to Maturity or Stated Maturity thereof or add any Restricted Subsidiary as an obligor with respect thereto.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Existing ARCO Chemical Debt” means the 9.375% Debentures Due 2005, the 10.25% Debentures Due 2010 and the 9.8% Debentures Due 2020, all issued pursuant to the Indenture dated June 15, 1988 between the Company (as successor to ARCO Chemical Company) and The Bank of New York, as Trustee.

“Existing Credit Facility” means that certain Credit Agreement dated as of July 23, 1998 and as amended through the date hereof by and among the Company and JPMorgan Chase Bank, as administrative agent, and the other agents and lenders that are parties thereto, including any related notes, instruments and agreements executed in connection therewith, as amended, restated, modified, extended, renewed, refunded, replaced or refinanced, in whole or in part, from time to time, after the Issue Date (other than with the proceeds of the outstanding notes issued on the Issue Date), whether or not with the same lenders or agents.

“Existing Indebtedness” means Indebtedness of the Company and its Restricted Subsidiaries in existence, and considered Indebtedness of the Company or any of its Restricted Subsidiaries, on the Issue Date, until such amounts are repaid, including all reimbursement obligations with respect to letters of credit outstanding as of the date of the indenture.

“Existing Senior Secured Note Indentures” means the indentures among the Company, the Subsidiary Guarantors party thereto and The Bank of New York, as trustee, pursuant to which the Company issued the Existing Senior Secured Notes.

“Existing Senior Secured Notes” means the Company’s 9.625% Senior Secured Notes, Series A, Due 2007, its 9.875% Senior Secured Notes, Series B, Due 2007, its 9.5% Senior Secured Notes due 2008 and its 11.125% Senior Secured Notes due 2012.

“Finance Subsidiary” means a Restricted Subsidiary of the Company, all the Capital Stock of which (other than Preferred Stock) is owned by the Company that does not engage in any activity other than:

(i) holding of Indebtedness of the Company;

(ii) the issuance of Capital Stock; and

(iii) any activity necessary, incidental or related to the foregoing.

“Fixed Charge Coverage Ratio” means with respect to any person for any period, the ratio of the Adjusted Consolidated Cash Flow of such person for such period to the Fixed Charges of such person for such period. In the event that the Company or any of its Restricted Subsidiaries incurs, assumes or redeems any Indebtedness (other than revolving credit borrowings) or issues or redeems Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption or redemption of Indebtedness, or such issuance or redemption of Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of making the computation referred to above,

(i) acquisitions that have been made by the Company or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period,

(ii) the Adjusted Consolidated Cash Flow and Fixed Charges attributable to operations or businesses disposed of prior to the Calculation Date shall be excluded, but, in the case of such Fixed Charges, only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent person or any of its Restricted Subsidiaries following the Calculation Date and

(iii) if since the beginning of the four-quarter reference period any person was designated as an Unrestricted Subsidiary or redesignated as or otherwise became a Restricted Subsidiary, such event shall be deemed to have occurred on the first day of the four-quarter reference period.

“Fixed Charges” means, with respect to any person for any period, the sum, without duplication, of

(i) the consolidated interest expense of such person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letters of credit or bankers’ acceptance financings and net payments or receipts (if any) pursuant to Hedging Obligations),

(ii) the consolidated interest expense of such person and its Restricted Subsidiaries that was capitalized during such period,

(iii) any interest expense on Indebtedness of another person (other than Non-Recourse Debt of a Joint Venture or an Unrestricted Subsidiary secured by a pledge by the Company or any Restricted Subsidiary of Capital Stock which pledge is permitted by clause (k) or (1) of the covenant described under the caption “Certain Covenants—Restricted Payments”) that is Guaranteed by such person or one of its Restricted Subsidiaries or secured by a Lien on assets of such person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon), and

(iv) the product of (a) all dividend payments (other than any payments to the referent person or any of its Restricted Subsidiaries) on any series of Preferred Stock of such person and its Restricted Subsidiaries, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP;

provided that (i) interest payments by Equistar on the Equistar Assumed Debt and (ii) interest payments on Indebtedness of a Joint Venture shall, in each case, not be deemed Fixed Charges of the Company as of any date of determination when such Indebtedness is not considered Indebtedness of the Company or any Restricted Subsidiary of the Company.

“Foreign Subsidiary” means any Restricted Subsidiary that has 50% or more of its assets located outside the United States or any territory thereof.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, as in effect on the Issue Date.

“General Partner” means a Restricted Subsidiary of the Company or any of its Restricted Subsidiaries that has no assets and conducts no operations other than its ownership of a general partnership interest in a Joint Venture.

“Guarantee” means any obligation, contingent or otherwise, of any person directly or indirectly guaranteeing any Indebtedness or Disqualified Stock of any other person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or Disqualified Stock of such other person (including those arising by virtue of partnership arrangements (other than, in the case of the Company or a Restricted Subsidiary of the Company, with respect to the obligations of a Joint Venture, solely by virtue of a Restricted Subsidiary of the Company being the General Partner of such Joint Venture if, as of the date of determination, no payment on such Indebtedness or obligation has been made by such General Partner of such Joint Venture and such arrangement would not be classified and accounted for, in accordance with GAAP, as a liability on a consolidated balance sheet of the Company)) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or Disqualified Stock of the payment thereof or to protect such obligee against loss in respect thereof in whole or in part (including by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, to maintain financial statement conditions or otherwise); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Hedging Obligations” means, with respect to any person, the obligations of such person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, (ii) forward foreign exchange contracts or currency swap agreements, (iii) other agreements or arrangements designed to protect such person against fluctuations in interest rates or currency values and (iv) commodity price protection agreements or commodity price hedging agreements designed to manage fluctuations in prices or costs in raw materials, manufactured products or related commodities.

“Indebtedness” means, with respect to any person, any indebtedness of such person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker’s acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing net Hedging Obligations, except any such balance that constitutes an accrued expense or a trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet of such person prepared in accordance with GAAP, as well as all indebtedness of others secured by a Lien on any asset of such person whether or not such indebtedness is assumed by such person (provided that, for purposes of determining the amount of any Indebtedness of the type described in this clause, if recourse with respect to such Indebtedness is limited to such asset, the amount of such Indebtedness shall be limited to the lesser of the fair market value of such asset or the amount of such Indebtedness) and, to the extent not otherwise included, the Guarantee by such person of any indebtedness of the types described above of any other person; provided that Indebtedness shall not include the pledge by the Company or any of its Restricted Subsidiaries of the Capital Stock of a Joint Venture Subsidiary, an Unrestricted Subsidiary or a Joint Venture

permitted by clause (k) or (1) of the covenant described above under the caption “Certain Covenants—Restricted Payments” to secure Non-Recourse Debt of such Unrestricted Subsidiary or Joint Venture.

The Equistar Assumed Debt shall not constitute Indebtedness of the Company as of any date of determination if the Company has not made any principal or interest payments on such Indebtedness after the Issue Date; provided that, the payment by the Company of any principal or interest thereon shall be deemed to be an incurrence of such Indebtedness on the day of such payment.

The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof, in the case of any Indebtedness that does not require current payments of interest and (ii) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

“Investment Grade” means a rating of BBB- or higher by S&P or Baa3 or higher by Moody’s or the equivalent of such ratings by S&P or Moody’s. In the event that the Company shall select any other Rating Agency pursuant to the provisions of the definition thereof, the equivalent of such ratings by such Rating Agency shall be used.

“Investments” means, with respect to any person, all investments by such person in another person (including an Affiliate of such person) in the form of direct or indirect loans, advances or extensions of credit to such other person (including any Guarantee by such person of the Indebtedness or Disqualified Stock of such other person) or capital contributions or purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities of such other person, together with all items that are or would be classified as investments of such investing person on a balance sheet prepared in accordance with GAAP; provided that (x) trade credit and accounts receivable in the ordinary course of business, (y) commissions, loans, advances, fees and compensation paid in the ordinary course of business to officers, directors and employees and (z) reimbursement obligations in respect of letters of credit and tender, bid, performance, government contract, surety and appeal bonds, in each case solely with respect to obligations of the Company or any of its Restricted Subsidiaries shall not be considered Investments. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such person is no longer a Restricted Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the first paragraph of the covenant described above under the caption “Certain Covenants—Restricted Payments.”

“Issue Date” means May 20, 2003.

“Joint Venture” means any joint venture between the Company or any Restricted Subsidiary and any other person, whether or not such joint venture is a Subsidiary of the Company or any Restricted Subsidiary.

“Joint Venture Subsidiary” means a Subsidiary of the Company or any of its Subsidiaries that has no assets and conducts no operations other than its ownership of Equity Interests of a Joint Venture.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest (other than, in the case of Receivables Facilities, security interests under the Uniform Commercial Code arising solely by virtue of the application of Article 9 thereof to sales of accounts) or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, and any lease in the nature thereof) or the assignment or conveyance of any right to receive income therefrom.

“Lyondell TDI” means Lyondell Chimie France TDI, a French limited partnership and a wholly owned subsidiary of the Company.

“Major Asset Sale” means an Asset Sale designated by the Company by prior notice to the Trustee as a Major Asset Sale, so long as in connection therewith (i) the Company receives Net Proceeds in an aggregate amount not less than $1,000,000,000 (which shall be deemed Net Proceeds of such Major Asset Sale for purposes of the covenant described under the caption “Repurchase at the Option of Holders—Asset Sales”), (ii) at the time of such Major Asset Sale and after giving effect thereto, no Default shall exist, (iii) the sum of the gross cash proceeds received by the Company in respect of such Major Asset Sale plus the value of the interest of the Company in the Subject Assets Transferee (if any) after giving effect to such Major Asset Sale is not less than the value (as conclusively determined by the Board of Directors of the Company) of the portion of the Subject Assets transferred by the Company in connection with such Major Asset Sale, and (iv) the Company directly or indirectly is the operator of the Subject Assets in which it or a Subject Assets Transferee retains an interest. For purposes of clause (i) of this definition (1) a transaction that produces substantially the same economic result as a sale of a partial interest in an asset, as might be achieved, for instance, through contractual arrangements allocating future revenues and costs attributable to the asset, shall be deemed an Asset Sale even though there may be no change in title to the asset or in the ownership of the person that has title to the asset and (2) a subsequent related transaction with the same Acquiring person (or an Affiliate thereof) contemplated by the terms of the initial Major Asset Sale with such person shall, for purposes of determining the applicability of and compliance with this definition, be deemed a single cumulative transaction.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Net Income” means, with respect to any person, the net income (loss) of such person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends, excluding, however,

(i) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with

(a) any Asset Sale or any disposition pursuant to a Sale and Leaseback Transaction or

(b) the disposition of any securities by such person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such person or any of its Restricted Subsidiaries and

(ii) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.

“Net Proceeds” means the aggregate cash proceeds (excluding any proceeds deemed to be “cash” pursuant to the covenant described above under “Repurchase at the Option of Holders—Asset Sales”) received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be paid to holders of minority interests in Restricted Subsidiaries as a result of such Asset Sale, amounts required to be applied to the repayment of Indebtedness (other than Indebtedness under the Existing Credit Facility, the Existing Senior Secured Notes or the Existing ARCO Chemical Debt) secured by a Lien on any asset sold in such Asset Sale and any reserves for adjustment in respect of the sales price of such asset or assets established in accordance with GAAP and any reserve for future liabilities established in accordance with GAAP; provided that the reversal of any such reserve that reduced Net Proceeds when issued shall be deemed a receipt of Net Proceeds in the amount of such proceeds on such day.

“Non-Recourse Debt” means Indebtedness as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets (in each case, other than the stock of a Joint Venture or an Unrestricted Subsidiary or of a Joint Venture Subsidiary that has no assets and conducts no operations other than the holding, directly or indirectly, of Equity Interests of such Joint Venture pledged by the Company or any of its Restricted Subsidiaries to secure debt of such Joint Venture or Unrestricted Subsidiary) of the Company or any of its Restricted Subsidiaries.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness and in all cases whether direct or indirect, absolute or contingent, now outstanding or hereafter created, assumed or incurred and including, without limitation, interest accruing subsequent to the filing of a petition in bankruptcy or the commencement of any insolvency, reorganization or similar proceedings at the rate provided in the relevant documentation, whether or not an allowed claim, and any obligation to redeem or defease any of the foregoing.

“Payment Default” means any failure to pay any scheduled installment of interest or principal on any Indebtedness within the grace period provided for such payment in the documentation governing such Indebtedness.

“PBGC Settlement” means the settlement agreement between the Company and the Pension Benefit Guaranty Corporation (or any successor entity) as amended, modified, restated or replaced from time to time.

“Permitted Business” means the petrochemical, chemical and petroleum refining businesses and any business reasonably related, incidental, complementary or ancillary thereto.

“Permitted Investments” means:

(a) any Investment in the Company or in a Restricted Subsidiary of the Company that is engaged in a Permitted Business;

(b) any Investment in Cash Equivalents;

(c) any Investment by the Company or any Subsidiary of the Company in a person, if as a result of such Investment:

(i) such person becomes a Restricted Subsidiary of the Company engaged in a Permitted Business or

(ii) such person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company engaged in a Permitted Business;

(d) any non-cash consideration (other than a joint venture interest received in full or partial satisfaction of the 80% requirement in clause (ii) of the first paragraph of the covenant described above under the caption “Repurchase at the Option of Holders—Asset Sales”) received as consideration in an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “Repurchase at the Option of Holders—Asset Sales”;

(e) any acquisition of assets or Equity Interests solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

(f) Hedging Obligations entered into in the ordinary course of business and otherwise permitted under the indenture;

(g) Investments in an Accounts Receivable Subsidiary that, as conclusively determined by the Board of Directors, are necessary or advisable to effect a Receivables Facility;

(h) Investments in Unrestricted Subsidiaries and Joint Ventures in an aggregate amount, taken together with all other Investments made in reliance on this clause (h), not to exceed at any time outstanding $25 million (after giving effect to any reductions in the amount of any such Investments as a result of the repayment or other disposition thereof for cash, the amount of such reduction not to exceed the amount of such Investments previously made pursuant to this clause (h)); and

(i) any Investment received by the Company or any Restricted Subsidiary as consideration for the settlement of any litigation, arbitration or claim in bankruptcy or in partial or full satisfaction of accounts receivable owned by a financially troubled person to the extent reasonably necessary in order to prevent or limit any loss by the Company or any of its Restricted Subsidiaries in connection with such accounts receivable.

“Permitted Liens” means:

(i) Liens in favor of the Company or any Subsidiary Guarantor;

(ii) Liens securing the new notes and the Subsidiary Guarantees;

(iii) Liens on property of a person existing at the time such person is merged into or consolidated with the Company or any Restricted Subsidiary of the Company or becomes a Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger, consolidation or acquisition and do not extend to any assets of the Company or its Restricted Subsidiaries other than those of the person merged into or consolidated with the Company or that becomes a Restricted Subsidiary of the Company;

(iv) Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such acquisition;

(v) Liens (including the interest of a lessor under a capital lease) on any asset existing at the time of acquisition thereof or incurred within 180 days of the time of acquisition or completion of construction thereof, whichever is later, to secure or provide for the payment of all or any part of the purchase price (or construction price) thereof;

(vi) Liens incurred or assumed in connection with the issuance of revenue bonds the interest on which is exempt from federal income taxation pursuant to Section 103(b) of the Internal Revenue Code;

(vii) Liens imposed by law, such as laborers’ or other employees’, carriers’, warehousemen’s, mechanics’, materialmen’s and vendors’ Liens and Liens imposed by law on pipelines or pipeline facilities;

(viii) Liens arising by reason of deposits necessary to qualify the Company or any Restricted Subsidiary to conduct business, maintain self insurance or comply with any law and Liens securing the PBGC Settlement;

(ix) Liens to secure the performance of statutory obligations, tender, bid, performance, government contract, surety or appeal bonds or other obligations of a like nature incurred in the ordinary course of business;

(x) Liens existing on the Issue Date other than Liens securing Indebtedness under the Existing Credit Facility, the Existing Senior Secured Notes or the Existing ARCO Chemical Debt;

(xi) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings, prejudgment Liens that are being contested in good faith by appropriate proceedings and Liens arising out of judgments or awards against the Company or any Restricted Subsidiary with respect to which the Company or such Restricted Subsidiary at the time shall be prosecuting an appeal or proceedings for review and with respect to which it shall have secured a stay of execution pending such appeal or proceedings for review; provided that in each case any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(xii) easements, rights-of-way, restrictions, irregularities of title and other similar charges or encumbrances, not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(xiii) Liens securing reimbursement obligations with respect to commercial letters of credit obtained in the ordinary course of business which encumber documents and other property or assets relating to such letters of credit and products and proceeds thereof;

(xiv) Liens securing assets under construction arising from progress or partial payments by a customer of the Company or its Restricted Subsidiaries relating to such property or assets;

(xv) licenses or leases by the Company or any of its Restricted Subsidiaries as licensor or lessor in the ordinary course of business and otherwise permitted by the indenture for patents, copyrights, trademarks, trade names and other intellectual property;

(xvi) leases or subleases by the Company or any of its Restricted Subsidiaries as lessor or sublessor in the ordinary course of business and otherwise permitted by the indenture;

(xvii) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(xviii) Liens resulting from the deposit of funds or evidences of Indebtedness in trust for the purpose of (A) defeasing Indebtedness of the Company or any of its Restricted Subsidiaries (which defeasance is otherwise permitted under the indenture) having an aggregate principal amount at any one time outstanding not to exceed $25 million or (B) defeasing Indebtedness ranking pari passu with the new notes issued under the indenture; provided that the new notes issued under the indenture are defeased concurrently with such Indebtedness;

(xiv) from and after the first date when the new notes are rated Investment Grade, Liens on any asset of the Company other than any of the Company’s or any of its Restricted Subsidiary’s manufacturing plants or Liens on any Equity Interests of any Restricted Subsidiary that owns a manufacturing plant;

(xx) the pledge of Equity Interests of an Unrestricted Subsidiary or a Joint Venture (or of a Joint Venture Subsidiary that has no assets and conducts no operations other than the holding, directly or indirectly, of Equity Interests of such Joint Venture) organized (or designated as an Unrestricted Subsidiary and holding no other assets and conducting no other operations) to construct, own and/or operate a propylene oxide plant in the European Union to secure Non-Recourse Debt of such Joint Venture or Unrestricted Subsidiary;

(xxi) the pledge of Equity Interests of an Unrestricted Subsidiary or a Joint Venture (or of a Joint Venture Subsidiary that has no assets and conducts no operations other than the holding, directly or indirectly, of Equity Interests of such Joint Venture) organized (or designated as an Unrestricted Subsidiary and holding no other assets and conducting no other operations) to participate in the improvement of the Rhodia TDI Plant to secure Non-Recourse Debt of such Joint Venture or Unrestricted Subsidiary or Rhodia or a wholly owned subsidiary of Rhodia;

(xxii) Liens on equipment of the Company or any Restricted Subsidiary arising as a result of a sale and leaseback with respect to such equipment; provided that the proceeds from such sale and leaseback are applied pursuant to the covenant described above under the caption “Repurchase at the Option of Holders—Asset Sales”;

(xxiii) Asset Sale Liens;

(xxiv) customary Liens for the fees, costs and expenses of trustees and escrow agents pursuant to any indenture, escrow agreement or similar agreement establishing a trust or an escrow arrangement, and Liens pursuant to merger agreements, stock purchase agreements, asset sale agreements, option agreements and similar agreements in respect of the disposition of property or assets of the Company or any Restricted Subsidiary, to the extent such dispositions are permitted hereunder;

(xxv) netting provisions and setoff rights in favor of counterparties to agreements creating Hedging Obligations;

(xxvi) other Liens on assets of the Company or any Restricted Subsidiary of the Company securing Indebtedness that is permitted by the terms of the indenture to be outstanding having an aggregate principal amount at any one time outstanding not to exceed $100 million; and

(xxvii) Liens to secure a Permitted Refinancing incurred to refinance Indebtedness that was secured by a Lien permitted under the indenture and that was incurred in accordance with the provisions of the indenture; provided that such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than assets or property securing the Indebtedness so refinanced.

“Permitted Refinancing” means any Indebtedness of the Company or any of its Subsidiaries or Preferred Stock of a Finance Subsidiary issued in exchange for, or the net proceeds of which are used solely to extend, refinance, renew, replace, defease or refund, other Indebtedness of the Company or any of its Restricted Subsidiaries; provided that:

(i) the principal amount (or liquidation preference in the case of Preferred Stock) of such Permitted Refinancing (or if such Permitted Refinancing is issued at a discount, the initial issuance price of such Permitted Refinancing) does not exceed the principal amount of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of any premiums paid and reasonable expenses incurred in connection therewith);

(ii) such Permitted Refinancing or, in the case of Preferred Stock of a Finance Subsidiary, the Indebtedness issued to such Finance Subsidiary, has a Stated Maturity date later than the Stated Maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated by its terms in right of payment to the new notes or the Subsidiary Guarantees, such Permitted Refinancing, or, in the case of Preferred Stock, the Indebtedness issued to such Finance Subsidiary, has a Stated Maturity date later than the Stated Maturity date of, and is subordinated in right of payment to, the new notes on subordination terms at least as favorable to the holders of new notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(iv) such Indebtedness is incurred by the Company or a Subsidiary Guarantor (or such Preferred Stock is issued by a Finance Subsidiary) if the Company or a Subsidiary Guarantor is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(v) such Indebtedness is incurred by the Company or a Restricted Subsidiary (or such Preferred Stock is issued by a Finance Subsidiary) if a Restricted Subsidiary that is not a Subsidiary Guarantor is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Preferred Stock” means, with respect to any person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of preferred or preference stock of such person which is outstanding or issued on or after the date of the indenture.

“Qualified Equity Interests” shall mean all Equity Interests of a person other than Disqualified Stock of such person.

“Rating Agency” means (i) S&P or (ii) Moody’s or (iii) if neither S&P nor Moody’s shall exist, a nationally recognized securities rating agency or agencies, as the case may be, selected by the Company, which shall be substituted for S&P or Moody’s or both, as the case may be.

“Receivables Facility” means one or more receivables financing facilities or arrangements, as amended from time to time, pursuant to which the Company or any of its Restricted Subsidiaries sells (including a sale in exchange for a promissory note of or an Equity Interest in an Accounts Receivable Subsidiary) its accounts receivable to an Accounts Receivable Subsidiary.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interests issued or sold in connection with, and other fees paid to a person that is not the Company or a Restricted Subsidiary in connection with, any Receivables Facility.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a person means any Subsidiary of the referent person that is not an Unrestricted Subsidiary.

“Rhodia” means Rhodia S.A., a French company and the successor in interest to Rhone-Poulenc Chemie S.A. under the TDI Agreements.

“Rhodia TDI Plant” means the manufacturing facilities for the production of toluene diisocyanate, currently owned by Rhodia and located at Pont-de-Claix, France.

“Sale and Leaseback Transaction” means, with respect to any person, any arrangement with a lender or an investor providing for the leasing by such person of any property or asset of such person which has been or is being sold or transferred by such person to such lender or investor if such arrangement is accounted for as a capitalized lease by such person under GAAP.

“Senior Indebtedness” has the meaning assigned to such term in the Senior Subordinated Note Indenture.

“Senior Subordinated Note Indenture” means the indenture among the Company, the Subsidiary Guarantors party thereto and The Bank of New York, as trustee, pursuant to which the Company issued the Senior Subordinated Notes.

“Senior Subordinated Notes” means the 10.875% Senior Subordinated Notes Due 2009 issued by the Company pursuant to the Senior Subordinated Note Indenture.

“Significant Asset Sale” means an Asset Sale of (x) any of the Company’s or its Restricted Subsidiaries’ plants that (a) has a fair market value in excess of $50 million or (b) for Net Proceeds in excess of $50 million (a “Significant Asset”) or (y) a controlling interest in any Restricted Subsidiary that owns a Significant Asset (other than, in each case, an involuntary disposition, to the extent that the Existing Credit Facility (but not any refinancing thereof other than a credit facility with commercial banks and other lenders) permits the proceeds thereof to be reinvested prior to any mandatory prepayment of amounts outstanding thereunder).

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the Issue Date.

“Specified Joint Ventures” means (i) Equistar Chemicals, LP, (ii) LYONDELL-CITGO Refining LP and (iii) Lyondell Methanol Company, L.P.

“S&P” means Standard & Poor’s Corporation and its successors.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness (or any later date established by any amendment to such original documentation) and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subject Assets” means, with respect to any Major Asset Sale, the assets that are the subject of such Major Asset Sale.

“Subject Assets Transferee” means any Restricted Subsidiary or Joint Venture that becomes the owner of Subject Assets in connection with a Major Asset Sale.

“Subsidiary” means, with respect to any person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such person or one or more of the other Subsidiaries of that person (or a combination thereof) or (ii) any partnership (a) the sole general partner or the managing general partner of which is such person or a Subsidiary of such person or (b) the only general partners of which are such person or one or more Subsidiaries of such person (or any combination thereof) or (c) that is a Specified Joint Venture and as to which (i) a general partner of which is such person or a Subsidiary of such person, (ii) such person owns, directly or indirectly, 50% or more of the partnership interests of such Specified Joint Venture and (iii) the Board of Directors of such person has designated such Specified Joint Venture to be a “Subsidiary” (which designation shall be irrevocable for so long as such Specified Joint Venture satisfies the foregoing requirements). As of the Issue Date, none of the Specified Joint Ventures, other than Lyondell Methanol Company, L.P., are Subsidiaries of the Company. No Specified Joint Venture that otherwise would be a “Subsidiary” under this definition shall be deemed to be or become a Subsidiary or a Restricted Subsidiary until such designation would not result in a Default under “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” (provided that, if (i) such Specified Joint Venture would otherwise be or become a “Subsidiary” as a result of an Investment by the Company or any Restricted Subsidiary made after June 12, 2002, and (ii) such Investment is not made in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary or Joint Venture of the Company) of, Qualified Equity Interests of the Company, then this sentence shall not apply); at such time as the designation of such Specified Joint Venture would not result in a Default under “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” such Specified Joint Venture shall automatically be a Subsidiary and a Restricted Subsidiary (unless designated as an Unrestricted Subsidiary).

“Subsidiary Guarantor” means (i) ARCO Chemical Technology, Inc., ARCO Chemical Technology, L.P. and Lyondell Chemical Nederland, Ltd. and (ii) any other Subsidiary that executes a Subsidiary Guarantee in accordance with the provisions of the indenture, in each case, until the Subsidiary Guarantee of such person is released in accordance with the provisions of the indenture.

“TDI Agreements” means (i) the Share Purchase Agreement dated as of January 23, 1995 between ARCO Chemical Europe Inc. and Rhone-Poulenc Chemie S.A., as such agreement may be amended, supplemented or otherwise modified from time to time, (ii) the Processing Agreement dated as of January 23, 1995 between ARCO Chemical Chemie TDI and Rhone-Poulenc Chemie S.A., as such agreement may be amended, supplemented or otherwise modified from time to time, and (iii) the TDI License.

“TDI Assets” means (i) all rights of ARCO Chemical Europe Inc., ARCO Chemical Chemie TDI, ARCO Chemical Technology, L.P. and their respective successors under the TDI Agreements and (ii) all of Lyondell TDI’s customer lists relating to the Rhodia TDI Plant.

“TDI License” means the TDI Technology Agreement dated as of January 23, 1995 between ARCO Chemical Technology, L.P. and Rhone-Poulenc Chemie S.A., as such agreement may be amended, supplemented or otherwise modified from time to time.

“Unrestricted Subsidiary” means (i) any Subsidiary of the Company that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a board resolution, (ii) any Subsidiary of an Unrestricted Subsidiary and (iii) any Accounts Receivable Subsidiary. The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interest or Indebtedness of, or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided that

(a) any Guarantee (other than as a co-obligor of the Equistar Assumed Debt so long as the Equistar Assumed Debt is not considered Indebtedness of the Company pursuant to the definition thereof) by the

Company or any Restricted Subsidiary of any Indebtedness of the Subsidiary being so designated shall be deemed an “Incurrence” of such Indebtedness and an “Investment” by the Company or such Restricted Subsidiary (or both, if applicable) at the time of such designation,

(b) either (i) the Subsidiary to be so designated has total assets of $1,000 or less or (ii) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described above under the caption “Certain Covenants—Restricted Payments,”

(c) if applicable, the Investment and the incurrence of Indebtedness referred to in clause (a) of this proviso would be permitted under the covenants described above under the captions “Certain Covenants—Restricted Payments” and “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” and

(d) in the case of any Subsidiary that is a Joint Venture as of the date of its designation as an Unrestricted Subsidiary, such Subsidiary has an aggregate of 15% or more of its outstanding Capital Stock or other voting interests (other than directors’ qualifying shares) held by another person other than the Company or any Restricted Subsidiary or any Affiliate of the Company.

Any such designation by the Board of Directors of the Company pursuant to clause (i) above shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenants described above under the captions “Certain Covenants—Restricted Payments” and “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.”

If (i) at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements of clause (d) (because the Company has acquired more than 85% of the outstanding Capital Stock or other voting interests of any Subsidiary that was a Joint Venture on the date of its designation as an Unrestricted Subsidiary), or (ii) at any time the Company or any Restricted Subsidiary Guarantees any Indebtedness of such Unrestricted Subsidiary or makes any other Investment in such Unrestricted Subsidiary and such incurrence of Indebtedness or Investment would not be permitted under the covenants described above under the caption “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” or “Certain Covenants—Restricted Payments,” it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described above under the caption “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” the Company shall be in default of such covenant). The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall be permitted only if (i) such Indebtedness is permitted under the covenant described above under the caption “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” and (ii) no Default or Event of Default would be in existence following such designation.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” of any person means a Restricted Subsidiary of such person all the outstanding Equity Interests of which (other than directors’ qualifying shares) shall at the time be owned by such person or by one or more Wholly Owned Restricted Subsidiaries of such person or by such person and one or more Wholly Owned Restricted Subsidiaries of such person.

“Wholly Owned Subsidiary” of any person means a Subsidiary of such person all the outstanding Equity Interests of which (other than directors’ qualifying shares) shall at the time be owned by such person or by one or more Wholly Owned Subsidiaries of such person or by such person and one or more Wholly Owned Subsidiaries of such person.

Book-Entry, Delivery and Form

The following discussion regarding “Book-Entry, Delivery and Form” concerns only the new notes offered hereby.

The new notes will initially be represented by one or more permanent global notes in definitive, fully registered book-entry form (the “Global Notes”) and registered in the name of Cede & Co., as nominee of DTC. The Global Notes will be deposited on behalf of the acquirors of the new notes with a custodian for DTC for credit to the respective accounts of acquirors or such other accounts as they direct DTC. See “The Exchange Offer—Procedures for Tendering—Book-Entry Transfer.”

The Global Notes

We expect that under procedures established by DTC:

•	upon deposit of the Global Notes with DTC or its custodian, DTC will credit on its internal system a portion of the Global Notes that shall be composed of the corresponding respective amounts of the Global Notes to the respective accounts of persons who have accounts with the depository, and

•	ownership of the notes will be shown on, and the transfer or ownership will be effected only through records maintained by DTC or its nominee, with respect to interests and records of participants and with respect to interests of persons other than participants.

So long as DTC or its nominee is the registered owner of the Global Notes, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the new notes represented by the Global Notes for all purposes under the indenture and under the new notes represented thereby. Except as provided below, owners of beneficial interest in Global Notes will not:

•	be entitled to have new notes represented by Global Notes registered in their names,

•	receive or be entitled to receive physical delivery of certificated new notes or

•	be considered the owners or holders of the Global Notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee.

Payments of the principal of, and interest on, a Global Note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the Company, the Subsidiary Guarantors, the Trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global Note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

We expect that DTC will take any action permitted to be taken by a holder of new notes (including the presentation of new notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interest in a Global Note is credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the indenture or the new notes, DTC will exchange the applicable Global Note for Certificated Notes, which it will distribute to its participants.

Although DTC, Euroclear and Clearstream are expected to follow the foregoing procedures in order to facilitate transfers of interests in a Global Note among participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of the Company, the Subsidiary Guarantors or the Trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Description of DTC

The description of the operations of DTC set forth below is provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to change from time to time. We do not take any responsibility for these operations or procedures, and investors are urged to contact DTC or it participants directly to discuss these matters.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. DTC’s direct Participants include:

•	securities brokers and dealers;

•	banks, trust companies; and

•	clearing corporations and certain other organizations.

Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (indirect participants). Investors who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants.

The rules applicable to DTC and its participants are on file with the SEC.

Certificated Notes

Interest in the Global Notes may be exchanged for certificated securities if:

•	we notify the Trustee in writing that DTC is no longer willing or able to at as a depositary or DTC ceases to be registered as a clearing agency under the Securities Exchange Act and a successor depositary is not appointed within 90 days of notice or cessation;

•	we, at our option, notify the Trustee in writing that we elect to cause the issuance of notes in certificated form under the indenture; or

•	other events occur as provided in the indenture.

Upon the occurrence of any of the events described in the preceding sentence, we will cause the appropriate certificated securities to be delivered.

None of the Company, any Subsidiary Guarantor or the Trustee shall be liable for any delay by DTC or any participant or indirect participant in identifying the beneficial owners of the related new notes, and each person may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the new notes to be issued.

Same Day Settlement and Payment

The indenture requires that payments in respect of the new notes represented by the Global Notes (including principal, premium, if any, interest and liquidated damages, if any) be made by wire transfer of immediately available same day funds to the accounts specified by the holder of the Global Notes. With respect to new notes in certificated form, we will make all payments at the agency or office maintained for such purpose or, at our option, by mailing a check to each holder’s registered address.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a global note by or through a Euroclear or Clearstream participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

As used below in this “Description of New Notes,” except as otherwise specified, the term “new note” and “new notes” means the new notes offered hereby together with any outstanding unregistered notes that are not validly tendered and exchanged in the exchange offer. All such notes will vote together as a single class for all purposes under the indenture.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS FOR

NON-U.S. HOLDERS OF NOTES

The following general discussion summarizes certain of the material United States federal income tax consequences of the exchange of the outstanding notes for the new notes and the ownership and disposition of the new notes applicable to Non-U.S. Holders. For purposes of this discussion, “Non-U.S. Holder” generally means any beneficial owner of notes other than (i) a citizen or resident of the United States, (ii) a corporation created or organized in the United States or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is includible in its gross income for United States federal income tax purposes without regard to its source, or (iv) a trust if a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all substantial decisions of the trust. If a partnership (including for this purpose an entity treated as a partnership for United States federal income tax purposes) is a beneficial owner of notes, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. Non-U.S. Holders should consult their tax advisors about the United States federal income tax consequences of holding notes through a partnership.

This discussion is a summary for general information only and does not consider all aspects of United States federal income taxation that may be relevant to a Non-U.S. Holder in light of that Non-U.S. Holder’s particular circumstances, nor does it address the federal income tax consequences to Non-U.S. Holders subject to special treatment under the federal income tax laws, such as brokers or dealers in securities or currencies, certain securities traders, tax-exempt entities, banks, thrifts, insurance companies, other financial institutions, persons that hold the notes as a position in a “straddle” or as part of a “synthetic security,” “hedging,” “conversion” or other integrated instrument, persons that acquire notes in connection with the performance of services, investors in pass-through entities and certain United States expatriates. Further, this summary does not address any state, local or foreign tax consequences of the exchange of outstanding notes for the new notes or the ownership or disposition of the new notes.

Non-U.S. Holders should consult their own tax advisors concerning the application of federal income tax laws, as well as the laws of any state, local, or foreign taxing jurisdiction to the exchange of outstanding notes for new notes and the ownership and disposition of new notes in their particular situations.

Exchange Offer

The exchange of any outstanding note for a new note in the exchange offer will not constitute a taxable exchange of the outstanding note. As a result, each Non-U.S. Holder will have the same adjusted tax basis and holding period in the new notes as it had in the outstanding notes immediately before the exchange. Accordingly, the discussion below makes no distinction between the outstanding notes and the new notes.

Payment of Interest

Interest paid by Lyondell to Non-U.S. Holders will generally not be subject to United States federal income or withholding tax provided that:

•	the beneficial owner of the note does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Lyondell entitled to vote;

•	the beneficial owner of the note is not a controlled foreign corporation that is related to Lyondell through stock ownership; and

•	the requirements of section 871(h) or 881(c) of the United States Internal Revenue Code of 1986, as amended to the date hereof (the “Code”), are satisfied as described below under the heading “Owner Statement Requirement.”

Notwithstanding the above, unless the holder qualifies for an exemption from such tax or a lower tax rate under an applicable treaty, a Non-U.S. Holder that is engaged in the conduct of a United States trade or business will be subject to:

•	United States federal income tax on interest that is effectively connected with the conduct of such trade or business; and

•	if the Non-U.S. Holder is a corporation, a United States branch profits tax equal to 30% (or lower treaty rate, if applicable) of its “effectively connected earnings and profits” as adjusted for the taxable year.

Gain on Disposition

A Non-U.S. Holder will generally not be subject to United States federal income tax on gain recognized on a sale, redemption or other disposition of a note unless:

•	the gain is effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder; or

•	in the case of a Non-U.S. Holder who is a nonresident alien individual, such holder is present in the United States for 183 or more days during the taxable year and certain other requirements are met.

However, to the extent that disposition proceeds represent interest accruing between interest payment dates, a Non-U.S. Holder may be required to establish an exemption from United States federal income tax. (See “Payment of Interest” above.)

Any gain recognized on a sale, redemption or other disposition of a note that is effectively connected with the conduct of a United States trade or business by a Non-U.S. Holder will be subject to United States federal income tax on a net income basis in the same manner as if such holder were a United States person and, if such Non-U.S. Holder is a corporation, such gain may also be subject to the 30% United States branch profits tax (or lower treaty rate, if applicable) described above.

Federal Estate Taxes

A note held by an individual who at the time of death is not a citizen or resident of the United States for United States federal estate tax purposes will not be subject to United States federal estate tax as a result of such individual’s death, provided that:

•	the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Lyondell entitled to vote; and

•	the interest accrued on the note was not effectively connected with a United States trade or business of the individual at the individual’s death.

Owner Statement Requirement

In order to claim an exemption from United States federal withholding tax with respect to payments of interest on a note, sections 871(h) and 881(c) of the Code require that either the beneficial owner of the note or a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and that holds a note on behalf of such owner file a statement with Lyondell or its agent representing that the beneficial owner is not a United States person. Under current regulations, this requirement will be satisfied if the Company or its agent receives:

•	a statement from the beneficial owner certifying under penalty of perjury that such owner is not a United States person and that provides certain information required under the regulations; or

•	a statement from the financial institution holding the note on behalf of the beneficial owner certifying, under penalties of perjury, that it has received Lyondell’s statement, together with a copy of the owner’s statement.

The beneficial owner must inform Lyondell or its agent, as applicable, or the financial institution, as applicable, within 30 days of any change in information on the owner’s statement.

The United States federal income tax discussion set forth above is included for general information only and may not be applicable to a Non-U.S. Holder’s particular situation. Non-U.S. Holders of the notes should consult tax advisors with respect to the tax consequences to them of the exchange of the outstanding notes for the new notes and the ownership and disposition of the new notes, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in United States federal or other tax laws.

PLAN OF DISTRIBUTION

Based on interpretations by the staff of the SEC in no action letters issued to third parties, we believe that you may transfer new notes issued under the exchange offer in exchange for the outstanding notes if:

•	you acquire the new notes in the ordinary course of your business; and

•	you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of new notes.

Broker-dealers receiving new notes in the exchange offer will be subject to a prospectus delivery requirement with respect to resales of the new notes.

We believe that you may not transfer new notes issued under the exchange offer in exchange for the outstanding notes if you are:

•	our “affiliate” within the meaning of Rule 405 under the Securities Act;

•	a broker-dealer that acquired outstanding notes directly from us; or

•	a broker-dealer that acquired outstanding notes as a result of market-making or other trading activities without compliance with the registration and prospectus delivery provisions of the Securities Act.

To date, the staff of the SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as this exchange offer, other than a resale of an unsold allotment from the original sale of the outstanding notes, with the prospectus contained in the exchange offer registration statement. In the registration rights agreement, we have agreed to permit participating broker-dealers to use this prospectus in connection with the resale of new notes. We have agreed that, for a period of up to 180 days after the closing of the exchange offer, we will make this prospectus, and any amendment or supplement to this prospectus, available to any broker-dealer that requests these documents in the letter of transmittal. In addition, until September 8, 2003 all dealers effecting transactions in the new notes may be required to deliver a prospectus.

If you wish to exchange your outstanding notes for new notes in the exchange offer, you will be required to make representations to us as described in “The Exchange Offer—Purpose and Effect of the Exchange Offer” and “The Exchange Offer—Your Representations to Us” of this prospectus and in the letter of transmittal. In addition, if you are a broker-dealer who receives new notes for your own account in exchange for outstanding notes that were acquired by you as a result of market-making activities or other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale by you of new notes.

We will not receive any proceeds from sale of new notes by broker-dealers. Broker-dealers who receive new notes for their own account in the exchange offer may sell them from time to time in one or more transactions either:

•	in the over-the-counter market;

•	in negotiated transactions;

•	through the writing of options on the new notes or a combination of methods of resale; or

•	at market prices or negotiated prices.

Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any new notes. Any broker-dealer that resells new notes it received for its own account in the exchange offer and any broker or dealer that participates in a distribution of new notes may be deemed to be an “underwriter” within the meaning of the Securities Act. Any profit on any resale of new notes and any commissions or concessions received by any persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivery a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning the Securities Act.

We have agreed to pay all expenses incidental to the exchange offer other than commissions and concessions of any broker or dealers. We will indemnify holders of the outstanding notes, including any broker-dealers, against some liabilities, including liabilities under the Securities Act, as provided in the registration rights agreement.

LEGAL MATTERS

Baker Botts L.L.P., Houston, Texas, counsel for Lyondell Chemical Company, has issued an opinion about the legality of the new notes.

EXPERTS

The consolidated financial statements of Lyondell Chemical Company as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002, incorporated in this prospectus by reference to the Lyondell Chemical Company Annual Report on Form 10-K for the year ended December 31, 2002, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Equistar Chemicals, LP as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002, incorporated in this prospectus by reference to the Lyondell Chemical Company Annual Report on Form 10-K for the year ended December 31, 2002, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

The financial statements of LYONDELL-CITGO Refining LP as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002, incorporated in this prospectus by reference to the Lyondell Chemical Company Annual Report on Form 10-K for the year ended December 31, 2002, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

Lyondell Chemical Company